Customer/Service Provider Confidential	Execution Copy

EXHIBIT 10.1

AGREEMENT
FOR BUSINESS PROCESS AND SUPPORT SERVICES
BETWEEN
NISOURCE CORPORATE SERVICES COMPANY
AND
INTERNATIONAL BUSINESS MACHINES CORPORATION

Customer/Service Provider Confidential	Execution Copy
TABLE OF CONTENTS
Page

1. RECITALS/STRUCTURE OF AGREEMENT/TERM	1
1.1 Recitals	1
1.2 Structure of Agreement	2
1.3 Term of Agreement	2
1.4 Extension of Services	2

2. DEFINITIONS	3
2.1 Definitions Exhibit	3
2.2 Other Terms	3

3. THE SERVICES	3
3.1 Obligation to Provide Services	3
3.2 Service Levels/Service Credits	4
3.3 Business Continuity Planning Services and Disaster Recovery Services	5
3.4 Audits	5
3.5 Service Provider Cooperation with Authorized User Examinations	8
3.6 Equipment and Facilities	8
3.7 Security	12
3.8 Technical Architecture/Technology Refresh/Technology and Business Process Evolution	12
3.9 Customer Owned Software — Existing	13
3.10 Third Party Provider Software — Existing	14
3.11 Service Provider Software/New Service Provider Software Added During the Term	14
3.12 Software Licenses/Changes to the Software-Substitutions and Additions	15
3.13 Software Currency	17
3.14 Terms of Acquisition by Service Provider of Third Party Provider Software	18
3.15 Third Party Contracts — Compliance, Substitutions and Additions	18
3.16 New Services	18
3.17 Affiliates, Acquisitions and Divestitures	19
3.18 Viruses	20
3.19 Compliance with Laws, Regulations and Policies	20

4. WARRANTIES/REPRESENTATIONS/COVENANTS	23
4.1 Work Standards	23
4.2 Non-Infringement	23
4.3 Disabling Code	23
4.4 Authorization and Enforceability	23
4.5 Maintenance/Deliverables Conformance to Specifications	24
4.6 Efficiency and Cost Effectiveness	24
4.7 Software Ownership or Use	24
4.8 Inducements	24
4.9 Disclaimer	24
4.10 Regulatory Approvals and Licenses	25
4.11 Date Warranty	25
4.12 Covenant of Cooperation and Good Faith	25
4.13 Absence of Litigation	25
4.14 No Solicitation	25
4.15 Service Provider to Provide and Manage Necessary Resources	26
4.16 Functionality, Performance, Capabilities, etc.	26
4.17 Export; Immigration	26
4.18 IP Rights License	27

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4.19 Services Not to be Withheld	27
4.20 Service Provider Disqualification	27
4.21 ISO 9001	27

5. TRANSFER, TRANSITION AND TRANSFORMATION	28
5.1 Transition Plans	28
5.2 Transformation Plan	29
5.3 Affected Employees	29

6. GOVERNANCE	30
6.1 Relationship Management and Contract Governance Model	30
6.2 Meetings	30
6.3 Procedures Manual(s)/Training Materials	30
6.4 Change Control Process	31
6.5 Reports	32

7. SERVICE PROVIDER PERSONNEL	33
7.1 Account Executive	33
7.2 Replacement of Personnel	33
7.3 Key Service Provider Personnel and Positions	33
7.4 Service Provider Personnel Requirements	34
7.5 Retention of Experienced Personnel	34

8. RELATIONSHIP PROTOCOLS	35
8.1 Annual Updating of Exhibits and Schedules	35
8.2 Required Consents	35
8.3 Appointment as Attorney In Fact	36
8.4 Conflicts of Interests	37
8.5 Alternate Providers/Non-Exclusive	37
8.6 Use of Subcontractors	38

9. CHARGES; INVOICES; PAYMENT; BENCHMARKING; ETC.	39
9.1 Fees/Credits/Inflation Adjustment	39
9.2 Invoicing and Payment	40
9.3 Taxes	41
9.4 Customer Satisfaction	42
9.5 Benchmarking	42
9.6 Data Transport — Market Watch	42
9.7 New Services	43
9.8 Disputed Fees/Credits	43

10. INTELLECTUAL PROPERTY RIGHTS	43
10.1 Reserved	43
10.2 Service Provider Materials; Materials Developed by Service Provider or Jointly Developed	43
10.3 Customer Materials	45
10.4 Derivative Works of Service Provider Materials Developed Solely by Customer	45
10.5 Limitation	45
10.6 Assignment	45
10.7 Licenses to Third Parties	46
10.8 Sale of an Affiliate	46
10.9 Licenses to Customer	46
10.10 Obligations Regarding Materials	46
10.11 Moral Rights	46

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11. CONFIDENTIALITY AND DATA	46
11.1 Company Information	46
11.2 Obligations	47
11.3 Exclusions	48
11.4 Data Ownership	48
11.5 Loss of or Unauthorized Access to Company Information; Intrusions	49
11.6 Data Privacy	49
11.7 Limitation	50

12. TERMINATION	50
12.1 Termination by the Customer	50
12.2 Termination by Service Provider	52
12.3 Termination/Expiration Assistance	52
12.4 Other Rights Upon Termination	53
12.5 Effect of Partial Termination	56
12.6 Effect of Termination/Survival of Selected Provisions	56

13. LIABILITY	57
13.1 Liability Caps	57
13.2 Exclusions and Exceptions	57
13.3 Direct Damages and Cover Fees	59
13.4 Savings Clause/Dependencies	59
13.5 Service Credits	59
13.6 Fraud and Theft	59
13.7 Excused Performance	59

14. INDEMNITIES	60
14.1 Service Provider Indemnity Obligations	60
14.2 Indemnity by the Customer	62
14.3 Employment Actions	64
14.4 Exclusive Remedy	64
14.5 Indemnification Procedures	64
14.6 Governmental Claims	65

15. INSURANCE AND RISK OF LOSS	66
15.1 Service Provider Insurance	66
15.2 Risk of Property Loss	67
15.3 Mutual Waiver of Subrogation	67

16. DISPUTE RESOLUTION	67
16.1 Dispute Resolution Procedures	67
16.2 Continued Performance	69
16.3 Expedited Dispute Resolution	69

17. GENERAL	69
17.1 Relationship of Parties; Publicity	69
17.2 Entire Agreement, Updates, Amendments and Modifications	70
17.3 Force Majeure	70
17.4 Waiver	71
17.5 Severability	71
17.6 Counterparts	71
17.7 Governing Law	71
17.8 Binding Nature and Assignment	72
17.9 Notices	72

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17.10 No Third Party Beneficiaries	73
17.11 Other Documents	73
17.12 Liens	73
17.13 Headings	73
17.14 Remarketing	74
17.15 Commencement of Actions	74
17.16 Currency	74
17.17 Consents and Approvals	74
17.18 Professional Advice	74
17.19 Duty to Mitigate	74
17.20 Remedies	74

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EXHIBITS AND SCHEDULES
Exhibits to this Agreement

Exhibit	Title
1	Definitions

2	Statements of Work by Service Tower

- Schedule 2.1 — IT

- Schedule 2.2 — F&A

- Schedule 2.3 — HR

- Schedule 2.4 — Supply Chain

- Schedule 2.5 — Meter to Cash

- Schedule 2.6 — Call Centers

- Schedule 2.7 — Sales Centers

- Schedule 2.8 — WMS

3	Service Levels

Schedule 3.1 — Service Level Management Methodology

- Schedule 3.2 — Service Level Agreements by Service Tower

- Schedule 3.2.1 – IT

- Schedule 3.2.2 — F&A

- Schedule 3.2.3 — HR

- Schedule 3.2.4 — Supply Chain

- Schedule 3.2.5 — Meter to Cash

- Schedule 3.2.6 — Call Centers

- Schedule 3.2.7 — Sales Centers

- Schedule 3.3 — Service Level Definitions by Service Tower

- Schedule 3.3.1 — IT

- Schedule 3.3.2 — F&A

- Schedule 3.3.3 — HR

- Schedule 3.3.4 — Supply Chain

- Schedule 3.3.5 — Meter to Cash

- Schedule 3.3.6 — Call Centers

- Schedule 3.3.7 — Sales Centers

4	Pricing, Invoicing & Payment

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Exhibit	Title
- Schedule 4.1 — Pricing Methodology

- Schedule 4.2 — Pricing Tables

- Schedule 4.3 — Termination Matrix

- Schedule 4.4 — Form of Invoice & Supporting Data

- Schedule 4.5 — Reserved

- Schedule 4.6 — Customer’s Financial Base Case

- Schedule 4.7 — [Reserved]

5	Benchmarking

- Schedule 5.1 — Benchmarking Methodology

- Schedule 5.2 — Approved Benchmarkers by Service Tower

- Schedule 5.2.1 — IT

- Schedule 5.2.2 — F&A

- Schedule 5.2.3 — HR

- Schedule 5.2.4 — Supply Chain

- Schedule 5.2.5 — Meter to Cash

- Schedule 5.2.6 — Call Centers

- Schedule 5.2.7 — Sales Centers

6	Service Categories by Service Tower

- Schedule 6.1 — IT

- Schedule 6.2 — F&A

- Schedule 6.3 — HR

- Schedule 6.4 — Supply Chain

- Schedule 6.5 — Meter to Cash

- Schedule 6.6 — Call Centers

- Schedule 6.7 — Sales Centers

7	Human Resources

- Schedule 7.1 — Transfer Provisions

- Schedule 7.2 — Reserved

- Schedule 7.3 — Affected Employees

- Schedule 7.4 — Key Service Provider Personnel and Positions

8	Governance

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Exhibit	Title
9	Service Locations

- Schedule 9.1 — Service Provider Service Delivery Locations

- Schedule 9.2 — Customer Service Recipient Locations

10	Form of Procedures Manual(s)

11	Current and Planned Projects by Service Tower

- Schedule 11.1 — IT

- Schedule 11.2 — F&A

- Schedule 11.3 — HR

- Schedule 11.4 — Supply Chain

- Schedule 11.5 — Meter to Cash

- Schedule 11.6 — Call Centers

- Schedule 11.7 — Sales Centers

12	Equipment Assets

13	Software Assets

14	Third Party Contracts

15	Reports

16	Customer Satisfaction

- Schedule 16.1 — Form of Initial Survey

- Schedule 16.2 — Continuous Customer Satisfaction

17	Business Continuity Planning

18	Disaster Recovery

- Schedule 18.1 — Disaster Recovery Plan(s)

- Schedule 18.2 — Designated Critical Services

19	Standards, Policies & Procedures

- Schedule 19.1 — Reserved

- Schedule 19.2 — Safety and Security Procedures

- Schedule 19.3 — Record Retention Policies

- Schedule 19.4 — Compliance Requirements and Customer Internal Controls Requirements Policy

- Schedule 19.5 — Reserved

20	Competitors

- Schedule 20.1 — Service Provider Competitors

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Exhibit	Title
- Schedule 20.2 — Customer Competitors

21	Service Provider Use Of Customer Facilities

22	Transition by Service Tower

- Schedule 22.1 — Transition Management Methodology

- Schedule 22.2 — Transition Plans & Milestones

- Schedule 22.2.1 — IT

- Schedule 22.2.2 — F&A

- Schedule 22.2.3 — HR

- Schedule 22.2.4 — Supply Chain

- Schedule 22.2.5 — Meter to Cash

- Schedule 22.2.6 — Call Centers

- Schedule 22.2.7 — Sales Centers

23	Transformation by Service Tower

- Schedule 23.1 — Transformation Management Methodology

- Schedule 23.2 — Transformation Plans & Milestones by Service Tower

- Schedule 23.2.1 — IT

- Schedule 23.2.2 — F&A

- Schedule 23.2.3 — HR

- Schedule 23.2.4 — Supply Chain

- Schedule 23.2.5 — Meter to Cash

- Schedule 23.2.6 — Call Centers

- Schedule 23.2.7 — Sales Centers

24	Service Provider Approved Subcontractors

25	Service Provider and Service Provider Third Party Software and Tools

- Schedule 25.1 Restricted Software and Tools

26	Technology Refresh

27	Service Provider Technical Architecture

28	Other Matters

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Customer/Service Provider Confidential	Execution Copy
          This AGREEMENT FOR BUSINESS PROCESS AND SUPPORT SERVICES (this “Agreement”), dated as of June 20, 2005 (the “Effective Date”), is entered into between NiSource Corporate Services Company, a Delaware corporation (the “Customer”), and International Business Machines Corporation, a New York corporation (the “Service Provider”).
RECITALS
     WHEREAS, the Service Provider is a provider of a broad range of business process and operations support services for customers including, without limitation, information technology, information management, call/contact center support services, supply chain management, finance and accounting support services and human resources support and related services;
     WHEREAS, the Service Provider is experienced and skilled in the administration, management, provision, performance and delivery of such services and the business functions, responsibilities and tasks attendant with such services;
     WHEREAS, the Service Provider desires to provide certain of these services to the Customer Group (as defined herein) for the Customer Business (as defined herein), and to perform and assume the functions, responsibilities and tasks attendant with such services as currently performed by the Customer for the Customer Business and the Customer Group and as envisioned to be required for the Customer Business and the Customer Group in the future;
     WHEREAS, the Customer desires that such services for the Customer Business and the Customer Group and the attendant functions, responsibilities and tasks, be performed and assumed by the Service Provider;
     WHEREAS, the Parties have identified specific goals for the Service Provider’s business process and operations support services that they intend that the Service Provider’s performance pursuant to this Agreement will achieve. These goals include: (i) delivering performance that matches or exceeds current Customer Group service levels and functionality at reduced cost in 2005 and continuing to deliver service improvements and cost reductions in the functions encompassed by the Services (as defined herein) in future years; (ii) transforming and then continuing to evolve and integrate certain business functions and process solutions encompassed by the Services to deliver to the Customer Group a set of solutions that are and remain market competitive throughout the Term (as defined herein); (iii) enhancing the current functionality of the in-scope processes and systems and supporting the Customer in its efforts to improve the internal controls of the Customer Group and the Customer Business with respect to the scope of the Services and operations covered by this Agreement; (iv) securing favorable rates for current and additional resource consumption and for reductions in resource consumption and increasing flexibility regarding resources chargeable and available to the Customer Group and committed by the Service Provider to the Customer Group; (v) creating variable, unit based pricing to provide the Services and provide the Customer Group with more predictable costs; and (vi) achieving a risk mitigated transition of the Customer Group infrastructure and processes to the Service Provider with a level of business interruption acceptable to the Customer.
     NOW, THEREFORE, for and in consideration of the agreements of the Parties set forth below and intending to be legally bound, the Customer and the Service Provider hereby agree as follows:
1. RECITALS/STRUCTURE OF AGREEMENT/TERM
     1.1 Recitals
The Recitals are intended to be a statement of the purposes of and basis for this Agreement and are not intended to alter the plain meaning of the terms and conditions of this Agreement or to require any Party to undertake performance obligations not required by this Agreement. To the extent that the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be interpreted and construed consistent with the purposes set forth in the Recitals.

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     1.2 Structure of Agreement
(a)	The initial Services will be grouped around the following eight (8) platforms or clusters of services: (i) Customer Contact Center, (ii) Sales Center, (iii) Work Management Systems — GIS Mapping, (iv) Finance and Accounting, (v) Meter-to-Cash, (vi) Human Resources and Communications, (vii) Information Technology and (viii) Supply Chain. Each such platform/cluster of services is herein referred to individually as a “Service Tower” and collectively as the “Service Towers.” The Exhibits and Schedules (including the Annexes, Appendices and Attachments thereto) will collectively define the Services to be provided by the Service Provider under the Service Towers and such Exhibits and Schedules (including the Annexes, Appendices and Attachments thereto)and the main body of this Agreement set forth the terms and conditions upon which the Services will be provided.

(b)	This Agreement is comprised of the provisions set forth in this Agreement, and in the various Exhibits and Schedules (including the Annexes, Appendices and Attachments thereto)referenced herein. All references to this Agreement shall include the Exhibits and Schedules (including the Annexes, Appendices and Attachments thereto)to this Agreement. All references to Exhibits to this Agreement shall include the Schedules (including the Annexes, Appendices and Attachments thereto), if any, to such Exhibits.

(c)	In the event of a conflict between (i) the terms and conditions in the main body of this Agreement and the terms of any Exhibit or Schedule (including the Annexes, Appendices and Attachments thereto), the terms and conditions in the main body of this Agreement shall prevail or (ii) the terms of the Exhibits to this Agreement and the terms of the various Schedules (including the Annexes, Appendices and Attachments thereto) referenced in the Exhibits, the terms in the Exhibit shall prevail.
     1.3 Term of Agreement
The initial term of this Agreement will begin as of the Effective Date and will terminate upon the later to occur of (a) the date that is ten (10) full Contract Years after the Effective Date or (b) the date of completion by the Service Provider of the Termination/Expiration Assistance required to be provided by the Service Provider upon the conclusion of such ten (10) year period (the “Term”), unless earlier terminated in accordance with the provisions of this Agreement (in which case the “Term” will end upon the conclusion of the provision by the Service Provider of the Termination/Expiration Assistance). The Customer will remain responsible for the performance of the operations encompassed by the Services (but not the Transition Services) from the Effective Date to the applicable Commencement Date(s) under each Service Tower.
     1.4 Extension of Services
The Customer shall have three (3) additional twelve (12) full calendar month optional extension periods (each an “Extension Period”), exercisable by the Customer upon not less than sixty (60) days prior written notice given before the scheduled expiration of this Agreement. For the avoidance of doubt, the Parties acknowledge that the Customer has the right to receive Termination/Expiration Services for up to twenty-four (24) months after the expiration of the initial term or any Extension Period pursuant to Section 12.3 hereof, and such twenty-four (24) month period shall be considered a separate extension of the Term. The Fees set forth in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit and its Schedules, subject to adjustment and change as provided herein and in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, shall apply during any Extension Period or during any Termination/Expiration Assistance period.

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2. DEFINITIONS
     2.1 Definitions Exhibit
In this Agreement, all capitalized terms in the body of this Agreement shall have the meanings set forth in the “Definitions” Exhibit attached hereto as Exhibit 1.
     2.2 Other Terms
Other capitalized terms used elsewhere in this Agreement are defined where they are used and have the meanings there indicated.
3. THE SERVICES
     3.1 Obligation to Provide Services
(a)	Starting on the Effective Date and continuing during the Term, the Service Provider shall provide the Services to, and perform the Services for, the Customer Group, for use by the Customer Group and other Authorized Users.

(b)	For purposes of this Agreement, “Services” shall mean the services, functions and responsibilities, as they may evolve during the Term by, among other things, the engagement of the Service Provider to perform New Services, and as they may be otherwise supplemented, enhanced, modified or replaced, as set forth below:
(i)	the services, functions, and responsibilities described in this Agreement, including the Termination/Expiration Assistance;

(ii)	even if not specifically described in this Agreement, the services, functions, and responsibilities routinely performed by Customer personnel and contractors who are transitioned to the Service Provider or displaced or whose functions were displaced by the assumption of the Services by the Service Provider and which were routinely performed during the twelve (12) month period prior to the Effective Date to the extent such services, functions or responsibilities continue to be needed by the Customer Group;

(iii)	even if not specifically described in this Agreement, the services, functions, and responsibilities reflected in those categories of the Customer’s Financial Base Case set forth in Schedule 4.6 to Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, that are assumed by the Service Provider; and

(iv)	any services, functions, and responsibilities not specifically described in this Agreement but that are required for the proper performance and provision of the services, functions, and responsibilities described above or are an inherent part of, or necessary subpart included within, the services, functions and responsibilities described above.
(c)	The Parties agree that the services, functions and responsibilities described in Section 3.1(b)(ii), (iii) and (iv) above are intended to cover those services, functions and responsibilities that (i) reasonably relate to the specific services, functions and responsibilities described in this Agreement, and (ii) may have been omitted in the drafting of this Agreement. For the avoidance of doubt, the provisions in Section 3.1(b)(ii), (iii) and (iv) are not intended to expand the scope of Section 3.1(b)(i) beyond the purposes identified in this Section 3.1(c).

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(d)	Changes during the Term in the services, functions and responsibilities described above shall not be deemed to be New Services, if such services, functions and responsibilities evolved or were supplemented and enhanced during the Term (a) by the Service Provider in its sole discretion, or (b) are required to be made by the Service Provider as part of the services, functions or responsibilities described above pursuant to the terms of this Agreement.

(e)	Except as otherwise expressly provided in this Agreement, the Service Provider shall be responsible for providing the facilities, personnel, software, equipment and other resources as necessary to provide the Services.

(f)	As part of the Services, throughout the Term, the Service Provider shall provide the interfaces between the Service Provider Systems and the Customer Systems as necessary to provide the Services. Upon the Service Provider’s request, the Customer shall provide reasonable information, access and cooperation as may be necessary for the Service Provider to develop and implement any interfaces. Any interfaces not listed in the transition plans shall be subject to the applicable Change Control Process; provided that there shall not be any additional cost to the Customer for interfaces necessary to provide the Services, except for reasonable one-time interface implementation charges for work actually performed by the Service Provider (or its subcontractors) that are associated with (i) adding new members to the Customer Group, (ii) providing or performing New Services or changes to interfaces required by changes by the Customer to its technical architectural standards pursuant to Section 3.8 or (iii) introducing new Customer Software at the Customer’s request and direction.

(g)	The Service Provider shall promptly make available and provide to the Customer Group, at no additional charge, all maintenance for and enhancements to the Services, and each of the components of the Services, developed, prepared, licensed or otherwise acquired by or for the Service Provider that the Customer is required to incorporate and use to receive the Services pursuant to Section 3.1(i).

(h)	The Service Provider shall not, without the prior written agreement of the Customer, make any modification or change to the Services, or any component of the Services, (A) that does not successfully satisfy the applicable test criteria, if any, specified in this Agreement for integration into the Services, or (B) that could (i) cause the Services to fail to deliver the full features, functionality, scalability and performance as described in this Agreement, (ii) cause the Services to fail to satisfy any Service Level, (iii) breach this Agreement, or (iv) require an alteration of any of the systems, network and infrastructure of the members of the Customer Group in order for the Customer Group to use the full features, functionality, scalability or performance of the Services.

(i)	The Customer shall timely incorporate and use all modifications or changes to the Services made by the Service Provider in accordance with this Agreement. Notwithstanding the above, the Customer shall not be required to incorporate or use any modification if it does not satisfy or could have any of the effects described in item (A) or (B) of Section 3.1(h), or the Service Provider has not complied with its notice obligations pursuant to Section 3.1(h).
     3.2 Service Levels/Service Credits
(a)	Effective on each Commencement Date, the Service Provider agrees to perform and provide the Services that are the subject of each Service Tower in a manner that shall meet or exceed its performance obligations and other requirements set forth in Exhibit 3, the “Service Levels” Exhibit, subject to the limitations and in accordance with the provisions set forth in this Agreement. The management methodology applicable to the Service Levels is set forth in Schedule 3.1, the “Service Level Management

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Methodology” Schedule, to Exhibit 3, the “Service Levels” Exhibit. The Service Provider further agrees that it shall perform the Services that are not subject to expressly defined Service Levels at a level of service that satisfies or exceeds the greater of (i) standards employed by other service providers performing services of similar scope and scale or (ii) the level of service and degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as was provided prior to the Commencement Date by or for the Customer Group.
(b)	If the Service Provider fails to perform the Services in accordance with the terms set forth on Exhibit 3, the “Service Levels” Exhibit, and such performance is not excused pursuant to the applicable terms of this Agreement, the Service Provider shall, if applicable, credit or pay the amounts (including Service Credits) set forth in Exhibit 3, the “Service Levels” Exhibit, to the Customer.
     3.3 Business Continuity Planning Services and Disaster Recovery Services
As part of the Services, the Service Provider shall provide Disaster Recovery Services and Business Continuity Planning Services in accordance with Exhibit 18, the “Disaster Recovery” Exhibit, and Exhibit 17, the “Business Continuity Planning” Exhibit. If (i) the Service Provider fails to timely and properly perform or provide the Business Continuity Planning Services or Disaster Recovery Services to the extent and in accordance with the time table set forth in those Exhibits for a period(s) as set forth in those Exhibits and (ii) such failure to timely and properly perform or provide the Business Continuity Planning Services or Disaster Recovery Services is not itself caused by a Force Majeure Event, then the Customer will be entitled, at its election, to terminate the portion of this Agreement (including Exhibit 17 and Exhibit 18, the “Business Continuity Planning” and “Disaster Recovery” Exhibits) relevant to the affected Service Category or Service Tower pursuant to Section 12.1(a) (without giving the notices and observing the cure periods set forth in Section 12.1(a)) upon written notice to the Service Provider and payment of the Applicable Termination Fees. If the Customer elects to terminate as described in this Section 3.3, the Customer shall give notice to the Service Provider of such election within sixty (60) days after the occurrence of the event on which such termination is based. Such termination shall not constitute the sole and exclusive remedy of the Customer for such failure of performance by the Service Provider, nor shall the failure of the Customer to take action to pursue other remedies at the time of termination constitute a waiver of the Customer’s right to pursue such additional remedies as may be available at law or in equity, subject to the terms of this Agreement, at a later date.
     3.4 Audits
(a)	The Service Provider shall maintain, and cause its subcontractors at all levels to maintain, records and a complete audit trail, including all original transaction records, of all financial and non-financial transactions, actions or activities resulting from or arising in connection with this Agreement. The Service Provider shall provide to the Customer, its auditors (including internal audit staff and external auditors), regulators and such other representatives as the Customer may from time to time designate in writing (excluding from the foregoing any persons or entities who are listed in Schedule 20.1, the “Service Provider Competitors” Schedule, to Exhibit 20, the “Competitors” Exhibit), access at all reasonable times (i) to any facility or part of a facility at which either the Service Provider or any of its subcontractors at any level is performing or providing the Services, (ii) to the Service Provider and its subcontractors’ personnel, (iii) to the Service Provider and its subcontractors’ systems, policies and procedures relevant to the Services, and (iv) to the data, records and books of the Service Provider and its subcontractors relating to the Services (but excluding data and records of any other customers of the Service Provider and data related to the Service Provider’s or its subcontractors costs except for cost data that constitutes Managed Third Party Expenses) for the purpose of performing audits and examinations of the Service Provider and any of its subcontractors for the following reasons:

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(i)	to examine, review and verify the accuracy of Fees, any other charges by the Service Provider and the invoices for all such amounts;

(ii)	to examine, review and verify the integrity of the Customer Data and examine the systems that process, store, support and transmit that data and verify the integrity of such systems, including intrusion vulnerability and penetration assessments and reports; and

(iii)	to examine, review, test and verify Service Provider compliance with this Agreement and the performance of the Services including: (A) the internal controls of the Service Provider and its subcontractors at any level relating to the Services and the Service Provider Service Delivery Locations, (B) compliance by the Service Provider and its subcontractors with Customer policies listed in Exhibit 19, the “Standards, Policies & Procedures” Exhibit, (C) business continuity and disaster recovery and back-up procedures for the Services, (D) with regard to the portions of the Services priced on a cost-plus or Managed Third Party Expense basis, the costs of the Service Provider in performing the Services (but only to the extent affecting Fees for, or timing of, the Services hereunder), and (E) as appropriate to enable the Customer Group to meet regulatory requirements applicable to the Customer Group. However, neither the Customer nor its auditors or examiners will be allowed access to the records of any other customer of the Service Provider or its subcontractors. Nothing in this Agreement shall limit or restrict the Customer Group’s or the Service Provider’s rights in discovery proceedings pursuant to any civil litigation.
Such access shall be as requested by the Customer from time to time, shall require reasonable written notice (in a writing by e-mail and by U.S. mail) to the Service Provider and shall be provided at reasonable hours (or upon such lesser notice and at such times, as may be required or permitted by law, rule or regulation applicable to any member of the Customer Group); provided, however, that the Service Provider shall provide the Customer with immediate access upon the occurrence of any of the following events: (i) any act or allegation of fraud committed or alleged to have been committed by the Service Provider, its Affiliates or their subcontractors or other malfeasance committed or alleged to have been committed by any of such entities in the performance of the Services or (ii) any audit initiated by applicable regulatory authorities or otherwise required to enable compliance by the members of the Customer Group with the Customer Laws to the extent that the audits described in this item (ii) require immediate access. In addition, if the Service Provider becomes insolvent or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States, then the Customer shall have immediate access rights to the extent necessary to obtain, protect or recover the Customer Data. As part of its obligations under this paragraph, the Service Provider shall promptly provide the Customer with a contact from the Service Provider’s internal audit department for the purpose of timely investigating and resolving the acts or allegations referred to in item (i) of the immediately preceding sentence. Any discrepancies in the Service Provider’s invoices revealed by such an audit shall be adjusted as set forth in Section 3.4(c) or resolved in accordance with the Dispute Resolution Process.
(b)	The Service Provider shall provide to the Customer Group and their respective auditors, regulators and other representatives such assistance as they reasonably require. The Service Provider shall cooperate with the Customer Group and its designees in connection with audit functions and with regard to examinations by regulatory authorities. The Customer Group’s auditors and other representatives shall comply with the Service Provider’s reasonable confidentiality and security requirements in a manner

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equivalent to the requirements of Article 11 of this Agreement, except as otherwise required by law.
(c)	If any audit or examination reveals that the Service Provider’s invoices for the audited period are not correct (other than amounts in dispute pursuant to Section 9.8) and either the Service Provider or the Customer, as the case may be, does not successfully dispute the amount questioned by such audit in accordance with Section 16.1 hereof, then the Service Provider shall promptly reimburse the Customer for the amount of any overcharges or the Customer shall promptly pay the Service Provider for the amount of any undercharges. Any amounts unpaid by the Service Provider that are owed pursuant to this Section 3.4(c) may be set-off by the Customer against any other amounts that may be due to the Service Provider under this Agreement.

(d)	The Parties shall meet following each audit at a time reasonably designated by the Customer to review the results of the audit. The Service Provider agrees to make promptly any changes and take any other actions necessary as a result of any audit examination or otherwise found to be necessary to remediate or maintain compliance with this Agreement including the matters referred to in Section 3.19. If any audit reveals a discrepancy of more than five percent (5%) of the invoiced amount charged to the Customer during any period audited and the Service Provider does not successfully dispute the discrepancy identified by such audit in accordance with Section 16.1 hereof, then the Service Provider shall bear the cost of such audit; provided, however, that the Service Provider shall not be obligated to reimburse the Customer for the cost of such audit if the auditor is engaged by the Customer on a contingent fee basis.

(e)	The Service Provider shall retain all records, documents and data required to be maintained by it under this Agreement for such period as may be specified on Schedule 19.3, the “Record Retention Policies” Schedule, to Exhibit 19, the “Standards, Policies & Procedures” Exhibit.

(f)	The Service Provider shall conduct audits of or pertaining to the Services and the Service Provider Delivery Locations in such manner and at such times as is consistent with the audit practices of well managed operations performing services similar to the Services. At least once in every Contract Year, and at a time that is appropriate to the Customer’s fiscal year (provided such fiscal year ends on December 31), the Service Provider shall, and shall cause its subcontractors to, deliver to the Customer, at its or their expense, a report from the Service Provider’s or such subcontractor’s independent auditors of examinations in accordance with Statement of Accounting Standards (“SAS”) No. 70, Type II, as amended or superseded from time to time, of the controls, procedures, and systems used by the Service Provider and its subcontractors to deliver the Services from the Service Provider Service Delivery Locations that support multiple Service Provider customers. All such reports shall have an effective date that is no earlier than three (3) months prior to the Customer’s fiscal year end so long as such year end is a calendar year end and shall be delivered to the Customer by the date that is no later than thirty(30) days after such fiscal year end. The Service Provider shall, and shall cause each of its subcontractors to, correct the circumstances resulting in any exception or qualification to any such report related to the Service Provider Service Delivery Locations that support multiple Service Provider customers and provide to the Customer prior to the end of each such fiscal year a letter confirming that there have been no changes in the control processes since the date of the audit report.

(g)	In addition to the SAS No. 70, Type II report described in Section 3.4(f), the Service Provider shall promptly report to the Customer regarding any exposure to the Service Provider’s or its Affiliates’ or subcontractors’ internal control environments raised or identified in any review or audit conducted by the Service Provider, its Affiliates or their

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subcontractors or by inspectors or regulators to the extent any such audit is relevant to the Services and indicates an impact on the Customer.
(h)	The Service Provider will comply with the Customer Internal Controls Requirements Policy of the Customer listed in Schedule 19.4, the “Compliance Requirements, Customer Internal Control Requirements and Other Policies, Standards and Procedures” Schedule to Exhibit 19, the “Standards, Policies & Procedures” Exhibit, with respect to the internal controls to be complied with by the Service Provider and its subcontractors applicable to the Services. Except as otherwise directed by the Customer, during the Term, the Service Provider shall, at a minimum, continue to employ the self-testing and other testing measures and methods employed by the Customer as of the Effective Date and, at no additional charge, will develop and maintain at least equivalent self-testing and other testing measures as the Services evolve during the Term. Further, the Service Provider shall promptly provide to the Customer a statement of compliance with such policy by the Service Provider and its subcontractors performing any part of the Service as requested by the Customer from time to time.

(i)	Until the later of (i) all pending matters relating to this Agreement (e.g., disputes) are closed; or (ii) the information is no longer required to meet the Customer’s records retention policy as described in Schedule 19.3, the “Record Retention Policy” Schedule, to Exhibit 19, the “Standards, Policies & Procedures” Exhibit, the Service Provider shall maintain and provide access upon request to the records, documents and other information required to meet the Customer’s audit rights under this Agreement.
     3.5 Service Provider Cooperation with Authorized User Examinations
The Service Provider acknowledges that Authorized Users frequently require the right to conduct security, disaster recovery and regulatory compliance examinations of the Customer information processing facilities and resources used to provide Services to them or for their benefit. The Service Provider agrees to cooperate with the Customer on behalf of the Customer’s Authorized Users in the conduct of such examinations and to provide them access to the Service Provider facilities, personnel and systems used to provide and perform the Services as reasonably necessary for such Authorized Users (or their designated representatives) to conduct such examinations. All such access to such Service Provider facilities and resources used by the Service Provider to provide and perform the Services shall be subject to: (i) reasonable data and records protection and physical security measures, and (ii) such Authorized Users’ employees, agents and representatives undertaking reasonable confidentiality requirements relating to such examinations which are the equivalent of those set forth in Article 11 of this Agreement.
     3.6 Equipment and Facilities
(a)	To enable the Service Provider to provide the Services, the Customer will provide the use of (i) the Customer Provided Hardware, the Customer Provided Office Furnishings, and other Customer facilities that are specified in Exhibit 21, the “Service Provider Use of Customer Facilities” Exhibit, (ii) any office services such as reasonable telephone services already subscribed to by the Customer and (iii) any of the Customer Locations specified in Schedule 9.2, the “Customer Service Recipient Locations” Schedule, to Exhibit 9, the “Service Locations” Exhibit, for the sole purpose of providing and performing the Services for the Customer Group. The Customer Provided Hardware, the Customer Provided Office Furnishings, the Customer Service Recipient Locations and other facilities will be provided “AS IS,” except that the Customer warrants that the Customer has the right to make the Customer Provided Hardware, the Customer Provided Office Furnishings and the Customer Service Recipient Locations available to the Service Provider and its subcontractors to the extent required by the terms of this Agreement. The Service Provider shall have inspected such equipment and facilities and determined that the provided items meet the Service Provider’s need. Except as specifically set forth in Exhibit 21, the “Service Provider Use of Customer Facilities” Exhibit, the Customer

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shall not be responsible to the Service Provider for ensuring that the Customer Provided Hardware, the Customer Provided Office Furnishings, the other facilities identified in Exhibit 21, the “Service Provider Use of Customer Facilities and Equipment” Exhibit, provide for a safe working environment, including compliance with applicable laws and regulations. The Service Provider shall maintain the Customer Provided Hardware and the Customer Provided Office Furnishings. The Service Provider shall take no action that will compromise the safety of the working environment that includes the Customer Provided Hardware, the Customer Provided Office Furnishings, the Customer Service Recipient Locations and other facilities provided by the Customer to the Service Provider, or violate the laws and regulations applicable thereto. When the Customer Provided Hardware, the Customer Provided Office Furnishings and other Customer facilities and office services are no longer deemed necessary to perform the Services, the Customer’s obligations set forth in this Section 3.6 with respect to each such item of resources shall terminate.
(b)	The use by the Service Provider of the Customer Provided Hardware, the Customer Provided Office Furnishings, the Customer Service Recipient Locations and other Customer facilities described in this Agreement will not constitute or create any lease, leasehold interest, estate for any period or other similar interest in the Service Provider, but instead will constitute a license to use such items for the periods and subject to the terms of this Agreement. Improvements to the Customer Service Recipient Locations shall become the property of the Customer.

(c)	The Service Provider Equipment used by the Service Provider or its subcontractors (including Equipment owned by the Service Provider or its subcontractors and Equipment leased by the Service Provider or its subcontractors from Third Parties) to perform and provide the Services will be set forth on Exhibit 12, the “Equipment Assets” Exhibit.

(d)	Schedule 9.1, the “Service Provider Service Delivery Locations” Schedule, to Exhibit 9, the “Service Locations” Exhibit, sets forth a list of all Service Provider Service Delivery Locations, together with the general scope of the Services to be provided at each Service Provider Service Delivery Location. The Service Provider must obtain the Customer’s prior consent (which consent shall not be unreasonably withheld) for any change, relocation or addition to the Service Provider Service Delivery Locations or the types or allocation of Services provided at a Service Provider Service Delivery Location. All such changes, relocations or additions to the Service Provider Service Delivery Locations or the types or allocations of Services provided at a Service Provider Service Delivery Location shall be at the Service Provider’s sole cost and expense when made at the Service Provider’s discretion (and not pursuant to Section 3.6(f) or Section 3.6(g)). The factors that the Customer shall consider in granting or refusing to grant its consent are that the proposed change, relocation or addition to the Service Provider Service Delivery Locations or the types or allocation of Services provided at a Service Provider Service Delivery Location would: (i) impact the Customer’s customer facing processes; (ii) harm or adversely impact the relationship of any member of the Customer Group with any regulatory or other governmental authorities in the utility industry; (iii) allocate or move portions of the Services to a Service Provider Service Delivery Location or other location outside of the United States; (iv) negatively impact the perception of the members of the Customer Group in their marketplaces or (v) impair, diminish or compromise the effectiveness of the internal controls, procedures and systems relating to the Services and the Service Provider Service Delivery Locations.

(e)	To the extent the Service Provider provides the Services from Service Provider Service Delivery Locations outside the United States, the Service Provider may only perform the Services from those specific locations set forth (by address) in Schedule 9.1, the “Service Provider Service Delivery Locations” Schedule, to Exhibit 9, the “Service Locations”

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Exhibit (collectively, the “Specified Offshore Service Locations”; each, a “Specified Offshore Service Location”). The Service Provider shall remain fully liable and responsible for the performance of all Services performed by non-U.S. operations hereunder to the same extent as if such Services were performed by the Service Provider in the United States.
Notwithstanding the provisions of Section 3.6(d) above, the Service Provider may request the Customer to approve, on an expedited basis, the relocation of a Specified Offshore Service Location to another existing or newly built facility in the same or another country for economic, security or other risk mitigation reasons. The Customer shall promptly review the Service Provider request in light of the circumstances giving rise to such request and shall approve each such request, which approval shall not be unreasonably withheld.
(f)	If in the Customer’s reasonable determination at any time during the Term: (i) the risks presented by the performance of the Services, or any portion of the Services, at the Specified Offshore Service Location are, in the opinion of the Customer, significantly increased, or (ii) the perception of the members of the Customer Group in their marketplaces is negatively impacted, including as a result of the political or social climate or business environment or the enactment or enforcement of any law, rule or regulation affecting any of the Specified Offshore Service Locations or (iii) a country in which a Service Provider Service Location is located is placed on the Department of State’s “Warning List”, ((i) through (iii) collectively, the “Relocation Events”; each, a “Relocation Event”), the Customer shall have the right, exercisable by delivering written notice to the Service Provider, to require the Service Provider to relocate the applicable Services from the applicable Specified Offshore Service Location to an existing Service Provider site providing services similar to the applicable Services within another country that is reasonably acceptable to the Customer (provided that the provision of the Services from such site shall remediate the risk or exposure that was the basis of the Relocation Event and that the new site has the capacity required to be able to assume the Services to be relocated). The Customer’s right to require the Service Provider to relocate Services in the manner described in the immediately preceding sentence shall not relieve the Service Provider of its obligation to exercise good judgment in determining whether to relocate the Services itself to avoid the risks to the Customer and to the Services described in this Section 3.6(f). The Customer shall not bear financial responsibility for, and shall not be required to pay any charges in connection with, a relocation of the Services from a Specified Offshore Service Location if (i) the Specified Offshore Service Location is used by the Service Provider solely to provide the Services to the Customer, the members of the Customer Group or any Authorized User (and not also for the benefit of other customers of the Service Provider) and (ii) a reasonable and prudent provider of services similar to the Services would itself relocate the affected Services under the circumstances, but the Customer will be responsible for any increase in Fees that results from moving the Services to a location where the Service Provider’s Fees are more expensive than those charged at the previous location. In all other cases, the Customer will be responsible for additional expenses of the Service Provider in relocating the Services, but the Service Provider shall use commercially reasonable efforts to avoid any significant incremental charges to the Customer in connection with any proposed relocation of the Services at the Customer’s request and shall notify the Customer of the additional Fees and other expenses for compliance with the Customer’s direction to relocate such Services, including those for the relocation itself, and Fees and additional expenses, if any, for the continued performance of the Services by the Service Provider at or from the new location, and increased Fees if the Service Provider reasonably charges more for Services from the new location. Subject to the Customer’s prior written agreement to pay such Fees and expenses, the Service Provider shall perform and complete such relocation as soon as possible under the circumstances with a view to

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avoiding any non-compliance with applicable laws, rules or regulations or significant incremental Fees and expenses.
(g)	If any Governmental Authority or change in the Customer Laws requires that the Customer relocate all or any portion of the Services from any Specified Offshore Service Location, the Parties shall share equally the costs associated with such relocation but the Customer will be responsible for increases in Fees if the Service Provider reasonably charges more for Services from the new location subject, however, to the right of the Customer to terminate the affected Services pursuant to Section 3.19(g) and payment of the Applicable Termination Fees thereunder. If the provision of the Services from another Service Provider site would not remediate the risk of exposure that was the basis of the Relocation Event or another Service Provider site does not have the capacity required to be able to assume the Services to be relocated, then the Customer may discuss an alternate course of action with the Service Provider or terminate all or part of the affected Services. The Customer shall be responsible for the Applicable Termination Fees related to any such termination pursuant to this Section.

(h)	The Service Provider will provide reasonable access to the Service Provider Service Delivery Locations and other facilities used by the Service Provider to provide and perform the Services (including, without limitation, the attendant Equipment and Software) (i) to the Customer Group’s authorized employees, agents and representatives as necessary or appropriate for the performance, delivery and use of the Services by the Customer Group and for the operation, maintenance, upgrade, support and use of any other Customer hardware, software and other resources located in the Service Provider Delivery Locations or other facilities used by the Service Provider to provide the Services, and (ii) to Third Party Providers and other third party vendors and service providers of installation, maintenance, support and upgrade services, technology and hardware for the systems and any other Customer hardware, software and other resources located in the Service Provider Service Delivery Locations and other facilities used by the Service Provider to provide the Services. To the extent practical in light of such installation, maintenance, support and upgrade requirements, the Customer will provide twenty-four (24) hours notice to the Service Provider prior to any visits by such Third Party Providers and third party vendors and service providers.

(i)	All access to the portion of the Service Provider Service Delivery Locations and other facilities used by the Service Provider to provide and perform the Services shall be subject to (i) reasonable data and records protection and physical security measures (including the Customer’s physical security requirements) and (ii) such Customer Group employees, agents and representatives and Third Party Providers and third party vendors and service providers undertaking reasonable confidentiality requirements relating to such visits that satisfy the requirements of Article 11.

(j)	Schedule 9.2, the “Customer Service Recipient Locations” Schedule, to Exhibit 9, the “Service Locations” Exhibit, sets forth a list of all Customer Service Recipient Locations, together with the general scope of the Services to be received or provided at each Customer Service Recipient Location. The Service Provider shall permit the members of the Customer Group to enter into those portions of the Customer Service Recipient Locations occupied by the Service Provider at any time and the Service Provider acknowledges that the Customer may relocate the Customer Service Recipient Locations at will at any time during the Term. The Service Provider shall use commercially reasonable efforts to avoid any significant incremental Fees or expenses to the Customer in connection with a relocation by the Customer of any of the Customer Service Recipient Locations. The Service Provider shall notify the Customer of any additional Fees or expenses associated with the continued provision of the Services to such new Customer Service Recipient Location and, upon agreement by the Customer to pay such additional Fees, the Service Provider will migrate the applicable Services to such new

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Customer Service Recipient Location. The Service Provider shall not make any improvements or changes involving structural, mechanical or electrical alterations to such space without the Customer’s prior written consent.
     3.7 Security
The Service Provider shall comply with the Customer’s standard policies and procedures regarding access to and use of the Customer Data and the Customer Service Recipient Locations, including procedures for logical and physical security set forth in Schedule 19.2, the “Safety and Security Procedures” Schedule, to Exhibit 19, the “Standards, Policies & Procedures” Exhibit. The Customer authorizes all access to all Software operated by, and Company Information and other records of the Customer Group in the possession of, the Service Provider in support of the Services solely through the data and records security procedures as described in Exhibit 19, the “Standards, Policies & Procedures” Exhibit. The Service Provider shall notify the Customer, upon request, the identity of each of the entities and personnel working with the Service Provider to provide and perform the Services that are authorized access to the Customer Data or the Customer Software utilized in support of the Services and the level of security access granted to each. The Parties shall cooperate in administering security procedures regarding such access, in accordance with such Exhibit. The Service Provider will enable such access by persons as designated by the Customer and deny such access to all other persons, in accordance with such Exhibit.
     3.8 Technical Architecture/Technology Refresh/Technology and Business Process Evolution
(a)	The Customer acknowledges that the Services have been designed and priced based upon the architectural standards specified in “Service Provider Technical Architecture”, Exhibit 27. The Customer further acknowledges its acceptance of those standards in accordance with the terms of this Agreement. The Customer shall have final authority to implement information technology architectures, standards and plans and to modify or grant waivers from such architectures, standards or plans. The Service Provider shall (i) comply with and enforce the technology architectures, standards and plans established by the Customer from time to time, (ii) change the Services or the Service Provider Systems as and to the extent necessary to conform to such architectures, standards and plans, and (iii) obtain the Customer’s prior approval for any deviations from such architectures, standards or plans. All such Changes are subject to the applicable Change Control Process.

(b)	The Service Provider will continually introduce and implement technology and business process evolutions to improve the provision of the Services and to ensure that it keeps pace with both the technological and business process advancements or improvements over the Term and the Service Provider technology refresh and upgrade commitments set forth in this Agreement.

(c)	The Service Provider shall be responsible for refresh of technology under its control as necessary to meet its performance obligations under this Agreement. Further, the Service Provider shall refresh and supplement the infrastructure, tools, and other resources used by the Service Provider in providing its services to keep pace with technological advances and advances in the methods of delivering services, where such advances are at the time pertinent and in proven use elsewhere to enable the Customer to take advantage of technological advancements in its industry and support the Customer’s efforts to maintain competitiveness in the markets in which it competes. The refresh and supplement obligations set forth in this Section 3.8(c) and in Exhibit 26, the “Technology Refresh” Exhibit, shall not be deemed New Services.

(d)	Technology and business process evolution activities described in this Section 3.8 and elsewhere in this Agreement (including, without limitation, in Exhibit 26, the “Technology Refresh” Exhibit) as of the Effective Date are included in the Fees. The Customer will pay additional sums for implementing technology and business process

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evolution only if and to the extent (i) the technology and business process evolution would be considered a New Service, or (ii) the Customer requests that a refresh be implemented more quickly than the established schedule set forth in Exhibit 26, the “Technology Refresh” Exhibit, including, but not limited to, the circumstances set forth in Section 3.8(a), above, and in each case, only if and to the extent that additional Service Provider personnel and resources are required to implement the technology and business process evolution in the Customer’s desired timeframe.
(e)	The Service Provider must monitor, analyze, and regularly (at least annually) report to the Customer on new business and technology strategies and emerging trends and, where requested by the Customer, develop proposals for implementing such new strategies or emerging trends or changing the direction of the Customer’s then current strategy.

(f)	If the Service Provider develops advances in the technologies, business processes or systems used to provide the same or substantially similar services to other Service Provider customers or the Service Provider develops new or enhanced services, relationships, software, tools, products or methodologies to be offered to such customers (collectively, “New Advances”), the Service Provider will (i) offer the Customer the opportunity to serve as a pilot customer in connection with the implementation of each such New Advance; and (ii) even if the Customer declines this opportunity, offer the Customer preferred access to such New Advance and the opportunity to be among the first of the Service Provider customer base to implement and receive the benefits of any New Advance. In the event of a significant and unanticipated change in technology or business processes that materially reduces the Service Provider’s cost of providing the Services, the Parties will negotiate in good faith a corresponding equitable adjustment to the Fees under the affected Service Tower and in this event the Customer will agree not to benchmark the affected Services for twenty-four (24) months from the applicable adjustment date.

(g)	The Customer’s approval will be required for technology refresh and business evolution changes. Such approvals shall be subject to the applicable Change Control Process described in Section 6.4. Notwithstanding the foregoing, the Customer approves and consents to (i) the scheduled technology refresh changes identified in Exhibit 26, the “Technology Refresh” Exhibit, in the manner and on the time table set forth in such Exhibit and (ii) the business evolution changes identified in Exhibit 23, the “Transformation by Service Tower” Exhibit, in the manner and on the time table set forth in such Exhibit and acknowledges that the Fees set forth in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, are based, in part, on such Service Provider technology refresh obligations and business process evolution transformations in the manner and on the time table set forth in such Exhibit.
     3.9 Customer Owned Software – Existing
The Customer grants to the Service Provider, and to the Service Provider’s Approved Subcontractors as required for the Service Provider to provide the Services, a worldwide, fully paid-up, nonexclusive license (and to the extent required, the right of the Service Provider to grant sublicenses to Approved Subcontractors) during the Term to Use (i) the Customer Owned Software listed on Exhibit 13, the “Software Assets” Exhibit, to this Agreement and (ii) subject to Section 4.18 hereof, the “IP Rights” license, in each case solely for the purpose of and to the extent necessary for performing the Services. The Customer Owned Software will be made available to the Service Provider in such form and on such media as exists on the Commencement Date(s) or as is later obtained by the Customer, together with available documentation and any other related materials. Neither the Service Provider nor its Approved Subcontractors shall be permitted to Use the Customer Owned Software or the IP Rights for the benefit of any entities other than members of the Customer Group and the other Authorized Users without the prior written consent of the Customer, which may be withheld at the Customer’s discretion. The Service Provider shall install, operate and support (and otherwise treat in the same manner as the Customer Owned

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Software existing as of the Commencement Date(s)) additional Customer Owned Software that the Customer may make available to the Service Provider from time to time during the Term. Except as otherwise requested or approved by the Customer, the Service Provider shall cease all Use of the Customer Owned Software and the IP Rights upon expiration or termination of this Agreement. The Customer Owned Software is made available to the Service Provider on an “as is, where is” basis, with no warranties whatsoever except that the Customer warrants that it has the right to make the Customer Owned Software available to the Service Provider and its subcontractors solely to the extent necessary to provide the Services and that its rights to the Customer Owned Software are, or prior to the applicable Commencement Date, shall be sufficient to enable the Customer Group and the Authorized Users to receive the Services.
     3.10 Third Party Provider Software – Existing
(a)	With respect to the Third Party Provider Software licensed by the Customer listed on Exhibit 13, the “Software Assets” Exhibit or on Exhibit 14, the “Third Party Contracts” Exhibit, subject to the Parties having obtained any Required Consents for Third Party Provider Software in the manner provided in Section 8.2, the Customer grants, or shall cause to be granted, to the Service Provider, and to the Service Provider’s Approved Subcontractors as required for the Service Provider to provide the Services, solely for the purposes of and to the extent necessary for performing the Services, and on a royalty-free basis, the rights of Use of such Software that the Customer has as of the Commencement Date or later obtains with respect to such Software. Except as otherwise requested or approved by the Customer, the Service Provider and its Approved Subcontractors shall cease all Use of such Software upon (i) the expiration or termination of this Agreement or (ii) the expiration of or termination of the Customer license for such Software. At the Customer’s election, the Service Provider shall promptly return to the Customer or destroy any such Software and related documentation. The Third Party Provider Software is made available to the Service Provider on an “as is, where is” basis, with no warranties whatsoever except that the Customer warrants that its rights to the Third Party Provider Software are, or prior to the applicable Commencement Date, shall be sufficient to enable the Customer Group and the Authorized Users to receive the Services, (including, without limitation, having paid all applicable license fees) and, subject to obtaining any Required Consents, that it has the right to make Third Party Provider Software available to the Service Provider and its subcontractors solely to the extent necessary to provide the Services.

(b)	The Service Provider shall, and shall cause its Approved Subcontractors to, comply with all obligations under all licenses and maintenance agreements for such Third Party Provider Software, including without limitation, the obligations of nondisclosure and scope of use, as such obligations may be modified pursuant to the Required Consents; provided, however, that the Service Provider will only be obligated under this Section 3.10(b) with regard to the licenses and maintenance agreements for such Third Party Provider Software to the extent the obligations thereunder are disclosed by the Customer to the Service Provider. The Service Provider shall be deemed to have reviewed and accepted the obligations under the licenses and maintenance agreements for the Third Party Provider Software listed on Exhibit 13, the “Software Assets” Exhibit or Exhibit 14, “Third Party Contracts” Exhibit, as of the Commencement Date(s).
     3.11 Service Provider Software/New Service Provider Software Added During the Term
(a)	The Service Provider Software used by the Service Provider or its subcontractors (including software owned by the Service Provider or its subcontractors and software licensed by the Service Provider or subcontractors from third parties) to perform and provide the Services is set forth in Exhibit 25, the “Service Provider and Service Provider Third Party Software and Tools” Exhibit, to this Agreement. The Service Provider grants to the members of the Customer Group and the other Authorized Users a non-exclusive license to Use such Software solely to the extent necessary to enable the Customer Group

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and the other Authorized Users to receive and use the Services during the Term. The grant of license in this Section 3.11(a) will not relieve the members of the Customer Group from any amounts owed or obligations incurred before the Effective Date with respect to the items listed in Exhibit 13.
(b)	The Service Provider shall not introduce any additional Software into the information technology environments primarily dedicated to the Customer and used by the Service Provider or its subcontractors to provide the Services without the Customer’s prior written approval. The Service Provider grants to the Customer and the other Authorized Users, a non-exclusive license to Use such Software solely to the extent necessary to enable the Customer Group and the other Authorized Users to receive and use the Services during the Term.

(c)	This Section 3.11(c) shall apply to the Service Provider Software provided by the Service Provider in connection with the Services and any Customer Software licensed under a Third Party Contract, in each case, for which the license agreement for such Software is entered into after the Effective Date and such Software is of a type that would be used by the Customer to perform services within the scope of the Services for the Customer Group and the Authorized Users following termination or expiration of this Agreement, with the exception of the Software described in the last sentence of this Section 3.11(c). The Software to which this Section 3.11(c) applies shall be licensed (and the attendant maintenance arrangements contracted) in the name of the Customer Group member designated by the Customer as the licensee with the Service Provider having the right to access and use such Software in performing the Services. Notwithstanding the foregoing, if the Service Provider can procure such Software (or attendant maintenance arrangement) on a more cost effective basis licensed in its own name on terms permitting the Service Provider to assign the license and maintenance agreements for such Software to the Customer without charge to the Customer at the expiration or termination of this Agreement or on terms otherwise accepted by the Customer in writing, the Service Provider may procure such Software (or attendant maintenance arrangement) in the Service Provider’s name. For avoidance of doubt, the Service Provider Software that is used by the Service Provider for multiple customers (e.g. is a shared services environment) and the Service Provider Software that is identified in Section 12.4(c) will not be subject to this Section 3.11(c).

(d)	During the Term, for Software utilized by the Service Provider to deliver the Services, the Service Provider shall maintain all procedures necessary to operate such Software to the extent necessary for the Customer to receive the Services, and, upon request of the Customer, shall deliver to the Customer an electronic copy of all such procedures. For Software utilized by the Service Provider to provide the Services after the Effective Date that was previously utilized by the Customer prior to the Effective Date, the Service Provider shall maintain the same type of documentation at the same level of completeness as was maintained by the Customer prior to the Effective Date and, upon request, shall make such documentation available to the Customer. To the extent, however, that the Service Provider performs any maintenance on such Software, the Service Provider shall document its changes in accordance with CMM level 3 standards. For software that is newly developed pursuant to this Agreement, the Service Provider shall deliver to the Customer such documentation as is set forth in the Statement of Work or project plan agreed for such project.
     3.12 Software Licenses/Changes to the Software-Substitutions and Additions
(a)	The Service Provider shall not, and shall not have the right to, direct the Customer Group to, terminate, extend, replace, amend or add licenses for the Software or the maintenance arrangements attendant therewith, contracted in the name of a member of the Customer Group. The Service Provider may request that the Customer Group take such action by

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giving the Customer written notice of the proposed action and obtaining the Customer’s written agreement subject to the applicable Change Control Process. Concurrently with the delivery of each such proposal by the Service Provider to the Customer, the Service Provider shall deliver to the Customer a written report of the reasons for, and the impact and ramifications on the Services of, the Service Provider’s proposed action. If any such cancellation, substitution, termination, change or addition of a Third Party Contract will have an impact on the operations of users that are outside the scope of the Services and the Customer has notified the Service Provider prior to the expiration of the Customer response period described above of such impact and the Service Provider elects to proceed, the Service Provider will provide or cause to be provided the products or services that are the subject of such Third Party Contract to the users that are outside the scope of the Services on terms no less favorable than the terms of the applicable Third Party Contract. The approval of, consent by or agreement by the Customer to any of the actions described in this Section 3.12(a) shall not relieve the Service Provider of any obligation to perform and provide the Services as required by this Agreement. If the Customer Group in connection with or resulting from any such termination, replacement, amendment or addition of any license for Software or maintenance arrangement incurs additional expenses or other costs, including but not limited to personnel costs, and the Service Provider has been notified in writing by the Customer of its estimate of such financial impact prior to the Service Provider’s implementation of such action and the Service Provider elects to proceed, the Service Provider shall promptly reimburse the Customer for such amounts actually incurred by the Customer; provided, however, that in each instance in this Section 3.12(a)) that the Customer provides the Service Provider an estimate of the financial impact of an action by the Service Provider on the Customer, the amounts recoverable from the Service Provider by the Customer in each such instance shall not exceed the amount of the written estimate provided to the Service Provider for each such instance.
(b)	The Service Provider will provide to the Customer, and update as changes occur, a listing of all Software by name, Maintenance Release and Version promoted into production on each Equipment at each location of the Equipment.

(c)	The Customer may direct the Service Provider to substitute or add Software to or delete Software from Exhibit 13, the “Software Assets” Exhibit. The Service Provider shall promote into or remove from production, use and operate any Software selected by the Customer. If the Customer requests a substitution of any Software for which the Service Provider has financial responsibility, according to Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, the Customer shall pay or receive a credit in the amount by which the periodic license or maintenance fees attributable to the substituted Software exceeds or is less than the then-current periodic license or maintenance fees being paid by the Service Provider attributable to the Software being replaced. With respect to Software which can be replaced with minimal effort or disruption, if the Customer requests deletion of any Software for which the Service Provider has financial responsibility and the Service Provider does not expeditiously substitute any other new Software therefor, the Customer may utilize an amount equal to the then-current applicable periodic license or maintenance fees attributable to such deleted Software to offset the fees attributable to any new Software or receive a credit in such amount. If the Customer requests deletion of any Software for which the Service Provider has financial responsibility and the deletion of such Software or installation or implementation of replacement software (including associated activities such as data conversion and cleansing) requires more than minimal effort or resources to replace, the Parties will address such replacement and changes to the license and maintenance fees through the applicable Change Control Process. The Service Provider will provide the Customer with the license or maintenance fees support documentation necessary to permit the Customer to evaluate the decision to replace such Software.

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(d)	The Customer shall be permitted by the Service Provider to audit the Service Provider’s testing procedures and approve all new Applications Software for use in performing and providing the Services prior to its promotion into production, and Service Provider shall provide the cooperation, information and access necessary or appropriate to permit the Customer to perform such functions.

(e)	If the Service Provider timely notifies the Customer that any software requested by the Customer be substituted for, deleted from, or added to, the Software will have an adverse impact on the operation of the Systems before such action is effected and the Customer directs the Service Provider to effect such action even in view of such notice, the Service Provider shall be excused from of any failure to satisfy the Service Levels for the affected portion of the Services to the extent, and only to the extent, such action directly causes such failure to satisfy such Service Levels.
     3.13 Software Currency
(a)	Subject to the last sentence of this Section 3.13(a) and to Section 3.13(b), the Parties shall maintain reasonable currency for Maintenance Releases and Versions of Software, unless the Customer requests otherwise. For purposes of this Section 3.13(a), “reasonable currency” in the case of Versions shall mean no more than one Version behind the most current Version made available by the licensor and in the case of Releases, within two months of the licensor making such Release available or in the case of a Release that includes elements designed to mitigate known security risks as soon as practically possible after the licensor makes such release available, unless such Release or Version contains defects, Viruses, Disabling Code or similar infirmities identified by the Parties, or either of them, that will adversely affect the Customer’s operations, in which case, the previous Release or Version will be deemed “reasonably current” until such time as such defects, Viruses, Disabling Code or similar infirmities have been cured, at which time such Release or Version shall be implemented as soon as practically possible. Notwithstanding the other provisions of this Section, (i) the obligation to maintain reasonable currency of Releases and Versions only applies to Software for which Customer has a current maintenance agreement as of the Effective Date which makes new Releases or Versions available at no additional charge beyond the charges included in such maintenance agreement, and to Software introduced by the Service Provider, unless the Version or Release is made available by the licensor free of additional charge, and (ii) for Software that is used by the Customer Group and is subject to the reasonable currency requirements of this Section 3.13(a) (including meeting the maintenance requirements of clause (i) of this sentence) which is more than one Version behind the most current Version as of the Effective Date, the Service Provider shall have up to twelve (12) months from the end of Transition Services to bring the Software to within one Version of most current Version, except in the case of desktop personal computer operating systems for which such upgrades are scheduled for December, 2006.

(b)	If the Customer requests the Service Provider to expedite installation of a Maintenance Release or Version or to delay the installation of a Maintenance Release or Version of specific Software beyond the period described in Section 3.13(a) or requires operation and maintenance of multiple Versions of Software, the Service Provider shall do so, provided that if the Service Provider reasonably determines that it will incur any costs as a result of such requests (e.g., Software support costs due to withdrawal of maintenance by the licensor, multiple version charges, etc.) for resources not otherwise required to perform the Services or covered under a current Resource Baseline, then the Service Provider will notify the Customer of the Fees and expenses in writing and the Customer, at its option, will either delay installation of such Maintenance Release or Version or update the Software to the current level (as applicable) or pay the Service Provider such Fees and expenses. The installation and promotion into production of each Maintenance

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Release and Version shall be performed in accordance with the applicable Change Control process.
(c)	In addition, the Customer shall relieve the Service Provider from any failure to meet a Service Level to the extent directly impacted by the delay or acceleration of the next Maintenance Release or Version until such time as the affected Software is brought to “reasonable currency” as defined in this Section 3.13.
     3.14 Terms of Acquisition by Service Provider of Third Party Provider Software
If the Service Provider acquires Third Party Provider Software in the Service Provider’s name during the Term to provide the Services, the Service Provider shall use commercially reasonable efforts to acquire such software on commercially reasonable terms and conditions, including customary forms of protection of the licensee concerning actual or alleged claims of infringement of intellectual property rights.
     3.15 Third Party Contracts — Compliance, Substitutions and Additions
(a)	To the extent that the Customer provides the Service Provider with access to or use of leased Equipment, licensed Software or services or resources subject to other Third Party Contracts for which the Customer retains legal responsibility, the Service Provider shall, and shall cause its subcontractors, to comply with all the obligations under the leases, licenses and other Third Party Contracts applicable to such leased Equipment, licensed Software and services or resources subject to other Third Party Contracts. The Service Provider shall cease use of such items upon expiration or termination of this Agreement or as required by the Customer consistent with the terms of this Agreement.

(b)	The Customer may substitute or add Third Party Contracts to, or delete Third Party Contracts from, Exhibit 14, the “Third Party Contracts” Exhibit, if the Customer has financial responsibility for such Third Party Contracts. Any changes to expenses or any effect on the Services or Fees (excluding those elements of the Fees relating to the management of such Third Party Contracts) resulting from the addition or substitution of any such Third Party Contracts will be addressed through the applicable Change Control Process, but those contracts listed on such Exhibit as Category “3” may be terminated by Customer at its sole discretion.

(c)	If the Service Provider timely notifies the Customer that any Third Party Provider services requested by the Customer to be substituted for, deleted from, or added to, Exhibit 14, the “Third Party Contracts” Exhibit and identified on such Exhibit as being either in Category “1” or “2”, will have an adverse impact on the operation of the Systems or Services before such action is effected and the Customer directs the Service Provider to effect such action even in view of such notice, the Service Provider shall be relieved of any failure to satisfy the Service Levels to the extent, and only to the extent, such action affects the Service Provider’s ability to satisfy such Services Levels.
     3.16 New Services
(a)	The Customer may direct the Service Provider to perform additional quantities of the Services during the Term. The Service Provider shall provide such additional quantities of the Services as part of the Services. The charges for such additional Services shall be calculated according to the pricing set forth in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, including the Resource Unit and Baseline methodology.

(b)	During the Term, the Customer may request the Service Provider to perform one or more New Services. Further, the Customer’s request for a New Service may include a request for the Service Provider to correspondingly reduce or eliminate one or more existing elements of the Services then being provided that are being replaced by the New

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Services. In such event, the Service Provider shall determine the resources and expenses related to the element or elements of the Services being reduced or eliminated and those required for the New Services being added.
(c)	Promptly after receiving each request for New Services from the Customer, the Service Provider shall provide a written proposal for such New Services to the Customer setting forth the net increase or decrease in the Fees or other charging methodologies, and as applicable, increases and decreases in existing Baselines and additional Baselines (if any) that will be attributable to such New Services and shall concurrently deliver to the Customer as part of such proposal a detailed description of the New Services together with a report regarding the ramifications and impacts of such New Services on the Services affected by the New Services request. All changes in the Fees and other charging methodologies shall be based upon the required proportional increase in personnel, systems and other resources applicable to the New Services relative to the Fees and other existing charging methodologies and equitably account for any efficiencies, economies or reduced or increased resource requirements resulting from any changes in the Services resulting from the New Services. Upon receipt of such proposal and other documentation, the Customer may then elect to have the Service Provider perform the New Services, and the Fees and other charging methodologies and Baselines (if applicable) will be established or adjusted to reflect such New Services in a written amendment to this Agreement in accordance with Section 17.2. Notwithstanding the foregoing, nothing herein shall be deemed to obligate the Customer to obtain New Services from the Service Provider.

(d)	The Parties agree that changes during the Term in functions, responsibilities and tasks that are within the scope of the Services will not be deemed to be New Services, if such functions, responsibilities and tasks evolved or were supplemented or enhanced during the Term by the Service Provider in its sole discretion or pursuant to the provisions of this Agreement.
     3.17 Affiliates, Acquisitions and Divestitures
(a)	If any operation or entity becomes a member of the Customer Group during the Term or any member of the Customer Group desires to use the Services during the Term and the Customer desires that the Service Provider provide some or all of the Services for such member, the Service Provider will provide such member with the Services in accordance with the terms of this Agreement. As part of its obligation under this Section 3.17, the Service Provider shall propose a transition plan and schedule for implementation of the Services to be provided to such member of the Customer Group. The Service Provider may charge the Customer for the initial set-up, transition and implementation charges allocable to such new member (determined on a commercially reasonable basis consistent with the other Fees, unless such charges are specifically identified in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit), and shall charge the Customer for the performance and delivery of the Services allocable to such member, based on the existing charging methodologies for increases or decreases in the Fees due to increases or reductions in the quantity of the Services used by the Customer Group.

(b)	If the Customer divests any member of the Customer Group or other operation or entity during the Term and the Customer desires that the Service Provider continue to provide some or all of the Services for such former Customer Group member or other operation or entity, the Service Provider will continue to provide the Customer or such divested Customer Group member or other operation or entity with such Services pursuant to this Agreement if such divested Customer Group member or other operation or entity (i) used the Services prior to being divested, (ii) after being divested uses either essentially the same Services as before being divested, or otherwise does not require the Service Provider to modify its systems or processes used to perform and provide the Services by

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more than an immaterial amount, and (iii) agrees to be subject to the provisions of this Agreement that protect the Service Provider’s intellectual property rights. The Service Provider shall charge the Customer for the continuing performance and delivery of such Services based on the existing charging methodologies for the Fees unless the Service Provider determines, in its sole discretion, that such divested Customer Group member is itself a reasonable credit risk in which case the Customer shall be relieved of all financial responsibility for the performance of the Services to or for such divested Customer Group member; provided that such divested Customer Group member agrees to be bound by the terms of this Agreement. The Service Provider shall not be required to provide the Services to any such divested Customer Group member, operation or entity for more than eighteen (18) months following the effective date of such divestiture.
     3.18 Viruses
The Service Provider shall use commercially reasonable efforts consistent with industry practices employed by other service providers providing services of similar scale or scope to prevent the introduction of Viruses into either Party’s systems or the other operating environments and systems used to provide or receive the Services. If a Virus is found to have been introduced into any such systems or environments, the Service Provider shall promptly notify the Customer in writing of the event, and at no additional charge to the Customer, the Service Provider shall use commercially reasonable efforts consistent with industry practices employed by other service providers providing services similar in scope and scale, and diligently work, to eliminate the effects of the Virus. If the Virus causes an interruption of the Services, a loss of operational efficiency or loss of data, the Service Provider shall assist the Customer Group to the same extent to mitigate and restore such interruption or losses. The Customer shall bear financial responsibility for any work required to be performed by the Service Provider to remediate the effects of a Virus if (i) the Service Provider exercised commercially reasonable efforts to prevent the introduction of the Viruses into the systems or operating environments, (ii) notwithstanding the exercise by the Service Provider of commercially reasonable efforts, a Virus was introduced into either Party’s systems or environments through no fault of the Service Provider, its Affiliates or their subcontractors and (iii) there are no Service Provider resources already dedicated, committed or assigned to the performance of the Services hereunder that are available or capable of remediating and otherwise eliminating the effects of the Virus without additional charge to the Customer.
     3.19 Compliance with Laws, Regulations and Policies
(a)	The Service Provider shall perform the Services in compliance with:
(i)	this Agreement, including the Procedures Manual(s);

(ii)	all Service Provider Laws;

(iii)	all laws, rules, regulations and regulatory settlements or stipulations applicable to the portion of the operations of the Customer Group performed by the Service Provider as part of the Services pursuant to this Agreement just as if the members of the Customer Group performed the Services themselves as identified or communicated in writing to the Service Provider and interpreted, augmented or modified by the Customer Compliance Directives (the “Customer Compliance Requirements”); and

(iv)	all Customer Compliance Directives.
If the Service Provider determines that the performance of the Services requires an interpretation of any aspect of the Customer Compliance Requirements or Procedures Manual(s) (an “Interpretive Issue”), the Service Provider shall present to the Customer compliance officer or his/her designee for such purpose, in writing the factual scenario in issue for resolution. The Customer compliance officer or his/her designee, shall as soon

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as practical instruct the Service Provider in writing with respect to each such Interpretive Issue so presented to him/her, and the Service Provider is authorized to act and rely on, and shall promptly implement such Customer instruction(s) in the performance and delivery of the Services. All Customer interpretative responses regarding Interpretive Issues shall be deemed Customer Compliance Directives.
(b)	The Service Provider will not be responsible for a failure to comply with the provisions of Section 3.19(a)(iii) or (iv) above to the extent that it relies on the Customer Compliance Directives (and where there are multiple Customer Compliance Directives relating to an aspect of the Services, on the most recent Customer Compliance Directive applicable to such aspect of the Services) or other written instructions authorized by the Customer regarding the manner of such compliance (including, without limitation, reliance on the “Standards, Policies & Procedures” Exhibit).

(c)	In addition, except as provided in the second sentence of this Section 3.19(c), the Service Provider will not be responsible for a failure to comply with the provisions of Section 3.19(a)(iii) or (iv) above if such failure to comply occurs at any time prior to the first (1st) anniversary of the Effective Date and results from the performance by the Service Provider, its Affiliates or their subcontractors of the Services in the same manner as such services were performed by the applicable member of the Customer Group before being taken over by the Service Provider; provided, however, that in such a case, the Service Provider will expeditiously notify the Customer of such non-compliance and the Parties will remedy such non-compliance on an expedited basis. The Service Provider shall not be entitled to the relief granted in the preceding sentence if a failure to comply occurs because (A) the Customer through a Customer Compliance Directive has previously instructed the Service Provider to alter or change the pre-existing methods and processes employed by the members of the Customer Group and the Service Provider fails timely to comply with such Customer Compliance Directive or (B) the terms of this Agreement including, without limitation, Exhibit 23, the “Transformation by Service Tower” Exhibit, require the Service Provider to change the manner in which the services were previously performed by the Customer and the Service Provider fails timely to execute or implement such change. At all times after the first (1st) anniversary of the Effective Date, the relief granted to the Service Provider in the first sentence of this Section 3.19(c) will not apply.

(d)	From time to time the Customer may instruct the Service Provider in writing as to compliance with any of the Customer Compliance Requirements and changes in the Service Provider’s policies, procedures and processes relating to such compliance (a “Customer Compliance Directive”). The Customer Compliance Directives shall be listed in Exhibit 19, the “Standards, Policies & Procedures” Exhibit. The Service Provider is authorized to act and rely on, and shall promptly implement, each Customer Compliance Directive in the performance and delivery of the Services, subject to the provisions of this Section. To the extent that the Customer directs the Service Provider to comply with additional corporate compliance policies or modifies or amends the policies listed on Exhibit 19, the “Standards, Policies & Procedures” Exhibit, and provides the Service Provider a written copy of such corporate compliance policies, such additional policies, modifications or amendments will for purposes of this Section 3.19 be deemed Customer Compliance Directives and the Service Provider shall, and shall cause each of its subcontractors to, comply with such corporate compliance policies as and to the extent applicable to functions of the Customer Group for which the Service Provider is responsible.

(e)	The Service Provider shall promptly notify the Customer of any change in the Service Provider Laws relating to (i) the performance, delivery or use of the Services by the Customer Group, or (ii) the performance of the Service Provider’s other obligations under this Agreement. Subject to Section 6.4, the Service Provider agrees, at its expense,

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to make any changes to the Services and take other actions which are necessary to maintain compliance with Service Provider Laws applicable to its performance and to the provision of the Services or to its performance of the Service Provider’s other obligations under this Agreement. Subject to Section 6.4, the Customer may submit to the Service Provider findings and recommendations regarding changes to the Services necessary for the compliance by the Service Provider or its subcontractors with Service Provider Laws which the Service Provider will analyze and consider in good faith. The Service Provider shall promptly respond to the Customer regarding the Service Provider’s evaluation and activity plan for such findings and recommendations.
(f)	The Customer shall notify the Service Provider of any new Customer Laws or changes in the Customer Laws that are applicable to the Services and the Service Provider shall work with the Customer to the extent necessary to identify the impact of such new Customer Laws and changes in the Customer Laws on the Service Provider’s performance and the Customer Group’s and Authorized Users’ receipt and use of the Services.

(g)	The Service Provider shall, with the Customer’s approval and at the Service Provider’s expense, conform the Services in a timely manner to any changes in the Service Provider Laws and to changes in laws that require changes to the Services only because the Services were outsourced (including, without limitation, outsourcing such Services to countries outside the United States). For new or changed Customer Compliance Requirements (including the Customer Compliance Directives) or other changes to laws (other than those that are the Service Provider’s responsibility pursuant to the immediately preceding sentence) that require increases or result in decreases in the resources required to perform the Services, the Fees will be adjusted by the Service Provider to reflect such increases or decreases through the applicable Change Control Process. However, to the extent that the expense of such changes can be allocated to multiple customers of the Service Provider, additional Fees will be equitably allocated to reflect the allocation of such expense. The Service Provider shall identify changes to the Services resulting from the circumstances described in the preceding sentence in a written proposal that shall propose a method of integrating such changes in a cost-effective manner and without disruption of the Services (as modified by such changes), and shall identify the Service Provider’s increased or decreased Fees that will result therefrom and the Service Provider’s proposed adjustment of the Fees to reflect such changes. Such changes and adjustments shall:
(i)	equitably account for any efficiencies, economies or reduced or increased resource requirements resulting from any changes in the Services or to the Service Levels resulting from such changes; and

(ii)	provide modified Fees and expenses that have been determined on a commercially reasonable basis consistent with the other Fees and expenses.
If a change in the laws (other than the laws described in the first sentence of this Section 3.19(g)) requires a change in the Services, and the Service Provider charges to implement such change represents an increase of greater than ten percent (10%) in the Fees for such Services or a material reduction in the quality or scope of the Services, then the Customer shall have the right to terminate the affected Service Tower or Service Category by payment of the Applicable Termination Fees for termination pursuant to this Section. Upon the Customer’s agreement to the proposed changes and adjustments, the Service Provider will execute the Change subject to and in accordance with the terms of Section 6.4 hereof.

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4. WARRANTIES/REPRESENTATIONS/COVENANTS
     4.1 Work Standards
The Service Provider warrants and represents and covenants that (a) it has, and during the Term will have, and each of its Affiliates and subcontractors that it will use to provide and perform the Services has and during the Term will have, the necessary knowledge, skills, experience, qualifications and resources to provide and perform the Services in accordance with this Agreement; and (b) the Services shall be performed for the Customer Group in a diligent, workmanlike manner in accordance with standards adopted by other service providers providing services of similar scope or scale applicable to the performance of such services; provided, however, that to the extent a Service Level defines the required level of performance for a Service, this Section 4.1 shall not impose performance obligations at a level higher than such Service Level.
     4.2 Non-Infringement
Each of the Parties covenants that it shall perform its responsibilities under this Agreement in a manner that (a) to its knowledge does not infringe any patent right of any third party and (b) does not infringe, or constitute an infringement or misappropriation of, any trade secret, copyright or other proprietary right (exclusive of patent rights) of any third party; provided however that the Service Provider shall not be in breach of this covenant to the extent any infringement or misappropriation by the Service Provider in the course of performing the Services is caused by the Customer’s failure to have obtained any Required Consents that the Customer is responsible for obtaining. Notwithstanding this provision or any other provision in this Agreement, the Customer makes no warranty or representation with respect to any claims for such infringement or misappropriation by virtue of its compliance with obligations herein to provide the Service Provider access to, use of or benefits of any Third Party Contracts prior to receiving the necessary Required Consents and the Service Provider makes no warranty or representation with respect to business processes that the Customer requires the Service Provider to use or follow.
     4.3 Disabling Code
Each of the Customer and the Service Provider warrant and represent and covenant that without the prior written consent of the other Party, it shall not, and shall not permit its Affiliates or subcontractors to, insert any Disabling Code into the Software or knowingly invoke any Disabling Code that may be part of the Software at any time, including upon expiration or termination of this Agreement for any reason, without the written consent of the other Party.
     4.4 Authorization and Enforceability
Each Party hereby represents and warrants that:
(a)	it has all requisite corporate power and authority to enter into, and fully perform pursuant to, this Agreement;

(b)	the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly authorized by all requisite corporate action on its part;

(c)	this Agreement has been duly executed and delivered by such Party; and

(d)	no consent or approval of any state or federal authority not otherwise obtained is required for it to enter into this Agreement and to carry out its obligations hereunder.

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     4.5 Maintenance/Deliverables Conformance to Specifications
The Service Provider covenants that it shall maintain the Equipment and Software for which the Service Provider is responsible so that they operate in accordance with their specifications. The Service Provider further covenants that with respect to Deliverables having acceptance criteria and related specifications, such Deliverables shall conform with the applicable specifications for twelve (12) months following final acceptance of such Deliverables in accordance with the terms of this Agreement. The foregoing will not extend to any nonconformity attributable to (i) any change or modification to a Deliverable performed by a party other than the Service Provider, its Affiliates or their subcontractors without the Service Provider’s approval or (ii) the use of such Deliverable other than in accordance with the applicable documentation.
     4.6 Efficiency and Cost Effectiveness
The Service Provider covenants that it shall use commercially reasonable efforts (a) to efficiently administer, manage, operate and use the resources employed by the Service Provider to provide and perform the Services that are chargeable to the Customer under this Agreement; (b) to diligently improve the performance and delivery of the Services by the Service Provider and the elements of the policies, processes, procedures and Systems that are used by the Service Provider to perform and deliver the Services, including, without limitation, re-engineering, tuning, enhancing, balancing or reconfiguring the processes, procedures and systems used to perform, deliver and track the Services; and (c) to perform the Services in a cost-effective manner consistent with the required level of quality and performance.
     4.7 Software Ownership or Use
The Service Provider warrants and represents and covenants that it is either the owner of, or authorized to Use, in the manner proposed to be used by the Service Provider hereunder, the Service Provider Software and other materials provided and used by the Service Provider, directly or indirectly, to perform and deliver the Services.
     4.8 Inducements
The Service Provider represents and warrants and covenants that it has not violated, and shall not violate, any applicable laws or regulations or any of the Customer policies in existence as of the Effective Date of which the Service Provider has been given notice regarding the offering of unlawful inducements in connection with this Agreement and, following notification of any changes to such Customer policies during the Term, will not violate such revised Customer policies.
     4.9 Disclaimer
(a)	The Service Provider will not be responsible for any inaccuracy of any advice, report, data or other product delivered to the Customer to the extent any inaccuracies are caused by data or software provided by the Customer. The Service Provider will promptly notify the Customer of any such inaccuracies of which the Service Provider becomes aware and the cause therefor if known by the Service Provider. The Service Provider will use commercially reasonable efforts to assist the Customer Group to remedy such problems.

(b)	The Service Provider does not, unless expressly specified for a specific Service, warrant or assure uninterrupted or error-free operations of Software or Equipment; provided, that the foregoing will not relieve the Service Provider of its obligations to satisfy the Service Levels and provide the Services as set forth in this Agreement without material degradation or interruption.

(c)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, AND THERE ARE NO IMPLIED WARRANTIES OR REPRESENTATIONS, INCLUDING,

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BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR REPRESENTATIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     4.10 Regulatory Approvals and Licenses
(a)	To the extent required by applicable Service Provider Laws, the Service Provider, at its cost and expense, shall, and shall cause each of its subcontractors to, obtain and keep current all necessary regulatory approvals applicable to its or their business and the provision of the Services and obtain and keep current all necessary licenses and permits applicable to its or their business and to the provision of the Services.

(b)	To the extent required by applicable Customer Laws, the Customer, at its cost and expense, shall, and shall cause the members of the Customer Group to, obtain and keep current all necessary regulatory approvals applicable to its or their business and the receipt of the Services and obtain and keep current all necessary licenses and permits applicable to its or their business and to the receipt of the Services.
     4.11 Date Warranty
The Service Provider warrants and represents and covenants that the Services will not be adversely affected in any way by any date data, date setting, date value, date input or other date related data and any combination thereof (including leap year), whether falling on, after or before January 1, 1999, September 9, 1999, December 31, 1999, or January 1, 2000, as a result of any failure of the Service Provider Software to properly process, receive or provide such date related data within and between the twentieth and twenty-first centuries (including leap year) excluding Services failures and other problems caused by such date related failures that arise as a consequence of defects in the Customer Owned Software or other Software not provided by or through the Service Provider, its Affiliates or their subcontractors.
     4.12 Covenant of Cooperation and Good Faith
The Parties shall timely, diligently, in good faith and on a commercially reasonable efforts basis, cooperate with each other, with due consideration of the goals, objectives and purposes of this Agreement, to facilitate the performance of their respective duties and obligations set forth in this Agreement and to reach agreement with respect to matters left for further review, consideration or negotiation and agreement by the Parties as specifically set forth in this Agreement.
     4.13 Absence of Litigation
Each Party represents and warrants that as of the Effective Date no claim, litigation, proceeding, arbitration, investigation or material controversy is pending, or to its knowledge, has been threatened or is contemplated, which would have a material adverse effect on its ability to enter into this Agreement, to perform, provide or receive the Services, as the case may be, or to perform its other obligations in accordance with this Agreement.
     4.14 No Solicitation
(a)	Subject to Section 4.14(b) and Section 12.4(g) hereof, neither the Service Provider, its Affiliates or its or their subcontractors, on the one hand, or the Customer or the other members of the Customer Group, on the other hand, shall directly or indirectly, solicit or hire (i) in the case of the Service Provider, its Affiliates, and its or their subcontractors, the employees of the members of the Customer Group involved in the performance or execution of any Customer obligations hereunder (other than the Affected Employees as contemplated by this Agreement or as otherwise approved in writing in advance by the Customer), for two (2) years following the date that any of the foregoing employees

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ceases to be involved in the performance of the Customer’s responsibilities hereunder (unless approved in writing in advance by the Customer) or (ii) in the case of the Customer and the members of the Customer Group, the employees of the Service Provider and its Affiliates and Approved Subcontractors involved in the performance or execution of any Service Provider responsibilities hereunder, for two (2) years following the date that any of the foregoing employees ceases to be involved in the performance of the Service Provider’s responsibilities hereunder (unless approved in writing in advance by the Service Provider).
(b)	The Parties and their Affiliates (and in the case of the Service Provider, its subcontractors), may make general solicitations to the public (including solicitations by way of job-posting web sites) or solicitations by a retained third party so long as the third party is not specifically directed by a Party or its Affiliates or subcontractors to make such solicitation to the employees to which the limitations of paragraph (a) above applies, and hire any such person that responds to such a general solicitation.
     4.15 Service Provider to Provide and Manage Necessary Resources
Except as otherwise expressly provided in this Agreement, the Service Provider shall have the responsibility and obligation to provide and administer, manage, support, maintain and pay for all resources (including, without limitation, personnel, hardware, software, facilities, services and other items, however described) necessary or appropriate for the Service Provider to provide, perform and deliver the Services as described in this Agreement.
     4.16 Functionality, Performance, Capabilities, etc.
The Service Provider shall cause the Services, and each of the components of the Services, to at all times, (i) possess the features, functionality, compatibility, configuration, scalability, performance and integration capabilities expressly set forth in this Agreement; and (ii) be integrated, compatible and interoperable in a manner that will conform to the specifications relating to the functionality, performance and scalability of the Services and that will satisfy the Services Levels, provided that the Customer Group properly and timely comply with the Service Provider’s directions to the Customer in accordance with this Agreement regarding the Customer’s responsibilities in connection with the Services and the configuration, operation and use of the Services and the components of the Services.
     4.17 Export; Immigration
(a)	The Parties acknowledge that any products, software, data, and technical information (including, but not limited to services and training) provided by the Customer Group to the Service Provider and its subcontractors or by the Service Provider to the Customer Group under this Agreement may be subject to U.S. export laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those regulations. Each Party agrees that it will not use, distribute, transfer, or transmit any products, software, data, or technical information (even if incorporated into other products) provided to it by the other Party pursuant to this Agreement in violation of U.S. export laws and regulations. Neither Party will directly or indirectly “export” or “reexport” software or “technical data” or other data disclosed to it by the other Party or the direct product of such software or “technical data” or other data to any country, or citizen of any country, prohibited by U.S. export laws (as the identity of such countries and citizens of such countries may be updated from time to time by the applicable United States governmental agencies). The Party providing the products, software, data or technical information that will be imported/exported into and from any countries pursuant to this Agreement shall make the determination of the applicable and requisite import/export restrictions and requirements and the other Party shall comply with such restrictions and requirements; provided, however, that in the event of products, software, data or technical information provided by the Customer, the Customer shall only make

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such determination as to any U.S. import/export restrictions and requirements and the Service Provider shall make such determination as to any non-U.S. import/export restrictions and requirements. Any change in the manner or method by which the Services are performed or provided as a result of such restrictions and requirements shall be addressed in accordance with the applicable Change Control Process.
(b)	The Service Provider agrees at its cost and expense to obtain all necessary passports, visas and other immigration documents and perform all related actions necessary for its employees and agents to enter and perform the Services in the United States and any other jurisdiction required pursuant to this Agreement, and to otherwise comply with all applicable laws and regulations relating to immigration in such jurisdictions that are applicable to it or its personnel or agents.
(c)	The Service Provider shall be responsible for all tariffs, duties and import/export fees and costs and the costs of compliance with all import/export laws and regulations with respect to the performance or delivery of the Services or any part thereof, outside of the United States to any location of the members of the Customer Group or any Authorized User that is located within the United States.
     4.18 IP Rights License
The Customer represents and warrants that it has a license to the IP Rights sufficient to enable the Service Provider and its Affiliates and the Key Approved Subcontractors (and the subcontracting entity identified in Part 4 of Exhibit 28) to perform the Services in the manner contemplated by this Agreement, provided that use of such IP Rights license by the Service Provider and its Affiliates and the Key Approved Subcontractors and the entity identified in Part 4 of Exhibit 28 pursuant to such license is solely for the purpose of providing the Services to the members of the Customer Group and the Authorized Users (the “Permitted Use”).
     4.19 Services Not to be Withheld
The Service Provider shall not Abandon the Services under this Agreement. In the event of Abandonment, the provisions of Part I of Exhibit 28 will apply.
     4.20 Service Provider Disqualification
Neither the Service Provider nor any subcontractor or Affiliate of the Service Provider who will be engaged in the provision of the Services (i) is, as of the Effective Date, debarred by a Governmental Authority or (ii) shall use, in any capacity, in connection with the performance of the Services, any person or entity who or that has been debarred by any Governmental Authority. If the Service Provider learns that a person or entity performing on its behalf under this Agreement has been debarred by any Governmental Authority, the Service Provider shall promptly notify Customer and shall prohibit such person or entity from performing on its behalf under this Agreement.
     4.21 ISO 9001
The Service Provider warrants and covenants that, with the exception of the Customer facilities or facilities previously occupied by a member of the Customer Group that the Service Provider or one of its subcontractors shall use to provide the Services, the quality certifications for the Service Provider owned or leased facilities at which the Services are performed and provided, and, to the extent applicable, the personnel who will perform the Services (excluding the Affected Employees), are, and during the Term shall be, ISO 9001 qualified and certified.

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5. TRANSFER, TRANSITION AND TRANSFORMATION
     5.1 Transition Plans
(a)	A high level transition plan (with appropriate contingency plans) describing the tasks, methods, procedures and timing of the steps the Service Provider shall take to transition responsibility and operations for a Service Category or Service Tower to the Service Provider and avoid interruptions and degradations of the Services during the transition, is set forth in Exhibit 22, the “Transition by Service Tower” Exhibit. The transition management methodology and the transition plan applicable to each Service Tower describes the overall transition and implementation process, including: (i) the Service Provider’s overall approach; (ii) major activities and schedules for the transition, including critical milestones; (iii) the Service Provider’s description of the transition of each in-scope function to the Service Provider; and (iv) the specific activities which are Customer’s responsibility as part of the applicable transition plan. Unless otherwise specified in a transition plan, within sixty (60) days after the Effective Date, the Service Provider shall deliver to Customer for its review, comment, and approval a written detailed work plan(s) based on and consistent with the applicable transition plan. Such detailed work plan(s), once approved by Customer, shall become a part of the applicable transition plan and be incorporated therein. Except as set forth in Exhibit 22, the “Transition by Service Tower” Exhibit, no member of the Customer Group shall incur any charges, fees or expenses payable to the Service Provider or third parties in connection with the Service Tower transitions. The Service Provider shall perform the tasks described in each Service Tower transition plan in a manner that shall not disrupt or adversely impact the business or operations of any member of the Customer Group or (ii) degrade the Services then being received by any member of the Customer Group, except (1) as may otherwise be provided in the applicable Service Tower transition plan and (2) to the extent such disruption, adverse impact or degradation is caused by Customer’s failure to perform its designated obligations in the Service Tower transition plan.
(b)	The Service Provider shall provide cooperation and assistance required or requested by Customer in connection with Customer’s evaluation or testing of the Deliverables as set forth in each Service Tower transition plan. The Service Provider shall identify and resolve any problems that may impede or delay the timely completion of each task in each Service Tower transition plan that are the Service Provider’s responsibility and shall use reasonable efforts to assist Customer with the resolution of any problems that may impede or delay the timely completion of each task in each Service Tower transition plan that are Customer’s responsibility.
(c)	No functionality of the services or operations being transitioned shall be disabled or cut over to a new service or replacement functionality until the new service or functionality is demonstrated to the Customer’s satisfaction to have at least equivalent capabilities for such functionality and the Customer has provided written notice of acceptance of such capability; provided, however, that the Service Provider shall not be required to keep such dual services or operations enabled for more than thirty (30) days (or, in specific circumstances, if any, to be mutually agreed by the Parties in which it is not reasonably possible to test and verify the proper functioning of the new service or functionality within thirty (30) days, such longer period as is reasonable under the circumstances) at the Service Provider’s expense unless the Customer has identified and notified the Service Provider within such period of reasonable concerns, in which case the Parties will agree to a reasonable timeframe for continuation of the identified services or operations at the Service Provider’s expense.
(d)	The Customer shall have the right to monitor, test and otherwise participate in the transition. The Service Provider shall immediately notify the Customer if such monitoring, testing or participation has caused (or in the Service Provider’s reasonable

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opinion may cause) a problem or delay in the transition and work with the Customer to prevent or circumvent such problem or delay.
(e)	Customer shall have the right to temporarily suspend the transition by providing notice to the Service Provider if the Service Provider is responsible for the transition failing to fulfill the requirements set out in the approved transition plan or otherwise causing a material disruption in Customer’s business environment occasioned by the carrying out of the transition, until such time as the Service Provider can demonstrate to the Customer’s satisfaction that it is capable of and will satisfy such requirements or end such disruptions.
(f)	During the transition period, the Customer will cooperate with the Service Provider in implementing the transition plan by providing the personnel (or portions of the time of the personnel) set forth in the transition plan (“Transition Personnel”) and performing the tasks described for the Customer in the transition plan; provided, however, the Parties have agreed that the Customer Group will have a limited role and not be responsible for incurring more than immaterial costs, other than the Customer resources specifically identified in the “Transition by Service Tower” Exhibit. During the transition period, the Service Provider will be responsible for the provision of the Services set forth in this Agreement (including within those Services the implementation of the transition plan) in accordance with the transition plan.
(g)	Any delays caused by either party in the execution of the Transition Plans will be addressed as set forth in Exhibit 28.
     5.2 Transformation Plan
(a)	A plan (with appropriate contingency plans) describing the tasks, activities, responsibilities and timing of the steps the Service Provider shall take to transform and continue to evolve and integrate the operations covered by the Service Towers and encompassed by the Services is set forth in Exhibit 23, the “Transformation by Service Tower” Exhibit. The transformation management methodology is also set forth in Exhibit 23, the “Transformation by Service Tower” Exhibit. The transformation plans describe the overall transformation process, including: (i) the Service Provider’s overall approach; (ii) major activities and schedules for the transformation, including critical milestones and (iii) the specific activities which are Customer’s responsibility as part of the applicable transformation effort.
(b)	The Service Provider shall provide cooperation and assistance required or requested by Customer in connection with Customer’s evaluation or testing of the Deliverables as set forth in each Service Tower transformation plan. The Service Provider shall identify and resolve any problems that may impede or delay the timely completion of each task in each Service Tower transformation plan that are the Service Provider’s responsibility and shall use reasonable efforts to assist Customer with the resolution of any problems that may impede or delay the timely completion of each task in each Service Tower transformation plan that are Customer’s responsibility.
     5.3 Affected Employees
In order to facilitate the orderly assumption by the Service Provider of it obligations under this Agreement, the Service Provider shall employ or offer employment to (or cause its Affiliate or Approved Subcontractor to do so, as applicable), the Customer Group personnel identified in the Exhibit 7, “Human Resources” Exhibit (the “Affected Employees”) in accordance with the terms and conditions of Exhibit 7, the “Human Resources” Exhibit, and applicable local law. The terms and conditions applicable to the interviewing and hiring of the Affected Employees are set forth in Exhibit 7, the “Human Resources” Exhibit. All costs and expenses incurred by the Service

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Provider in connection with the offer to employ and the employment of the Affected Employees shall be the responsibility of the Service Provider. Except as Exhibit 7, the “Human Resources” Exhibit, expressly provides otherwise, the Service Provider will promptly reimburse the Customer for the amount of salary and benefit costs incurred by the Customer, if any, with respect to each Affected Employee on and after the relevant Commencement Date(s) for the period until they become employees of the Service Provider, the period for acceptance of an offer of employment by Service Provider expires without acceptance of such offer by the applicable Affected Employee, or the Service Provider determines not to offer employment to an Affected Employee and notifies the Customer in writing of such determination.
6. GOVERNANCE
     6.1 Relationship Management and Contract Governance Model
(a)	The Service Provider acknowledges that it is a key business requirement of the Customer that the Service Provider provide the Services in a consistent, integrated manner across all Service Towers. To meet that requirement, the Service Provider will adhere to the relationship management and contract governance model and processes as described in Exhibit 8, the “Governance” Exhibit.
(b)	The Service Provider organization responsible for the Service Provider’s relationship with the Customer and delivery of the Services will be led by a Service Provider Account Executive (“Service Provider AE”), whose counterpart will be the Customer Program Manager (“the Customer PM”). The Service Provider AE will serve as the primary point of contact with the Customer PM and the Customer PM will serve as the primary point of contact with the Service Provider AE.
(c)	The Service Provider AE will be supported by additional Service Provider personnel, whose roles and responsibilities are set forth in Exhibit 8, the “Governance” Exhibit.
     6.2 Meetings
The Parties shall determine an appropriate set of meetings to be held between their representatives, which shall include at least a monthly meeting of the Service Provider AE with the Customer PM. The Service Provider shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. The Service Provider will make such changes to the agenda as the Customer may request. The Customer will chair all such meetings. At the Customer’s request, the Service Provider shall prepare and circulate minutes promptly after each meeting. Such minutes shall not be binding on either Party.
     6.3 Procedures Manual(s)/Training Materials
(a)	The “Procedures Manual(s)” shall describe how the Service Provider shall perform and deliver the Services under this Agreement, the Equipment and Software being used, and the documentation (e.g., operations manuals, user guides, specifications) which will provide further details of such activities. The Procedures Manual(s) shall describe the activities the Service Provider proposes to undertake to provide the Services, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken by other service providers who provide services similar in scope and scale to the Services. The Procedures Manual(s) also shall include detailed descriptions of the acceptance testing and quality assurance procedures approved by the Customer, the Service Provider’s problem management and escalation procedures, and the other standards and procedures of the Service Provider pertinent to the Customer’s interaction with the Service Provider in obtaining the Services. The Procedures Manual(s) shall be suitable for use by the Customer to understand the Services and the Service Provider’s organization, resources, methods, procedures and processes for

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performing, providing and managing the Services and its obligations under this Agreement.
(b)	By the applicable dates set forth in Exhibit 28, the Service Provider shall deliver drafts of the Procedures Manual(s) listed in Exhibit 28 to the Customer, for the Customer’s comments and review. The Service Provider shall incorporate reasonable comments or suggestions of the Customer and shall finalize the Procedures Manual(s) within the periods specified in Exhibit 28. The final Procedures Manual(s) shall be subject to the approval of the Customer. The Service Provider shall periodically (but not less frequently than on a calendar quarterly basis) update the Procedures Manual(s) to reflect changes in the operations or procedures described therein. Updates of the Procedures Manual(s) shall be provided to the Customer for review, comment and approval. The Service Provider shall perform the Services in accordance with the most recent Customer-approved version of the Procedures Manual(s). In the event of a conflict between the provisions of this Agreement and the Procedures Manual(s), the provisions of this Agreement shall control. The Procedures Manual(s) shall be considered operational document(s), which the Service Provider AE and the Customer PM may revise by mutual written agreement without the need to amend this Agreement.
(c)	The Service Provider shall, with the Customer’s review and approval, establish, maintain and keep current training materials and other documentation required by the Service Provider to perform the Services. The Service Provider shall be responsible for training its personnel to perform the Services in accordance with the terms of this Agreement.
(d)	If the Customer does not believe such training methods are adequate or are not in compliance with the Customer’s Compliance Requirements, the Customer shall notify the Service Provider of such non-compliance and the Service Provider shall immediately rectify such non-compliance at the Service Provider’s cost and provide the Customer with evidence thereof.
     6.4 Change Control Process
(a)	The Customer shall have the right to approve in advance any change, action or decision of the Service Provider with respect to the provision of Services to the Customer that (i) may reasonably be expected to have an adverse effect on the Services, including a deterioration in the quality or interruption of the Services or the Customer Group’s ability to access the Services; (ii) may reasonably be expected to have an adverse effect on the manner in which the Services are performed; (iii) requires that any member of the Customer Group change the way it conducts its operations; (iv) increases Fees by the Service Provider to or the costs (including taxes) incurred by the Customer Group to receive and use the Services or otherwise; (v) involves any change in the locations at or from which any of the Services are performed or provided as set forth in Section 3.6(d), (e), (f) and (g); (vi) may reasonably be expected to result in any decrease in the security or integrity of the operations or the Company Information of the Customer Group; (vii) may result in any change in the internal controls of the Service Provider or its subcontractors applicable to the Services described in Section 3.4, or (viii) the Service Provider performs and or provides services to or for any person or entity other than members of the Customer Group from the Customer Service Recipient Locations (collectively, “Strategic Changes”). The Customer will have the right to set priorities in scheduling such changes.
(b)	Parties will follow an agreed Change Control Process to manage Strategic Changes (“Strategic Change Control Process”) to the environment and infrastructure used to provide the Services in a controlled manner with minimum disruption. The purposes and objectives of the Strategic Change Control process are (i) to determine whether a Strategic Change to the environment and infrastructure used to provide the Services is

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within the scope of the Services or constitutes a New Service, (ii) to prioritize all requests for Strategic Changes, (iii) to minimize the risk of exceeding time or cost estimates associated with the Strategic Change by identifying, documenting, quantifying, controlling, managing and communicating Strategic Change requests, their disposition and, as applicable, implementation, and (iv) to identify the different roles, responsibilities and actions that shall be assumed and taken by the Parties to define and implement the Strategic Changes. The Strategic Change Control process covers all activities from receipt of a request for a Strategic Change to the post-implementation review. The Strategic Change Control process will produce approval or other action with respect to any proposed Strategic Change. The Service Provider shall not carry out any Strategic Change that is not approved by the Customer as required by Section 6.4(a). The Strategic Change Control process will be included as part of Exhibit 8, the “Governance” Exhibit.
(c)	“Operational Changes” shall mean those changes that are not reasonably expected to (i) have an adverse effect on the Services, such as a deterioration in the quality or interruption of the Services or the Customer Group’s ability to receive the Services; (ii) have an adverse effect on the manner in which the Services are performed; (iii) require any member of the Customer Group to change the way it conducts its operations; (iv) increase Fees by the Service Provider to or the costs (including taxes) incurred by the Customer Group to receive and use the Services (v) involve any change in the locations at or from which any of the Services are performed or provided as set forth in Section 3.6(d), (e) and (f); (vi) result in any decrease in the security or integrity of the operations or the Company Information of the Customer Group; or (vii) result in any change in the internal controls of the Service Provider or its subcontractors applicable to the Services described in Section 3.4, or (viii) involve provision of services to or for any person or entity other than members of the Customer Group from the Customer Service Recipient Locations.
(d)	The Service Provider will follow a Change Control Process to manage Operational Changes (“Operational Change Control Process”). The purpose and objectives of the Operational Change Control Process are (i) to prioritize all requests for Operational Changes, (iii) to minimize the risk of Operational Changes by identifying, documenting, quantifying, controlling, managing and communicating Operational Change requests, their disposition and, as applicable, implementation (iii) allow the Service Provider to manage Operational Changes as required without approval from the Customer. The Operational Change Control Process will be documented in the Procedures Manual(s).
(e)	Notwithstanding the foregoing, the Service Provider may make an emergency change to the Services without the Customer’s prior approval if required to ensure the uninterrupted delivery of the Services or any portion thereof, or to minimize damage to the systems or Customer Data. In each such event, the Service Provider shall promptly (but in no event longer than twenty-four (24) hours after the decision to make such change), notify the Customer, orally and in writing, of such change, the time and date on which such change was implemented and the reason(s) for such change. If such change would have required Customer’s prior approval under this Agreement, except for this emergency exception, then Customer shall have the option to direct the Service Provider to remove such change and the Service Provider shall promptly remove such change and restore the Services as performed or delivered prior to such change.
     6.5 Reports
The Service Provider shall prepare and deliver to the Customer the reports and compilations of information set forth in Exhibit 15, the “Reports” Exhibit, according to the schedule or with the frequency set forth in that Exhibit.

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7. SERVICE PROVIDER PERSONNEL
     7.1 Account Executive
Unless otherwise provided in this Agreement, the Service Provider shall cause the person assigned as the Service Provider AE to devote substantially all of his or her working time and effort in the employ of the Service Provider to his or her responsibilities for the provision of the Services, subject to the Service Provider’s reasonable holiday, vacation and medical leave policies and subject to occasional, short-term, non-recurring work on other assignments by the Service Provider related to the Service Provider AE’s areas of expertise. The Service Provider AE shall serve as the single point of accountability for the Service Provider for the Services and shall have the additional responsibilities described in Exhibit 8, the “Governance” Exhibit. The Service Provider AE’s compensation shall include meaningful financial incentives based on the Customer’s satisfaction with the Services.
     7.2 Replacement of Personnel
(a)	The Service Provider shall assign an adequate number of the Service Provider personnel to perform the Services. The Service Provider personnel shall be properly educated, trained and fully qualified for the Services they are to perform.
(b)	If the Customer determines that it is not in the Customer’s best interests for any Service Provider or subcontractor employee to be appointed to perform or to continue performing any of the Services, the Customer may give the Service Provider written notice to that effect and the Service Provider will take prompt action, at no expense to the Customer, to remedy the situation to the satisfaction of the Customer including, without limitation, removing such Service Provider or subcontractor employee from the Customer account if requested by Customer. If, following discussions with the Customer, the Service Provider must replace the individual on the Customer’s account, the Service Provider will do so with an individual of suitable ability and qualifications, with the Customer’s approval.
     7.3 Key Service Provider Personnel and Positions
(a)	The Customer will designate members of, or positions on, the Service Provider’s staff for the Services as Key Service Provider Personnel. The Key Service Provider Personnel shall be listed or identified in Schedule 7.4, the “Key Service Provider Personnel and Positions” Schedule, to Exhibit 7, the “Human Resources” Exhibit.

(b)	The Service Provider shall cause the Service Provider Personnel who are Key Service Provider Personnel or who occupy each of the Key Service Provider Personnel Positions to devote substantially all of their working time and effort in the employ of the Service Provider to his or her responsibilities for the provision of the Services, subject to the Service Provider’s reasonable holiday, vacation and medical leave policies and subject to occasional, short-term, non-recurring work on other assignments by the Service Provider related to the Key Service Provider Personnel’s areas of expertise.

(c)	The Customer may from time to time change the designated Key Service Provider Personnel and Positions under this Agreement, provided that without the Service Provider’s consent, the percentage of all full-time equivalent Service Provider personnel represented by the Key Service Provider Personnel and Positions shall not exceed the percentage as of the Commencement Date on which the largest number of personnel and positions were so designated.

(d)	Before the initial and each subsequent assignment of an individual to a Key Service Provider Personnel Position, the Service Provider shall notify the Customer of the proposed assignment, introduce the individual to appropriate representatives of the

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Customer and, consistent with the Service Provider’s personnel practices, provide the Customer with a resume and any other information about a prospective individual reasonably requested by the Customer. If the Customer objects to the proposed assignment, the Parties shall attempt to resolve the Customer’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve the Customer’s concerns within five (5) working days, the Service Provider shall not assign the individual to that position and shall propose to the Customer the assignment of another individual of suitable ability and qualifications.
(e)	The Service Provider will give the Customer, where reasonably possible, at least ninety (90) days advance notice of a change of the person appointed to a Key Service Provider Personnel Position, and will discuss with the Customer any objections the Customer may have to such change. Where reasonably possible, the Service Provider will arrange for the proposed replacement for an individual appointed to a Key Service Provider Personnel Position to work side-by-side with the individual being replaced during the notice period to achieve an effective transfer of knowledge prior to the incumbent leaving his or her position. The Service Provider shall not reassign or replace any person assigned to a Key Service Provider Personnel Position during the first year of his or her assignment to the Customer service team, nor shall the Service Provider assign more than five (5) different individuals to a single Key Service Provider Personnel Position during the Term, unless the Customer consents to such reassignment or replacement, or the Service Provider employee voluntarily resigns from the Service Provider, requests a transfer, is terminated by the Service Provider or is unable to work due to his or her death or disability. Individuals designated as Key Service Provider Personnel or filling Key Service Provider Personnel Positions may not be transferred or re-assigned until a suitable replacement has been approved by the Customer, and no such re-assignment or transfer shall occur at a time or in a manner that would have an adverse impact on delivery of the Services. The Service Provider shall establish and maintain an up-to-date succession plan for the individuals serving in Key Service Provider Personnel Positions.
(f)	The Service Provider shall not assign any of its Key Service Provider Personnel or personnel assigned to Key Service Provider Positions who have been provided access to the Customer Group Data to the account of any of the Customer Group Competitors identified in Exhibit 20, the “Competitors” Exhibit, for a period of one year after such personnel have ceased being a member of the Service Provider’s account team for the Customer.
     7.4 Service Provider Personnel Requirements
(a)	After the Effective Date, the Service Provider shall fill, from its own staff, any vacancies that occurred during the contract negotiation process for this Agreement. As of the Effective Date and throughout the Term, the Service Provider shall be responsible for all recruiting and hiring of staff necessary to meet its Service Level, Schedule and other commitments and to provide continuous improvement to the Service Levels.
(b)	The Service Provider personnel and the personnel of the Service Provider’s subcontractors must successfully complete a background screening (including credit and criminal record reviews) and drug testing, as specified by the Customer, prior to assignment to the Customer service team. The applicable background screening and drug testing procedures and standards are set forth in Exhibit 19, the “Standards, Policies & Procedures” Exhibit, to this Agreement.
     7.5 Retention of Experienced Personnel
(a)	The Customer has identified certain of the Affected Employees as “Knowledge Retention Personnel” due to their possession of knowledge that the Customer believes will be

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critical to the Service Provider in providing the Services. A list of the Affected Employees who are designated as Knowledge Retention Personnel is set forth in Exhibit 7, the “Human Resources” Exhibit. The Service Provider will not transfer or reassign any Knowledge Retention Personnel from his or her current function prior to the successful completion of the transition and transformation projects set forth in Exhibit 22, the “Transition by Service Tower” Exhibit, and in Exhibit 23, the “Transformation by Service Tower” Exhibit, that relate to his or her current function, and thereafter, the Service Provider will use commercially reasonable efforts to keep all Knowledge Retention Personnel as members of the Customer service team through the retention period specified for each Knowledge Retention Personnel in Exhibit 7, the “Human Resources” Exhibit, subject to the Service Provider’s ability to make reasonable opportunities for promotion available to them within the Customer service team. The provisions of Section 7.3(e) shall also apply to changes in the assignment or employment status of Knowledge Retention Personnel, except that the provision of Section 7.3(c) that limits the number of individuals who may occupy a Key Personnel Position during the Term shall not apply to Knowledge Retention Personnel.
(b)	The Customer and the Service Provider agree that it is in their best interests to keep the turnover rate of the Service Provider personnel to a reasonably low level. Accordingly, if the Service Provider fails to meet the Service Levels persistently or continuously and if the Customer reasonably believes such failure is attributable in whole or in part to the Service Provider’s reassignment, movement, or other changes in the human resources allocated by the Service Provider to the performance and delivery of the Services or to the Service Provider subcontractors assigned to the Customer service team, the Customer will notify the Service Provider of such belief and the basis for such belief. Upon receipt of such notice from the Customer, the Service Provider (a) will promptly provide to the Customer a report setting forth the Service Provider’s position regarding the matters raised by the Customer in its notice; (b) will meet with the Customer to discuss the matters raised by the Customer in its notice and the Service Provider’s positions with regard to such matters; and (c) will promptly and diligently take commercially reasonable efforts to modify or eliminate any Service Provider practices or processes identified as adversely impacting the performance and delivery of the Services.
8. RELATIONSHIP PROTOCOLS
     8.1 Annual Updating of Exhibits and Schedules
The Parties agree to review and update the Exhibits and Schedules to this Agreement at least once a year during the Term to accurately reflect the implementation of Changes agreed by the Parties and Changes permitted or required by this Agreement. The preceding sentence is not intended, nor is it authorization, to expand the scope of the Services except as provided pursuant to Section 3.16 (New Services). If the Exhibits and Schedules to this Agreement are not otherwise updated during any Contract Year, the Parties will review and update them during the first month after the end of such Contract Year.
     8.2 Required Consents
(a)	The Customer shall have the financial and legal responsibility for timely obtaining all Required Consents under the Third Party Contracts for use by the Service Provider of the services, products or licenses that are the subject thereof and for any transfer of assets or rights from the Customer as required by this Agreement. Unless this Agreement expressly provides otherwise, the applicable Customer Group member will remain the contracting party of record on each such Third Party Contract.
(b)	With regard to the Customer obtaining any Required Consents, the Service Provider will bear administrative and management responsibility and will prepare all necessary Required Consent letters to the Third Party Providers under the Third Party Contracts and

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manage the process for timely obtaining all such Required Consents. The Service Provider shall provide to Customer the benefit of any relationship of the Service Provider with each such Third Party Provider in obtaining Required Consents to the extent permitted under the Service Provider’s agreements with such Third Party Provider. The Customer will cooperate, and cause the other members of the Customer Group to cooperate, with the Service Provider in obtaining such Required Consents.
(c)	The Service Provider will have management, administrative, financial and legal responsibility for obtaining all Required Consents to secure any rights of use of or access to any assets owned, leased or licensed to the Service Provider or any of its subcontractors required for the Service Provider or such subcontractors to perform and provide the Services to the Customer Group and for the Customer Group and other Authorized Users to use the Services as contemplated by this Agreement. The Customer will cooperate, and cause the other members of the Customer Group to cooperate, with the Service Provider in obtaining such Required Consents.
(d)	For all Third Party Contracts allocable to this Agreement entered into after the Effective Date, the Party having financial responsibility for the product or service to which the Third Party Contract relates shall bear the costs, if any, of obtaining any associated Required Consents. The provisions of this paragraph shall be applicable to New Services unless otherwise provided by the Parties in the applicable Change Control documentation governing New Services.
(e)	If a Required Consent is not obtained, the Service Provider shall implement, subject to Customer’s prior approval, alternative approaches as necessary to provide the Services without such Required Consents. The Party financially responsible for obtaining the Required Consent will be responsible for the financial costs of such alternative approaches required by the failure to timely obtain such Required Consent.
     8.3 Appointment as Attorney In Fact
(a)	The Customer appoints the Service Provider as the attorney in fact of the members of the Customer Group, and the Service Provider accepts such appointment as a part of the Services, for the limited purposes of administering, managing, supporting, operating under and paying under the Third Party Contracts and for making any governmental filings and reports that are the Service Provider’s responsibility in connection with the Services as contemplated by this Agreement. The Customer does not appoint the Service Provider as the attorney in fact of the members of the Customer Group for the purposes of entering into oral or written Agreements with any individual or business entity for or in the name of the Customer Group or their Affiliates, without the prior express written approval of the Customer. The Customer agrees to promptly notify all Third Party Providers under the Third Party Contracts of the Service Provider’s appointment hereunder as attorney in fact.
(b)	The Service Provider will perform its obligations and responsibilities as an attorney in fact pursuant to Section 8.3(a) under all Third Party Contracts to which a member of the Customer Group is a party and for filings and reports identified as Service Provider responsibilities in the applicable Statements of Work, subject to the provisions of this Agreement, including, without limitation, Article 3, Section 8.2, this Section 8.3 and Article 11. Upon the Customer’s request, the Service Provider will provide to the Customer all information and documentation related to its activities as the Customer Group’s attorney in fact with regard to such Third Party Contracts. The Customer may terminate or provide additional restrictions on the Service Provider’s attorney in fact appointment with respect to any Third Party Contract if the Service Provider (i) fails to pay any amount due in a timely manner; (ii) permits a default to occur (whether or not such default may be cured within a specified period which has not expired); or (iii) does

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not diligently pursue the service and financial benefits available to the Customer Group under such Third Party Contract.
     8.4 Conflicts of Interests
Each Party recognizes that the Service Provider personnel providing Services to the Customer Group under this Agreement may perform similar services for others and this Agreement shall not prevent the Service Provider from performing similar services for others subject to the restrictions set forth in Article 11; provided, however, the Service Provider shall not use any of the Customer Provided Hardware or the Customer Software or the Customer Provided Office Furnishings or the Customer facilities to perform services for others (including the Service Provider), without the prior written consent of the Customer.
     8.5 Alternate Providers/Non-Exclusive
(a)	The Service Provider will be engaged by Customer on a non-exclusive basis to provide the Services under this Agreement and, accordingly, Customer and each of its Affiliates who receive or use the Services may engage the third parties to perform, or itself perform, the Services or any element of the Services at any time, subject to Section 3.5(c) of Schedule 4.1, the “Pricing Methodology,” Schedule, to Exhibit 4). The Service Provider shall cooperate with any such third party supplier and the Customer as requested from time to time. Such cooperation shall be for purposes of enabling an orderly transition of responsibilities to the Customer or any third party supplier and shall include, without limitation, to the extent reasonably necessary for transition of the applicable Services to such third party or back to the Customer, (i) providing reasonable physical and electronic access to the Service Provider Service Delivery Locations and other facilities of the Service Provider relating to the provision of the Services; (ii) use of any Equipment used by the Service Provider to perform Services for the Customer Group for the Customer Business; (iii) use of any of the Software (other than any Software where the underlying license agreement does not authorize such access and consent permitting such access and use has not been obtained); (iv) providing such information regarding the operating environment, systems constraints, and other operating parameters as is reasonably necessary for the work product of the third party supplier of the Customer Group to be compatible with the Services or New Services; and (v) such other reasonable cooperation as may be requested by the Customer. In addition, the Service Provider will provide reasonable cooperation to other parties performing services that were transitioned from the Service Provider and to third parties providing new or additional services to the Customer Group. Nothing in this Section 8.5(a) will be construed as providing the Customer or any third party providing services within the scope of the Services with the right to use the facilities of the Service Provider or the Equipment or Software described in item (ii) of the preceding sentence to provide the Services, but rather the access granted pursuant to this Section 8.5(a) will be limited only to such access to facilities and such use of Equipment and Software as may be reasonably necessary to effect an orderly transition of any of the Services to facilities, equipment or software of the Customer or such third party.
(b)	The Service Provider’s obligations hereunder shall be subject to the Customer-engaged third party suppliers’ compliance with reasonable data and physical security and other applicable standards and procedures, execution of appropriate confidentiality agreements satisfying the requirements of Article 11, and reasonable scheduling of access to other resources to be furnished by the Service Provider pursuant to this Agreement.
(c)	If, in the Service Provider’s reasonable, good faith determination, the activities of any third party supplier engaged by the Customer other than at the suggestion of the Service Provider impair the Service Provider’s ability to meet the Service Levels or otherwise provide the Services in accordance with this Agreement, the Service Provider will provide written notice to the Customer of such determination. The Parties will cooperate

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to determine and verify whether such effect is caused by a third party supplier, the extent of such effect, and how to ameliorate any such effect. The Service Provider shall be excused for any inability to meet the Service Levels or otherwise provide any of the Services to the extent, and only for the period, any such third party supplier’s activities directly impair the Service Provider’s ability to meet any Service Level or otherwise provide any of the Services in accordance with this Agreement.
     8.6 Use of Subcontractors
(a)	The Parties will develop and prepare a list of agreed subcontractors that the Parties agree may be engaged by the Service Provider to perform and deliver the part or portion of the Services indicated on such list as a subcontractor to the Service Provider (the “Approved Subcontractors”), which will be set forth in Exhibit 24, the “Service Provider Approved Subcontractors” Exhibit. The Service Provider shall not terminate any subcontracting arrangement with those Approved Subcontractors identified in Exhibit 24, the “Service Provider Approved Subcontractors” Exhibit, as “Key Approved Subcontractors” without the prior written consent of the Customer. The Service Provider shall, however, be relieved of its obligation to meet any Service Level adversely affected by the continued use of a “Key” Approved Subcontractor if the Service Provider has previously informed the Customer of the possibility of degradation in the Services resulting from the continued use of such Approved Subcontractor and, notwithstanding such notice, the Customer refuses to grant its consent to the proposed termination of the subcontracting arrangement with such Approved Subcontractor and instead requires the Service Provider to continue to use the “Key” Approved Subcontractor in the performance of the Services. Affiliates of the Service Provider shall be deemed to be Approved Subcontractors for all purposes under this Agreement. With respect to proposed subcontractors which are not Approved Subcontractors, the Service Provider shall notify the Customer in writing of any proposal by the Service Provider to delegate or subcontract a function, responsibility or task to a subcontractor, or to change subcontractors for any function, responsibility or task, (i) that could have a material effect on the quality, timing, cost, consistency or performance of the Services or on the operations of any member of the Customer Group or on the security or integrity of the Customer Company Information or Customer Service Recipient Locations, or on the Customer Business as conducted by any member of the Customer Group, or (ii) where the subcontractor will interface directly with the members of the Customer Group or (iii) where the subcontractor will perform any Services outside the United States. The Service Provider shall not delegate or subcontract any function, responsibility, activity or task to any such subcontractor or change any subcontractor without the prior written approval of the Customer. Upon the Customer’s request, the Service Provider shall promptly provide to the Customer information regarding the proposed new or replacement subcontractors to permit the Customer to determine whether to grant its consent to such delegation or change or subcontract. Such information shall include the scope of the Services to be delegated, and the experience, financial status, resources, and reason for selection of the proposed subcontractors. Subject to the Service Provider’s timely provision of the foregoing information to the Customer, the Customer shall be deemed to have accepted such delegation or subcontract or change that is the subject of the notification by the Service Provider to the Customer, if the Customer has not notified the Service Provider in writing of its objection to such delegation or subcontract on or before the twentieth (20th) business day after receipt of such notice from the Service Provider. The Service Provider shall not disclose any Company Information of the Customer Group to any subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Company Information in a manner at least equivalent to that required of the Service Provider by Article 11.
(b)	The Customer shall have the right to require that the Service Provider replace any subcontractor other than a Key Approved Subcontractor (with respect to which Section

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8.6(c) will apply) if the Customer determines that it is no longer desirable for such subcontractor to continue to perform any part of the Services. The Customer will provide the Service Provider with reasonable advance written notice of its intent to remove any subcontractor from the provision of the Services pursuant to this Section 8.6(b). Except as otherwise specifically provided herein, the Customer will be responsible for the reasonable, additional Fees and expenses, if any, associated with the replacement of any subcontractor pursuant to this Section 8.6(b), including, without limitation, charges associated with acquiring and training a new subcontractor and to the extent the Customer’s directive to the Service Provider to replace a subcontractor is not accompanied by a reasonable notice period, the Service Provider shall be relieved of its obligation to meet any Service Level adversely affected by the removal of such subcontractor for a period of time equal to a reasonable notice period under the circumstances. Except as specifically provided in this Section 8.6(b), the Customer shall have no financial responsibility including, without limitation, responsibility for any termination charges incurred by the Service Provider upon a removal by the Customer of any Service Provider subcontractor pursuant to this Section 8.6(b).
(c)	The Customer shall have the right to require that the Service Provider replace any Key Approved Subcontractor if the Customer determines that it is no longer desirable for such Key Approved Subcontractor to continue to perform any part of the Services. The Customer will provide the Service Provider with reasonable advance written notice of its intent to remove any Key Approved Subcontractor from the provision of the Services pursuant to this Section 8.6(c). Except as otherwise specifically provided herein, the Customer will be responsible for the reasonable, additional Fees and expenses, if any, associated with the replacement of any Key Approved Subcontractor pursuant to this Section 8.6(c), including, without limitation, charges associated with acquiring and training a new subcontractor and to the extent the Customer’s directive to the Service Provider to replace a Key Approved Subcontractor is not accompanied by a reasonable notice period, the Service Provider shall be relieved of its obligation to meet any Service Level adversely affected by the removal of such Key Approved Subcontractor for a period of time equal to a reasonable notice period under the circumstances. In addition, in the event of the removal of a Key Approved Subcontractor pursuant to this Section 8.6(c), the Customer will reimburse the Service Provider for any amounts that the Service Provider is required to pay under its agreement with the Key Approved Subcontractor for any termination-related fees or charges and any amounts analogous to Wind-Down Expenses under this Agreement.
(d)	The Service Provider shall remain primarily liable for and obligated to the Customer (i) for the timely and proper performance of all of its obligations hereunder even if such obligations are delegated to its Affiliates or third party subcontractors for performance, and (ii) for the proper and timely performance and actions of any person or entity (and their employees) to which it delegates or subcontracts any such obligations. The Service Provider shall include in its subcontracting arrangements provisions substantially similar to the following provisions of this Agreement unless otherwise agreed by the Customer in a specific instance: Sections 3.4, 4.14, 4.21, 7.4(b), 10, 11, 13.6 and 15.
9. CHARGES; INVOICES; PAYMENT; BENCHMARKING; ETC.
     9.1 Fees/Credits/Inflation Adjustment
(a)	The Customer shall pay to the Service Provider the Fees as set forth in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, together with the other amounts described in this Article 9. There are no Fees or other charges or expenses payable with respect to the Services or adjustments to the Fees, except those set forth in this Agreement. The Service Provider shall promptly pay to the Customer or apply to the Fees all credits and

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other amounts payable by the Service Provider to the Customer in accordance with this Agreement.
(b)	The Service Provider may implement an inflation adjustment to the Fees for the Services in accordance with the procedures set forth in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, to this Agreement.
     9.2 Invoicing and Payment
(a)	The Customer shall pay Fees and other amounts due under this Agreement when those payments are due, subject to the Customer’s right to withhold disputed amounts up to the Disputed Charges Cap. The Customer shall have the right to set off, without limitation, against amounts owed by the Customer under this Agreement any amount the Service Provider is obligated to pay or credit to the Customer under this Agreement; provided such amounts are not in dispute and subject to the process set forth in Section 9.8. The Customer may also withhold payment of particular Fees that the Customer disputes in good faith; provided, however, that at no time during the Term shall the total amount of Fees withheld by Customer pursuant to this Section 9.2(a) exceed, in the aggregate, the Disputed Charges Cap. The payment by the Customer of Fees due under any invoice shall not, in any way, indicate the Customer’s agreement with the legitimacy of such Fees or waive the Customer’s right to subsequently dispute such Fees in good faith and to withhold disputed amounts from a subsequent invoice up to the Disputed Charges Cap.
(b)	The Service Provider shall render a single consolidated invoice for the Fees incurred in each month. Each invoice shall be in the form set forth in Schedule 4.4, the “Form of Invoice & Supporting Data” Schedule, to Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, and shall show such details as reasonably specified by the Customer, including:
(i)	The calculations utilized to establish the Fees.

(ii)	Identification of all Managed Third Party Expenses for the month to which the invoice corresponds.

(iii)	Identification of the amounts of any taxes the Service Provider is collecting from the Customer.

(iv)	Such other details and billing information as is necessary and produced by the Customer as of the Effective Date to satisfy the Customer’s internal accounting, charge back requirements billing, including as necessary to allow the Customer to accurately allocate the Fees by legal entity, business unit, department, Service Tower, employee, project and Resource Unit.
(c)	The Service Provider shall invoice the Customer for the monthly portion of the Annual Services Charge by the tenth (10th) of the month in which the Services are received and the Customer shall pay such charges by the end of such month. The Service Provider shall also separately invoice the Customer for any variable charges incurred by the tenth (10th) of the month following the month in which the Services are performed and received and the Customer shall pay such charges by the end of such month.
(d)	The Service Provider shall not invoice the Customer, and the Customer shall not be obligated to pay, any Fees that are not properly invoiced within six (6) months after the end of the month to which such Fees correspond.
(e)	For any Fees, charges, credits (including Service Credits) or other amounts payable by one Party to the other pursuant to this Agreement that are not in dispute and that remain

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unpaid for more than thirty (30) days after their due date, the Party owing the applicable amount agrees to pay interest on the amount due at a rate of 1% per month. For any Fees, charges, credits (including Service Credits) or other amounts payable by one Party to the other pursuant to this Agreement that are in dispute, the party that ultimately is determined to owe such disputed amount, will pay interest from the date such amount was originally due until the disputed amount is paid at a rate equal to the “Prime Rate” in the Money Rates section of the Wall Street Journal, as such rate may change during the dispute period.
     9.3 Taxes
(a)	The Fees described in Section 9.1 to be paid by the Customer are inclusive of all applicable income, sales, use, gross-receipts or value-added, excise, personal property, real property, intangibles or other similar taxes based upon or measured by (i) the Service Provider’s cost in acquiring or providing Equipment, materials, supplies or services furnished to or used by the Service Provider in providing and performing the Services, (ii) the value or cost or use of all Service Provider Equipment, Service Provider Software and other Service Provider resources however described; and (iii) the Service Provider’s revenues, income or profit. Each Party shall bear sole responsibility for all taxes, assessments and other real or personal property-related levies on its owned or leased real or personal property, for franchise or similar taxes on its business, for employment taxes on its employees, and for intangible taxes on property it owns, licenses, leases or subleases.
(b)	Notwithstanding Section 9.3(a), if a value added tax or tax on services is assessed solely and directly with respect to Fees to the Customer for the provision of the Services by the Service Provider to the Customer Group under this Agreement, the Customer shall be responsible for and pay the amount of any such tax to the Service Provider, or as the law otherwise requires, in addition to the Fees.
(c)	The Parties agree to reasonably cooperate with each other in good faith to more accurately determine and reflect each Party’s tax liability and to minimize such liability to the extent legally permissible. Each Party shall provide and make available to the other any resale certificates and other exemption certificates or information reasonably requested by either Party. The Parties will also work together to segregate the Fees, reimbursements, expenses and other amounts payable hereunder, into separate payment accounts charged under separate invoices, as appropriate, for Services and the components of the Services (i.e., components that are taxable and nontaxable, including those for which a sales, use or similar tax has already been paid by the Service Provider and for which the Service Provider functions merely as a paying agent for the Customer in receiving goods, supplies or services including licensing arrangements that otherwise are nontaxable or have previously been subjected to tax, components that are capitalized, and components that are expensed).
(d)	To the extent not otherwise expressly required by this Agreement, any software (including any enhancements, upgrades or updates) and related documentation shall be delivered by the Service Provider to the Customer Group, at the election of the Customer, either (i) with the Service Provider’s advice and assistance, through electronic transmission or downloaded from the internet or other telecommunications network connection, or (ii) by installation by the Service Provider on the relevant equipment with retention by the Service Provider of all tangible media on which such software and documentation reside. The Service Provider shall not transfer any tangible medium containing such software (including any enhancements, upgrades or updates) and documentation to the Customer Group at any time, for any reason under the terms of this Agreement, and the Service Provider shall, at all times, retain possession and control of any such tangible medium used or consumed by the Service Provider.

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     9.4 Customer Satisfaction
The Service Provider shall conduct an initial customer satisfaction survey as required by Schedule 16.1 of Exhibit 16, the “Customer Satisfaction” Exhibit, to establish a baseline regarding the Customer’s overall satisfaction with the in-scope Services. Thereafter, from time to time during the Term, the Service Provider shall perform ongoing customer satisfaction surveys at the frequencies specified in and pursuant to the terms of Schedule 16.2 of Exhibit 16, the “Continuous Customer Satisfaction” Exhibit.
     9.5 Benchmarking
(a)	The Customer may engage a Benchmarker to benchmark all of the Services provided hereunder or solely the portions of the Services covered by an individual Service Tower or Service Category, which Service Categories are identified in Exhibit 6, the “Service Categories” Exhibit, attached hereto. The purpose and results of the Benchmark Process are to determine if the Fees and Services are competitive given the nature, volume and type of Services provided by the Service Provider hereunder.
(b)	The Benchmark Process may be initiated by the Customer in the manner specified in Exhibit 5, the “Benchmarking” Exhibit. The Customer and the Service Provider shall engage any one of the Benchmarkers identified in the relevant “Approved Benchmarkers” Schedule to Exhibit 5, the “Benchmarking” Exhibit, or other mutually agreed benchmarker, provided, that the Benchmarker shall not be any of the competitors of the Service Provider listed in Schedule 20.1, the “Service Provider Competitors” “Schedule”, to Exhibit 20, the “Competitors” Exhibit.
(c)	The Customer, the Service Provider and the Benchmarker shall conduct the Benchmark Process according to the methodology set forth in Exhibit 5, the “Benchmarking” Exhibit.
(d)	Any Benchmarker engaged by the Customer shall agree in writing to be bound by the applicable confidentiality and security provisions specified in this Agreement. Each Party shall co-operate fully with the Benchmarker and shall provide reasonable access to the Benchmarker during such effort to permit Benchmarker to perform the Benchmarking.
(e)	Each Party shall provide, and ensure that its subcontractors (excluding in the case of the Customer, the Service Provider and its subcontractors) provide, all necessary cooperation, information, documents and assistance reasonably required to perform the Benchmarking.
(f)	Benchmarking shall not result in any increase in any Fees to the Customer.
     9.6 Data Transport — Market Watch
(a)	For data transport services provided by the Service Provider, this Section 9.6 supplants the Customer’s right to benchmark that portion of the Services under Section 9.5 of this Agreement. For the portion of the data transport services that the Service Provider is providing under its own arrangements rather than through Third Party Contracts in existence as of the Effective Date, the Service Provider will, at the Customer’s request, on or after the first anniversary of the Effective Date, but no more than once in any 12-month period, determine the prevailing market costs and performance (e.g. industry service levels) of data transport services.
(b)	The Customer shall have the option to participate in any such market watch activities.

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(c)	To the extent that the market watch reveals that the data transport Fees under this Agreement are higher than those prevailing in the market, after considering the Service Provider’s reasonable recovery for management services, then the Fees for data transport services under this Agreement shall be reduced to eliminate such variance effective with the next invoice after the completion of the market watch activity..
(d)	There shall be no upward adjustment to any Fees as a result of any market watch activity.
     9.7 New Services
(a)	The Fees for New Services will be integrated into Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, in accordance with Sections 3.16 and 17.2.
(b)	If the Parties cannot agree whether a function, responsibility or task falls within the definition of a New Service, the Service Provider shall nevertheless perform the disputed function, responsibility or task if requested by the Customer. The determination of whether any function, responsibility or task is a New Service to be paid by the Customer will be made pursuant to the expedited dispute resolution process described in Section 16.3. The Customer shall pay one hundred percent (100%) of the Fees for the disputed function, responsibility or task under this Section 9.7 at the then existing rates set forth in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, until such dispute is resolved through the expedited dispute resolution process. The Customer shall promptly pay to the Service Provider any additional amounts determined to be owed to the Service Provider after resort to the expedited dispute resolution process described in Section 16.3.
     9.8 Disputed Fees/Credits
In the event the Customer or the Service Provider disputes the accuracy or applicability of a charge or credit or other financial arrangement described in this Agreement, the disputing Party shall notify the other Party of such dispute as soon as practicable after the discrepancy has been discovered. The Parties will investigate and resolve the dispute using the expedited dispute resolution processes provided under Article 16 of this Agreement. Any undisputed amounts contained in or applicable to an invoice will be paid by the Party owing it and, in the case of the Customer, disputed amounts in excess of the Disputed Charges Cap, and any undisputed credit amounts owed by the Service Provider shall be promptly paid to Customer or credited by the Service Provider against the Fees.
10. INTELLECTUAL PROPERTY RIGHTS
Pursuant to this Agreement, the Service Provider (which for purposes of Development activities and ownership rights under this Article 10 shall include the Service Provider’s Affiliates and subcontractors) and the Customer (which for purposes of Development activities and ownership rights under this Article 10 shall include the Customer’s Affiliates and the Authorized Users and their subcontractors) may Develop, currently possess, acquire or license certain Materials (including object code and, where applicable, source code) and documentation, in connection with the Service Provider’s performance of the Services. Unless otherwise agreed to by the Parties on an exception basis, the respective rights in such Materials as between the Parties shall be as follows:
     10.1 Reserved
     10.2 Service Provider Materials; Materials Developed by Service Provider or Jointly Developed
All Intellectual Property in the Service Provider Software and other preexisting Materials of the Service Provider shall, as between the Service Provider and the Customer, be the property of the Service Provider. For the purposes of this Article 10, neither the Service Provider nor its Affiliates nor subcontractors shall be considered contractors or subcontractors of the Customer or the Customer Group.

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With respect to any Materials Developed solely by the Service Provider or jointly by personnel of the Customer and the Service Provider under this Agreement or in the performance of Services, except as otherwise expressly set forth in this Agreement, ownership of all such Materials and the Intellectual Property therein shall be as follows:
(a)	Materials that constitute a Derivative Work of preexisting Materials owned by the Customer (and all Intellectual Property therein), shall, as between the Service Provider and the Customer, be owned by the Customer and the Service Provider shall have a nonexclusive, irrevocable, worldwide, paid-up license from the Customer (i) to access, use, execute, reproduce and prepare Derivative Works of such Materials (including all Intellectual Property therein) only in connection with the performance and delivery of the Services during the Term, including any period during which the Service Provider is providing the Termination/Expiration Assistance, and (ii) to sublicense third parties to do any of the foregoing. Such license shall include the Materials (including all Intellectual Property therein) owned by the Customer and upon which such Derivative Work is based, but only to the extent such Materials are embodied in, or necessary for the exercise of the license to, such Derivative Work.
(b)	Materials Developed in the course of performing the Services that constitute a Derivative Work of preexisting Materials owned by the Service Provider (and all Intellectual Property therein), shall, as between the Service Provider and the Customer, be owned by the Service Provider and the Customer shall have a nonexclusive, irrevocable, worldwide, paid-up license from the Service Provider (a) to access, use, execute, reproduce and prepare Derivative Works of such Materials (including all Intellectual Property therein) for the Customer Business during the Term, limited to such use as is necessary for the Customer to receive the benefit of the Services during the Term including any period during which the Service Provider is providing the Termination/Expiration Assistance, unless a separate license agreement between the Parties provides for a shorter term for the underlying Materials, and (b) to sublicense third parties to do any of the foregoing limited to such use as is necessary for the Customer to receive the benefit of the Services. Such license shall include the Materials (including all Intellectual Property therein) Developed by the Service Provider upon which such Derivative Work is based, but only to the extent such Materials are embodied in, or necessary for the exercise of the foregoing license to, such Derivative Work.
(c)	Materials Developed in connection with the Services or the performance of this Agreement that do not constitute a Derivative Work of any preexisting Materials owned by the Customer or the Service Provider (and all Intellectual Property therein), shall, as between the Service Provider and Customer, be owned:
(i)	by Customer, if such Materials are (i) AD Materials, (ii) usable only in conjunction with the Customer Owned Software or (iii) are newly Developed interfaces usable only between any Customer Owned Software and Service Provider Software or between Customer Owned Software and Software of any Third Party Provider licensed in the name of any member of the Customer Group, and the Service Provider shall have a nonexclusive, irrevocable, worldwide, paid-up license from Customer (1) to access, use, execute, reproduce, and prepare Derivative Works of such Materials (and all Intellectual Property therein) internally within the Service Provider solely in connection with the performance and delivery of the Services during the Term, including any period during which the Service Provider is providing the Termination/Expiration Assistance, and (2) to sublicense third parties to do any of the foregoing; or

(ii)	by the Service Provider, in all other cases, and Customer shall have a nonexclusive, irrevocable, worldwide, paid-up license from the Service Provider

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(1) to access, use, execute, reproduce and prepare Derivative Works of such Materials (including all Intellectual Property therein) for the Customer Business during the Term, limited to such use as is necessary for the Customer to receive the benefit of the Services, including any period during which the Service Provider is providing the Termination/Expiration Assistance, and (2) to sublicense third parties to do any of the foregoing.
     10.3 Customer Materials
With respect to any Materials to which the Service Provider is granted access under this Agreement that are owned by the Customer (including, without limitation, the Customer Owned Software and other preexisting Materials) or have been Developed (a) solely by the Customer Group, whether or not Developed under this Agreement or (b) for the Customer Group by third parties other than the Service Provider in connection with this Agreement, such Materials (including all Intellectual Property therein) shall, as between the Service Provider and Customer, be owned by the Customer, and the Service Provider shall have a nonexclusive, irrevocable, worldwide, paid-up license from the Customer (y) to access, use, execute, reproduce and prepare Derivative Works of such Materials (and all Intellectual Property therein) internally within the Service Provider solely in connection with the performance and delivery of the Services during the Term including any period during which the Service Provider is providing the Termination/Expiration Assistance, and (z) to sublicense third parties to do any of the foregoing.
     10.4 Derivative Works of Service Provider Materials Developed Solely by Customer
With respect to any Materials that are Developed solely by the Customer and that constitute a Derivative Work of any Materials owned by the Service Provider, such Materials (including all Intellectual Property therein) shall, as between the Service Provider and the Customer, be owned by the Service Provider, and the Customer shall have a nonexclusive, irrevocable, worldwide, paid-up license from the Service Provider (a) to access, use, execute, reproduce and prepare Derivative Works of such Materials (including all Intellectual Property therein) for the Customer Business during the Term, including any period during which the Service Provider is providing the Termination/Expiration Assistance, unless a separate license agreement between the Parties provides for a shorter term for the underlying Materials and limited to such use as is necessary for the Customer to receive the benefit of the Services, and (b) to sublicense third parties to do any of the foregoing. Such license shall include the Materials (including all Intellectual Property therein) owned by the Service Provider upon which such Derivative Work is based, but only to the extent such Materials are embodied in, or necessary for the exercise of the license to, such Derivative Work.
     10.5 Limitation
Any ownership or license rights herein granted to either Party in this Agreement are limited by and subject to any Intellectual Property owned by, and terms and conditions of any license agreements with, applicable Third Party Providers and with the Service Provider if the Service Provider licenses the applicable Materials, products or services to the Customer under a separate license agreement.
     10.6 Assignment
To the extent any of the Materials (including all Intellectual Property therein) may not, by operation of law, be owned by the Party to which ownership has been granted (as described in this Article 10), each Party agrees to, and to cause its Affiliates to (and with respect to the Service Provider, the Service Provider’s permitted subcontractors to) assign and hereby assigns, without further consideration, the ownership of all right, title and interest in such Materials (including all other Intellectual Property rights embodied therein) to the other Party and shall execute such other documents, including patent assignments, and shall provide such additional information, all as may be reasonably necessary to permit the assignee Party to obtain and perfect in its own name all Intellectual Property therein and thereto.

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     10.7 Licenses to Third Parties
To the extent that either the Service Provider or Customer licenses any Materials of the other Party to a third party, each such license shall be in writing and shall be subject to this Agreement including, without limitation, provisions that protect the owning or licensing Party’s Intellectual Property in such Materials and that appropriately limit the use and number of copies of the Materials and restrict their use to the use permitted to each Party in this Article 10.
     10.8 Sale of an Affiliate
Customer may extend to (i) a Customer Group member or (ii) any operation of Customer or any Customer Group member that is sold, divested, distributed via a stock dividend or other distribution or otherwise transferred to a third party, a sublicense in each case for such transferred or divested entities use for its business only (but including, without limitation, to sublicense to an outsourcing services provider for use solely in providing services to the transferred or divested entity), of the rights in Materials granted to Customer pursuant to this Article 10.
     10.9 Licenses to Customer
Notwithstanding any other provision in this Agreement to the contrary, the Service Provider hereby grants to the Customer Group an irrevocable, perpetual, nonexclusive, worldwide, paid-up license to access, use, execute, reproduce and prepare Derivative Works of the Procedures Manual(s).
     10.10 Obligations Regarding Materials
The Service Provider and the Customer shall each reproduce copyright, patent and other legends which appear on any portion of the Materials which may be owned by the other Party and any and all third parties. Neither this Agreement nor any disclosure made hereunder grants any license to either Party under any patent or copyright of the other Party, except for the licenses expressly granted under this Agreement.
     10.11 Moral Rights
With respect to the “moral rights” of any author in any of the Materials delivered to the Customer Group under this Agreement, and subject to the other provisions of this Article 10, the Service Provider and the Customer acknowledge that each is responsible for assuring that the other Party is entitled to (i) the undisturbed use of such items in accordance with the rights granted under this Agreement, and (ii) in particular and without limitation hereto, to exercise for the relevant author the right of dissemination, the right of recognition of authorship, the right to prevent distortions of the work, the right to decide whether the work should bear the author’s designation, the right of access to copies of the work and the revocation rights for such items, to the extent necessary for a Party to exercise the rights granted by the other Party to any Materials pursuant to this Agreement.
11. CONFIDENTIALITY AND DATA
     11.1 Company Information
The Service Provider and the Customer each acknowledge that the other Party may possess and may continue to possess information, which has commercial value in such other Party’s business and is not in the public domain. Such information may have been discovered or Developed by such other Party or provided to it by a third party, and such other Party may hold property rights in such information by assignment, license or otherwise. For the purposes of this Article 11, neither the Service Provider nor its Affiliates nor subcontractors shall be considered contractors or subcontractors of the Customer or the Customer Group.

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     11.2 Obligations
(a)	the Customer and the Service Provider will each refrain from unauthorized use, storage and disclosure, will hold as confidential and will use the same level of care (including both facility physical security and electronic security) to prevent unauthorized access by, storage, disclosure, publication, dissemination to or use by third parties of, the Company Information of the other Party as it employs to avoid unauthorized access, storage, disclosure, publication, dissemination or use of its own information of a similar nature, but in no event less than a reasonable standard of care. Notwithstanding the foregoing confidentiality and similar obligations in this Article 11 (but subject to compliance with law), the Parties may disclose to and permit use of the Company Information of the other Party by, (A) in the case of the Customer, other members of the Customer Group; (B) in the case of the Service Provider, to Affiliates and subcontractors of the Service Provider that are performing the Services, and (C) in the case of both Parties and the members of the Customer Group, their respective legal counsel, auditors, investment and financial advisors, contractors and subcontractors where: (i) such disclosure and use is reasonably necessary, and is only made with respect to such portion of the Company Information that is reasonably necessary, to permit the Service Provider and members of the Customer Group to perform their obligations or exercise their rights hereunder or for their respective legal counsel, auditors, investment and financial advisors, contractors and subcontractors to provide the Services to or on behalf of the members of the Customer Group or for the Customer Group to use the Services; (ii) such investment and financial advisors, contractors and subcontractors are bound in writing by obligations of confidentiality, non-disclosure and the other restrictive covenants set forth in this Article 11, at least as restrictive and extensive in scope as those set forth in this Article 11 and such auditors or legal counsel are equally bound, whether or not in writing, and (iii) the Service Provider, in the case of the Customer Group Company Information, and the Customer, in the case of the Service Provider Company Information, assumes full responsibility for the acts or omissions with respect to the Company Information of the persons and entities to which each makes disclosures of the Company Information of the other Party no less than if the acts or omissions were those of the Service Provider and the Customer, respectively.
(b)	The Service Provider shall be responsible to ensure that its legal counsel, auditors, investment and other financial advisors, contractors and subcontractors comply with this Section 11.2 and the Customer shall be responsible to ensure that the other members of the Customer Group and its and their legal counsel, auditors, investment and financial advisors, contractors and subcontractors comply with this Section 11.2.
(c)	Without limiting the generality of the foregoing, neither Party will disclose the substantive or material commercial terms of this Agreement or the substantive positions of the Parties in the negotiation of this Agreement, except to the extent permitted by this Article 11 or to enforce the terms of this Agreement, without the prior written consent of the other Party. Furthermore, except as set forth in this Agreement, neither the Service Provider nor the Customer will acquire any right in or assert any lien against the other Party’s Company Information, or refuse to promptly return, provide a copy in the format requested of, or destroy such Company Information upon the request of the disclosing Party.
(d)	Notwithstanding any other provision of this Agreement, neither Party nor the persons and entities to which a Party makes authorized disclosures of the Company Information of the other Party shall be restricted in disclosing and using in connection with its business operations any knowledge, ideas, concepts, know-how, techniques or experience, including processes, methods, techniques and concepts developed, conceived or acquired by either Party, its Affiliates or their respective contractors and subcontractors in the course of the performance of this Agreement and the performance and use of the

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Services, which are retained in the unaided memories of employees who have had access to the other Party’s Company Information (without reference to any physical or electronic embodiment of such information and without deliberate memorization for the purposes of reuse under this Section), unless such disclosure or use (i) shall infringe any of the patent rights, copyrights, or mask works rights (or, in the case of the Service Provider, the “Customer-Specific Trade Secrets” identified in Exhibit 1 which are a part of or embodied in the other Party’s Company Information, (ii) shall constitute a violation by the Service Provider, a member of the Customer Group, or their respective contractors or subcontractors or their respective employees, of any applicable law (exclusive of the laws of Trade Secrets, other than as they relate to the aforementioned “Customer-Specific Trade Secrets”), or (iii) shall involve the use, disclosure or reproduction of any Personally Identifiable Information.
     11.3 Exclusions
Notwithstanding the foregoing and excluding the Personally Identifiable Information, this Article 11 shall not apply to any information which the Service Provider or the Customer can demonstrate was or is: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) without a breach of duty owed to the disclosing Party, is in the possession of the receiving party at the time of disclosure to it; (d) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing Party, did disclose such information to it; (e) independently developed by the receiving Party without reference to or use of, including any actions authorized in Section 11.2(a), the Company Information of the disclosing Party; (f) a graphical user interface or other screen display that appears on monitors and provides user/operator interfaces to the Services; or (g) user/operator instructions for the use of the Services. Further, either Party may disclose the other Party’s Company Information to the extent required by law or order of a court or governmental agency or the rules of the New York Stock Exchange, the Nasdaq Stock Market or similar national stock exchange. However, in the event of disclosure pursuant to an order of Court or governmental agency, and subject to compliance with law or such order of Court or governmental agency, the recipient of such Company Information shall give the disclosing Party prompt notice to permit the disclosing Party an opportunity, if available, to obtain a protective order or otherwise protect the confidentiality of such information, all at the disclosing Party’s cost and expense, and to the extent required by the rules of the New York Stock Exchange, the Nasdaq Stock Market or similar national stock exchange, the recipient shall give the disclosing Party such notice as is available under those rules to permit the disclosing Party to protect the confidentiality of such information in accordance with such rules. The receipt of Company Information under this Agreement will not limit or restrict assignment or reassignment of employees of the Service Provider and the Customer Group within or between the respective Parties and their Affiliates.
     11.4 Data Ownership
All Customer Company Information (including, without limitation, the Customer Data, records and reports related to the Customer Group and the Customer Business) whether in existence at any Commencement Date or compiled thereafter in the course of performing the Services, shall be treated by the Service Provider and its subcontractors as the exclusive property of the Customer or other member of the Customer Group and the furnishing of such the Customer Company Information, or access to such items by, the Service Provider or its subcontractors, shall not grant any express or implied interest in the Service Provider or its subcontractors relating to such Customer Company Information, and the Service Provider’s and its subcontractors’ use of such Customer Company Information shall be limited to such use as is necessary to perform and provide the Services to the Customer Group. Upon request by the Customer at any time and from time to time and without regard to the default status of the Parties under this Agreement, the Service Provider or its subcontractors shall promptly deliver to the Customer Company Information (including without limitation all data, records and related reports regarding the Customer Group and the Customer Business) in electronic format and in such hard copy as exists on the date of the request by the Customer.

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     11.5 Loss of or Unauthorized Access to Company Information; Intrusions
(a)	The receiving Party will immediately notify the disclosing Party, in writing in the event of any storage, disclosure, loss, unauthorized access to or use in violation of this Agreement of a disclosing Party’s Company Information (and with respect to the Customer Group, the Customer Data) known to the receiving Party. With respect to the Customer Data, the Service Provider shall also immediately notify the Customer of any known security breach that may result in the unauthorized use, access, disclosure, alteration or destruction of Personally Identifiable Information contained in the Customer Data or of any accidental loss, destruction, or damage to the Customer Data.
(b)	The Service Provider will provide the Customer and its representatives with access to the Service Provider’s policies, processes and procedures and descriptions of its systems relating to intrusion detection and interception with respect to the systems used by the Service Provider to provide the Services for the purpose of assessing those systems, processes, policies and procedures. The Service Provider will promptly notify the Customer of any such intrusion or attack or any significant escalation in the number of attempted intrusions or attacks that would reasonably be expected to: (i) require a significant change in the security safeguards employed to protect against such intrusions or attacks or (ii) have a material adverse effect on the Services or (iii) adversely impact the Service Provider’s ability to comply with the terms of this Agreement.
     11.6 Data Privacy
(a)	The Customer shall be and remain the controller of the Personally Identifiable Information and other Customer Company Information for purposes of all applicable laws relating to data privacy, personal data, transborder data flow and data protection (collectively, the “Privacy Laws”), with rights to determine the means by which and the purposes for which the Customer Data, the Customer Company Information and other information are processed, and nothing in this Agreement will restrict or limit in any way the Customer’s rights or obligations as owner or controller of its data and information for such purposes. As the controller of such data and other information of the Customer Group, the Customer will direct the Service Provider’s use of and access to the Personally Identifiable Information and Customer Company Information. The Parties also acknowledge and agree that the Service Provider may have certain responsibilities prescribed as of the Effective Date by applicable Privacy Laws or by the Customer’s policies related to the Privacy Laws and the operations and procedures of the Customer Group (as such policies are in effect and provided to the Service Provider prior to Effective Date and updated by the Customer from time to time and provided to the Service Provider) as an entity with use of, access to and possibly custody of the Customer Data and other Customer Company Information and the Service Provider hereby acknowledges such responsibilities and agrees that such responsibilities shall be included as a part of the Services to be provided by the Service Provider under this Agreement. The Customer policies related to the Privacy Laws and the operations and procedures of the Customer Group, shall be the policies published generally by the Customer from time to time and delivered to the Service Provider. Such policies as of the Effective Date are set forth in Exhibit 19, the “Standards, Policies & Procedures” Exhibit. Nothing in this Agreement prevents the Service Provider or the Customer from taking the steps and actions necessary to comply with applicable Privacy Laws or such policies.
(b)	If Privacy Laws or the Customer’s policies related to the Privacy Laws and the operations and procedures of the Customer Group applicable to the activities contemplated by this Agreement are modified or new or amended or re-interpreted Privacy Laws or Customer policies related to the Privacy Laws and the operations and procedures of the Customer Group applicable to such activities come into effect, the Service Provider shall as part of the Services cooperate with the Customer to continue to comply with such Privacy Laws

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and policies, as so amended, modified or interpreted, but to the extent that such amendments, modifications or interpretations expand the scope or increase the cost of the activities previously undertaken by the Service Provider, the Service Provider will, at the Customer’s request, provide such additional activities as New Services; provided, however, that the Customer shall not be obligated for any additional Fees with respect to any additional responsibilities imposed on the Service Provider as a processor of data in the ordinary course of its business and the Service Provider shall not be obligated for any amounts with respect to any additional responsibilities imposed on the Customer as a controller of data in the ordinary course of its business.
     11.7 Limitation
The covenants of confidentiality and other restrictive covenants set forth herein (a) will apply after the Effective Date to any Company Information disclosed to the receiving Party before and after the Effective Date and (b) will continue and must be maintained from the Effective Date through the termination of the Services and (i) with respect to Trade Secrets, until such Trade Secrets no longer qualify as trade secrets under applicable law; (ii) with respect to Confidential Information, for a period equal to the longer of seven (7) years after termination of the Parties’ relationship under this Agreement, or as long as required by applicable law; and (iii) with respect to Personally Identifiable Information, in perpetuity. Neither Party will be responsible for the security of the Company Information of the other party during transmission via public communications facilities, except to the extent that such breach of security is caused by the failure of such Party to perform its obligations under this Agreement, or acts or omissions in breach of this Agreement, in the case of the Service Provider, by the Service Provider or its Affiliates or subcontractors or their respective employees, and in the case of the Customer, by members of the Customer Group or their respective contractors or subcontractors.
12. TERMINATION
     12.1 Termination by the Customer
The Customer may terminate this Agreement or any Service Tower in whole or, in the case of termination pursuant to paragraphs (a), (b), (c) or (g) in part with respect to the affected Service Category, for any of the following reasons:
(a)	If there exists a material breach by the Service Provider of this Agreement that remains uncured for thirty (30) calendar days after receipt of written notice. The Customer shall not be obligated to pay any Breakage Fee, Termination Charge, Wind-Down Expense or other fee, however described, for a termination pursuant to this subsection other than payment for the Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance; or
(b)	If there exists a series of material breaches that are cured within the permissible periods, or non-material persistent breaches, of this Agreement by the Service Provider that in the aggregate constitute a material breach of this Agreement; provided that all breaches upon which the Service Provider is basing its termination pursuant to this Section shall have occurred within the nine (9) month period immediately preceding the notice of termination. The Customer shall not be obligated to pay any Breakage Fee, Termination Charge, Wind-Down Expense or other fee, however described, for a termination pursuant to this subsection other than payment for the Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance; or
(c)	For convenience effective upon six (6) months prior written notice of the effective date of such termination by the Customer to the Service Provider given at any time. The Customer shall only be obligated to pay (i) the Applicable Termination Fees for a termination of this Agreement or any Service Tower pursuant to this subsection and

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(ii) amounts owed for Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance; or
(d)	Upon written notice to the Service Provider if the Service Provider becomes insolvent or is unable to pay its debts or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any state of the United States or transfers all or substantially all of its assets to another person or entity. The Customer shall only be obligated to pay (i) the Applicable Termination Fees for a termination pursuant to this Section and (ii) amounts owed for Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance; or
(e)	In the event of a Change of Control of the Service Provider, the Customer may, within six (6) months after such Change of Control, elect to terminate this Agreement upon one hundred eighty (180) days prior written notice to the Service Provider, which notice shall designate the date upon which such termination will be effective. The Customer shall only be obligated to pay (i) the Applicable Termination Fees for a termination pursuant to this Section and (ii) amounts owed for Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance; or
(f)	In the event that (i) the Customer recovers from the Service Provider Direct Damages in excess of eighty percent (80%) of the Cap or (ii) the Service Provider pays Losses under Section 14.1(h) equal to one hundred percent (100%) of the Fines Cap and the Service Provider does not agree to reset to zero either the Direct Damages under item (i) counted toward the Cap or the Losses under item (ii) counted toward the Fines Cap, then the Customer may terminate this Agreement upon thirty (30) days prior written notice from the Customer. Upon any termination pursuant to this Section 12.1(f), the Customer shall only be obligated to pay (i) the Applicable Termination Fees for a termination pursuant to this Section and (ii) amounts owed for Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance; or
(g)	Under the circumstances set forth in Sections 3.3, 3.6, 3.19, 9.5 or 17.3. Upon any termination pursuant to this Section 12.1(g), the Customer shall only be obligated to pay (i) the Applicable Termination Fees for a termination pursuant to this Section and (ii) amounts owed for Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance; or
(h)	In the event of a Change of Control of the Customer, the Customer may, within six (6) months after such Change of Control, elect to terminate this Agreement in its sole discretion upon one hundred eighty (180) days prior written notice to the Service Provider, which notice shall designate the date upon which such termination will be effective if the Customer deems that this Agreement would inhibit the planned Change of Control of the Customer. Upon any termination pursuant to this Section 12.1(h), the Customer shall only be obligated to pay (i) the Applicable Termination Fees for a termination pursuant to this Section and (ii) amounts owed for Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance; or
(i)	the Service Provider is debarred by a Governmental Authority. Upon any termination pursuant to this Section 12.1(i), the Customer shall only be obligated to pay (i) the Applicable Termination Fees for a termination pursuant to this Section and (ii) amounts

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owed for Services (including the Termination/Expiration Assistance) provided through the effective date of the completion of the Termination/Expiration Assistance.
12.2	Termination by Service Provider
In the event, but only in the event, that the Customer fails to pay the Service Provider when due undisputed Fees or other charges in excess of the Undisputed Charges Cap under this Agreement or withholds any disputed amounts in excess of the Disputed Charges Cap and fails to make such payment within thirty (30) days after receiving notice from the Service Provider of the failure to make such payment, the Service Provider may, by giving written notice to the Customer, terminate this Agreement as of a date specified in the notice of termination.
12.3	Termination/Expiration Assistance
(a)	The Parties agree that the Service Provider will cooperate with the Customer Group to assist in the orderly transfer and migration without interruption of Services to one or more members of the Customer Group itself or another services provider in connection with the expiration or earlier termination of this Agreement for any reason, however described (“Termination/Expiration Assistance”). The quality of the Services provided by the Service Provider, and the Service Provider’s performance of the Services and its obligations under this Agreement, shall not be degraded during the Termination/Expiration Assistance period. The Term shall not be deemed to have expired or terminated until the Termination/Expiration Assistance thereunder is completed. Upon the Customer’s request the Service Provider shall provide, and shall cause its subcontractors to provide, Termination/Expiration Assistance commencing up to twelve (12) months prior to expiration or upon any notice of termination or of non-renewal of this Agreement and continue to provide, and cause to be provided, the Termination/Expiration Assistance for up to twenty-four (24) months after the effective date of termination. The Service Provider shall provide the Termination/Expiration Assistance regardless of the reason for termination or expiration; provided, however, that if termination is due to Customer’s non-payment, the Customer will be required to pay for Termination/Expiration Assistance services in advance on a month-to-month basis. Termination/Expiration Assistance shall be provided through the effective date of the expiration or termination of the Services or any portion thereof. Upon request by the Customer, the effective date of any such expiration or termination shall be extended for the periods and in the manner described in Section 1.4 (Extension of Services), pursuant to the terms and conditions of this Agreement and such period shall be considered an extension of the Term. If such extensions should occur, the Applicable Termination Fees shall be calculated for such extensions.

(b)	As part of Termination/Expiration Assistance, the Service Provider shall (i) provide such information as the Customer may reasonably request relating to the number and function of each of the Service Provider’s personnel who are employed or contracted by the Service Provider to perform the Services under this Agreement, and the Service Provider shall make such information available to potential successors as designated by the Customer; (ii) not make any material change in the level of Service or number of employees assigned to perform functions for the Customer under this Agreement without the prior consent of the Customer; (iii) not change the level of Service or reassign the Service Provider’s employees or subcontractors away from performance of functions under this Agreement in a manner other than permitted under this Agreement; and (iv) provide the Customer with access to the Software (including related documentation) items described in Section 12.4 and commence the performance of all transfer/transition activities described in Section 12.4 as necessary to effectuate an orderly transition.

(c)	In the process of evaluating whether to undertake or allow termination, expiration or renewal of this Agreement, the Customer may consider obtaining, or determine to obtain,

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offers for performance of services similar to the Services following termination, expiration or renewal of this Agreement. As and when reasonably requested by the Customer for use in such a process and subject to Schedule 4.1, the “Pricing Methodology” Schedule to Exhibit 4 and Section 6.4, the Service Provider shall provide to the Customer such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services. The types of information and level of cooperation to be provided by the Service Provider pursuant to this Section 12.3(c) shall be no less than those initially provided by the Customer to the Service Provider prior to commencement of this Agreement.

(d)	Reserved.

(e)	In performing any Termination/Expiration Assistance hereunder, the Service Provider shall first utilize any resources already dedicated to the performance of the Services hereunder or otherwise committed, assigned or used by the Service Provider to provide the Services to the Customer to the extent such resources can be used by the Service Provider to perform Termination/Expiration Assistance without compromising or degrading the performance of the Services. If the Service Provider is unable to properly perform the Services including the Termination/Expiration Assistance utilizing only the resources described in the immediately preceding sentence without degradation to the Services, the Service Provider shall inform the Customer of the nature and extent of the possible degradation in the Services that will result from the use of such resources in the manner described herein and the Service Provider shall, after obtaining the Customer’s prior written consent, perform the Termination/Expiration Assistance and the Services solely utilizing such resources and will not be responsible for the attendant degradation of any Services. If the Customer does not consent to the use of such resources in the manner described in this Section 12.3(e) and the attendant degradation in the Services, the Service Provider shall provide to the Customer a proposal documenting the additional resources to be used or expended by the Service Provider to perform the Services including without limitation the Termination/Expiration Assistance in accordance with the terms of this Agreement and the Customer shall pay for such additional resources at the rates specified in Exhibit 4, the “Pricing, Invoicing & Payment” Exhibit, if applicable.
12.4	Other Rights Upon Termination
At the expiration or earlier termination of this Agreement for any reason, however described, the Service Provider agrees in each such instance, as applicable:
(a)	Upon the Customer’s request, the Service Provider agrees to sell to the Customer or its designee the Service Provider Equipment owned by the Service Provider then currently being used by the Service Provider primarily to perform the Services or a portion of the Services, as applicable, at the fair market value of such Service Provider Equipment. In the case of Service Provider Equipment that the Service Provider is leasing and using primarily to perform the Services, the Service Provider agrees to use commercially reasonable efforts to permit the Customer or its designee to either buy-out the lease on the Service Provider Equipment and purchase the Service Provider Equipment from the lessor or assume the lease(s) and secure the release of the Service Provider thereon, subject to the terms of the applicable lease. The Customer shall be responsible for any sales, use or similar taxes associated with such purchase of such Service Provider Equipment or the assumption of such leases.

(b)	To the extent that the Service Provider is using commercially available Service Provider proprietary software to perform the Services on the termination or expiration of this Agreement, (i) if such software was provided pursuant to a license agreement existing before the Effective Date, the license will continue in force after the Term in accordance

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with its terms and (ii) for other such Service Provider software so used, Service Provider will grant to the members of the Customer Group and their Affiliates a license (which license shall permit a third party designee to use such software solely for the Customer Group’s benefit) to such software (and any related documentation) on the Service Provider’s then standard terms and conditions and in the cases of both (i) and (ii) of this sentence, at the release and Version level in use at the end of the Term. To the extent Customer has paid a one-time license fee for the use of such software, no additional one-time license fee shall be required, but the Customer will continue to be responsible for fees and charges applicable to new Releases, Versions or updates, or periodic or usage-based or similar fees or charges applicable to periods after the Term.

(c)	For Service Provider Software proprietary to the Service Provider (which for purposes of this paragraph includes its Affiliates and subcontractors) and not generally commercially available which are used by the Service Provider to provide the Services as of the end of the Term (excluding (1) the Software listed on Schedule 25.1, the “Restricted Software and Tools” Exhibit, and (2) Software used in a shared services environment, neither of which will continue to be made available by the Service Provider after the end of the Term), (i) to the extent that at the end of the Term the Customer decides to bring the Services performance back in house, the Service Provider shall grant and hereby grants to Customer a worldwide, perpetual, irrevocable, non-exclusive, non-transferable license to use, execute, reproduce (as necessary to receive the benefit of the Services being provided in-house), display, perform, distribute (internally within the Customer Group) such non-commercially available Service Provider Software at the release or Version level in use at the end of the Term solely for the use of the Customer Group in the Customer Business in connection with Customer’s continued performance for the Customer Group of the Services, and (ii) to the extent that Customer engages a third-party designee to perform the Services at the end of the Term, the Service Provider hereby grants to Customer a worldwide, fully paid-up, internal-use license for up to twelve (12) months as needed for such designee to migrate to the use of its own software, to use, execute, reproduce (as necessary to support Customer’s authorized use of such Service Provider Software), display and perform, such non-commercially available Software from the end of the Term solely for the continued receipt by the Customer Group of the Services, and for any interfaces that may be owned by the Service Provider that are used between any Customer Owned Software and Service Provider Software or between Customer Owned Software and any Third Party Provider Software licensed in the name of any member of the Customer Group, such 12-month license will instead be perpetual; provided in each case that such designee has first executed agreements, in accordance with this Agreement, to protect the Service Provider’s intellectual property rights in such Service Provider Software including, without limitation, appropriate confidentiality provisions. These licenses shall be at no cost to the Customer beyond regularly and generally applicable reasonable on-going maintenance charges if such maintenance is available and Customer elects to receive it, and in the case of any such Service Provider Software regularly licensed on a monthly, variable or periodic charge basis, ongoing license charges for such Software, provided that such ongoing license charges shall not exceed such charges charged to similarly situated customers.

(d)	Subject to Section 12.4(e), if the Service Provider has licensed or purchased and is using any generally commercially available Software to provide the Services to the Customer Group at the end of the Term, the Customer may elect to take a transfer or an assignment of the license for such Software (and any attendant maintenance agreement), subject to the terms of such license and reimburse the Service Provider for the initial license or purchase charges for such Software in an amount equal to the remaining unamortized cost of such Software, if any, depreciated over a five (5) year life. The Customer shall also pay any transfer fee or charge imposed by the applicable vendor and any such fee shall not be the obligation of the Service Provider hereunder, and, subject to the

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Customer’s acceptance of any applicable vendor terms and conditions, such licensed Software shall be transferred or assigned to the Customer.

(e)	If the Service Provider has licensed or purchased and is using any generally commercially available Software to provide the Services to the Customer Group and other Service Provider customers in a shared environment at the end of the Term, the Service Provider, upon request by the Customer, will assist the Customer in obtaining licenses for such Software at the release or Version level in use at the end of the Term (and any attendant maintenance agreement) subject to the Customer’s payment of any license fee and other charge imposed by the applicable vendor.

(f)	The Service Provider will use commercially reasonable efforts to negotiate license arrangements with third parties containing license and maintenance fees consistent with those for entities similar to the Customer and which minimize assignment fees to be paid by the Customer. If the Service Provider is unsuccessful in any such negotiations, it will so notify the Customer prior to executing the affected agreement, in which event the Customer may elect to participate in the negotiation of such license and maintenance agreement arrangements. The Service Provider shall provide reasonable advance written notice to the Customer of such anticipated negotiations.

(g)	In the case of the impending expiration or termination of this Agreement for any reason, subject to local law, the Customer Group shall have the right (or, as required by applicable local law, the duty) to make offers of employment to any or all Service Provider employees primarily assigned to the performance of the Services for the Customer Group hereunder, as applicable (“Service Employees”). Promptly after either Party provides the other Party written notice of termination or expiration, with the prior consent of each Service Employee (each of whom the Service Provider will notify of the Customer’s interest), the Service Provider shall, subject to the agreement of the Service Employees, supply the Customer with the names and resumes requested by the Customer for the purpose of exercising its rights under this Section 12.4(g), at no charge. The Customer’s rights under this Section 12.4 will take precedence over any Service Employee’s employment contract or covenant that may otherwise limit an employee’s right to accept employment with the Customer Group.

(h)	Upon the Customer’s request, the Service Provider will transfer or assign to the Customer or its designee, subject to the Customer’s acceptance of any applicable vendor terms and conditions any contracts not otherwise treated in this Section 12.4, applicable solely to Services being provided to the Customer Group, including, without limitation, third party contracts for maintenance, Disaster Recovery Services and other necessary third party services then being used by the Service Provider to perform the Services subject to the payment by the Customer of any transfer fee or charge imposed by the applicable vendors.

(i)	To the extent that the Service Provider has incorporated the Customer Group’s network into a Service Provider proprietary network, the Service Provider shall provide up to eighteen (18) months of continued network services at the then current contract rates for such service, in order to permit the Customer to establish its own network or transfer to another network in an orderly manner.

(j)	Upon Customer’s request, the Service Provider will transfer or assign to Customer or its designee, on mutually acceptable terms, the title to or leasehold interest in any facility primarily dedicated to the performance of the Services, subject to the payment by Customer of the fair market value of the Service Provider’s interest in such facilities and any transfer fee or charge imposed by any lessor.

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(k)	For purposes of calculating Wind-Down Expenses, the Parties agree to the following guidelines:
(i)	If the Service Provider enters into any lease agreements or Software license agreements in connection with the Services that extend beyond the initial 10-year term Specified in Section 1.3, without the prior consent of Customer, Wind Down Expenses shall not include any amounts attributable to the period after such 10-year term.

(ii)	If the Service Provider purchases any equipment dedicated to the Customer in connection with the Services where the amortization schedule for such equipment extends beyond the initial 10-year term specified in Section 1.3, without the prior consent of the Customer, Wind Down Expenses shall not include any amounts attributable to the period after such 10-year term.

(iii)	the Service Provider will, as soon as practically possible after any termination event that will give rise to termination fees or similar charges, except as otherwise requested by the Customer, give notice of termination, as appropriate, with respect to all applicable Software license and maintenance agreements and equipment leases and subcontractor agreements.

(iv)	the Service Provider shall (A) plan the orderly relocation or redeployment of the Service Provider’s affected employees, and make all reasonable efforts to secure such relocation or redeployment; and (B) use commercially reasonable efforts to cooperate with the Customer to minimize all Wind Down Expenses.
The amount of the Wind Down Expenses shall be reduced, dollar for dollar, if the Customer or its designee agrees to assume any of the Service Provider’s obligations that would otherwise result in costs or expenses to the Service Provider that comprise such Wind Down Expense (including hardware/Software acquisition and assumption of third party contracts, if any).
12.5	Effect of Partial Termination
If the Customer elects to terminate any Service Tower or Service Category, the Fees payable under this Agreement shall be equitably adjusted to reflect those Services that are not terminated.
12.6	Effect of Termination/Survival of Selected Provisions
(a)	In the event of the bankruptcy of the Service Provider pursuant to the Bankruptcy Code and an attendant rejection of this Agreement or any license granted hereunder pursuant to Section 365 thereof, the Parties intend that the provisions of the Bankruptcy Code shall apply and the Customer shall be entitled to retain all license rights granted in this Agreement and possession of all embodiments of intellectual property licensed under this Agreement, and to exercise all rights to obtain possession of all embodiments of intellectual property licensed hereunder in accordance with this Agreement and any escrow or other Agreement supplementary hereto, and the Customer shall have no obligation to pay any additional fees or payments in connection with the exercise of the license rights granted under this Agreement and use of any embodiments of such licensed intellectual property.

(b)	Notwithstanding the expiration or earlier termination of the Services or this Agreement for any reason however described, the following Sections of this Agreement shall survive any such expiration or termination: Section 3.4(e), Section 4.14, Section 8.3(b), Article 10, Article 11, Section 12.5, Section 12.6, Section 12.7, Article 13, Article 14, Article 15, Section 16.1 and Article 17.

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13.	LIABILITY
13.1	Liability Caps
Except as provided in Section 13.2 below, the liability of the Service Provider (which shall, for purposes of this Article, include the Service Provider’s Affiliates and its and their subcontractors) to the Customer (which shall, for purposes of this Article, include the members of the Customer Group and the Authorized Users) and the liability of the Customer to the Service Provider arising under or relating to this Agreement, regardless of the form of action, whether based on contract, warranty, tort (including negligence), statute or otherwise, including liability arising out of, relating to, or resulting from the performance or non-performance of their respective obligations pursuant to this Agreement shall be limited in the aggregate for all claims:
(a)	to, in the case of the Service Provider and the Customer, Direct Damages in an amount not to exceed the amounts paid by the Customer to the Service Provider under this Agreement during the twelve (12) months immediately preceding the occurrence of the first event giving rise to liability (the “Cap”) and, in the case of the Service Provider, to an additional, separate amount solely for any Losses required to be paid by the Service Provider pursuant to Section 14.1(h), not to exceed the amounts paid by the Customer to the Service Provider under this Agreement during the four (4) months immediately preceding the occurrence of the first event giving rise to liability under Section 14.1(h) (the “Fines Cap”); provided, however, that for the first twelve (12) months immediately following the Effective Date, the Cap shall be the Initial Year Cap and the Fines Cap shall be the Initial Year Fines Cap. The Fines Cap is a single separate cap covering all Losses required to be paid by the Service Provider pursuant to Section 14.1(h) hereof. The Service Provider and the Customer agree that any Losses paid or required to be paid by the Service Provider pursuant to Section 14.1(h) hereof shall not be subject to the Cap or included in calculating the Cap and shall instead be subject only to the single Fines Cap, and that amounts that are subject to the Cap are not subject to or included in calculating the Fines Cap.

(b)	Neither Party shall have any liability to the other Party or its Affiliates or any third party beneficiary claiming under this Agreement regardless of the form of action, whether based on warranty, contract, tort (including negligence), statute or otherwise for special, indirect, incidental, consequential or exemplary damages, including lost profits, loss of interest or other damages.
13.2	Exclusions and Exceptions
(a)	Except as provided in subsection (vii) below, the following damages, recoveries and payments shall not be subject to the Cap or the Fines Cap set forth in Section 13.1(a) or to the limitations on types of damages recoverable by the Service Provider and the Customer in Section 13.1(b):
(i)	Accrued but unpaid Fees for the Services (including Termination/Expiration Assistance) through the last date on which the Services are provided by the Service Provider and any Termination Fees;

(ii)	Accrued but unpaid Service Credits due and payable to the Customer by the Service Provider under this Agreement;

(iii)	Amounts payable by the Service Provider for an alternate source under the force majeure provisions of Section 17.3(c)(i) of this Agreement;

(iv)	Damages for a breach by a Party under Sections 11.1 through 11.5 and Section 11.7;

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(v)	Damages for fraud or theft by the employees of the Service Provider, its Affiliates and their subcontractors, to the extent of the Service Provider’s liability under Section 13.6 hereof;

(vi)	Amounts payable under Section 3.4(c) in connection with overcharges and undercharges; and

(vii)	With the exception of Losses payable pursuant to Sections 14.1(d), 14.1(h), 14.1(i), 14.1(q), 14.2(c) and 14.2(d), (none of which are subject to the provisions of this Section 13.2(a)), all other Losses payable pursuant to either Party’s indemnification obligations under Section 14 (Indemnities) of this Agreement.
(b)	Notwithstanding Section 13.1 above, with respect to any Direct Damages incurred by the Customer that are occasioned by the tort of willful misconduct of the Service Provider, its Affiliates or their subcontractors, or as a result of the Service Provider’s Abandonment, or as a result of Losses for the torts of fraud or theft pursuant to Section 14.1(h) (each, an “Increased Cap Factor” and collectively, the “Increased Cap Factors”), the Cap (and not the Fines Cap) shall be increased by an amount equal to an additional three (3) months of Fees, such that the total Cap shall not, for all claims and actions, including claims and actions resulting from the Increased Cap Factors, exceed an amount equal to the aggregate amounts paid by the Customer under this Agreement during the fifteen (15) months immediately preceding the occurrence of the first such Increased Cap Factor giving rise to liability, provided that if fifteen (15) months have not elapsed since the Effective Date, the total Cap for all claims and actions, including claims and actions resulting from the Increased Cap Factors, shall be the Initial Year Increased Cap. The Parties agree that the preceding sentence does not create a separate cap that would apply in such instance and that the Cap, when three (3) additional months of liability for claims and actions resulting from the Increased Cap Factors are added, will in no event exceed the amounts described in the preceding sentence. This Section 13.2(b) shall in no way diminish, increase or alter the amount of the Fines Cap or the amount of the Cap for purposes of calculating the Customer’s maximum liability to the Service Provider hereunder.

(c)	Notwithstanding Section 13.1 above, with respect to any Losses incurred by the Customer that are occasioned by a breach by the Service Provider of its obligations under Section 11.6 (a “Section 11.6 Loss”), the Fines Cap (and not the Cap) shall be increased by an amount equal to an additional two (2) months of Fees, such that the total Fines Cap shall not, for all Losses for which Service Provider is responsible under Section 14.1(h), including any Section 11.6 Losses, exceed an amount equal to the aggregate amounts paid by the Customer under this Agreement during the six (6) months immediately preceding the occurrence of the first event giving rise to a Section 11.6 Loss, provided, however, that for the first six (6) months immediately following the Effective Date, the total Fines Cap for all Losses for which Service Provider is responsible under Section 14.1(h), when it includes Section 11.6 Losses, shall be the Initial Year Increased Fines Cap. The Parties agree that the preceding sentence does not create a separate cap that would apply in such instance and that the Fines Cap, when two (2) additional months of liability claims and actions resulting from the Section 11.6 Loss are added, will in no event exceed the amounts described in the preceding sentence. This Section 13.2(c) shall in no way diminish, increase or alter the amount of the Cap for purposes of calculating the Customer’s maximum liability to the Service Provider hereunder.

(d)	Notwithstanding Section 13.1, none of the amounts or payments made to satisfy damages, Losses and other amounts described in Section 13.2(a)(i) through (vi) and in 13.2(a) (vii) (other than the exceptions identified at the beginning of Section 13.2(a)(vii) regarding Losses that are subject to the Cap, the Fines Cap, or in the case of Section

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14.1(d), limited to one-third of the Cap) shall be included in calculating the Cap for either Party or the Fines Cap for the Service Provider.
13.3	Direct Damages and Cover Fees
“Direct Damages” means actual, direct damages incurred by the claiming entity. For the purposes of this Agreement, “Direct Damages” include, but are not limited to, (i) costs of implementing and performing work-arounds regarding failure by the Service Provider to provide the Services in accordance with this Agreement; (ii) costs of replacing lost, stolen or damaged goods or tangible materials; (iii) “cover damages”, consisting of costs to procure, or transition to, replacement services that are the same as or substantially similar to the Services from an alternate source (or to perform such Services in-house) as a result of a failure by the Service Provider its Affiliates or their subcontractors to perform its or their obligations under this Agreement, to the extent in excess of amounts that would have been payable to the Service Provider; (iv) overtime, straight time and related expenses and allocated overhead (including travel, lodging and wages) incurred by the Customer Group as a result of a failure by the Service Provider to timely or properly perform the Services; (v) Losses payable pursuant to Section 14.1(h) (which are subject to the Fines Cap) and Losses payable pursuant to Sections 14.1 (d), 14.1(i), 14.1(r), 14.2(c) and 14.2(d) (which are subject to the Cap and, in the case of 14.1(d), limited to one third of the Cap); and (vi) the costs incurred by the Customer Group to correct any deficiencies in the Services rendered by the Service Provider.
13.4	Savings Clause/Dependencies
Neither the members of the Customer Group nor their contractors shall be liable for any damages if and to the extent caused by (a) any failure to perform or improper performance by the Service Provider, its Affiliates or its or their subcontractors, (b) any tortious act of the Service Provider, its Affiliates or their subcontractors or (c) the improper functioning of Software or Equipment for which the Service Provider has operational or maintenance responsibility.
13.5	Service Credits
If the Service Provider fails to provide the Services in accordance with the Service Levels, the Service Provider shall apply the resulting Service Credits against the Fees owed to the Service Provider for the month following the month in which the Service Credits were incurred. The Parties agree that the Service Credits represent credits for the reduced value of the Services, are not liquidated damages, shall not limit or diminish any of the remedies granted to the Customer hereunder including the termination rights granted to the Customer in Section 12 hereof and the Customer shall be entitled to pursue all remedies that it may have against the Service Provider for the event or events giving rise to such Service Credits provided, that if the Customer recovers monies for the events giving rise to any Service Credits, the Service Provider will be entitled to set-off against such damages for any Service Credits paid to the Customer for the events giving rise to such recovery.
13.6	Fraud and Theft
The Service Provider will be liable for damages to the Customer Group for theft and the tort of fraud committed by the employees of the Service Provider, its Affiliates or their subcontractors occurring outside the scope of their employment, but only if and to the extent such damages are recoverable within the terms and policy limits of the insurance coverages for which the Service Provider has responsibility to maintain and/or cause to be maintained as identified in Section 15.1(h).
13.7	Excused Performance
In no event will the Service Provider be liable for any failure or delay in performing any obligations hereunder (including, without limitation, Service Levels), or any resulting damages or Losses, to the extent caused by (a) failure of a Customer Group member or their contractors to perform their respective obligations or provide resources under this Agreement when required, (b) tortious acts of a Customer

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Group member or their contractors, (c) the Service Provider’s compliance with the Customer’s written directions or required procedures or (d) the improper functioning of Software or Equipment for which the Customer has operational responsibility. For purposes of this paragraph, neither the Service Provider nor its Affiliates or their subcontractors will be considered contractors of the Customer.
14.	INDEMNITIES
14.1	Service Provider Indemnity Obligations
The Service Provider will indemnify, defend and hold harmless the Customer and the other members of the Customer Group, its and their Affiliates, and their respective current, future and former officers, directors, employees, successors and assigns of each of the foregoing, and each of the foregoing persons or entities (the “Customer Indemnitees”) on demand, from and against any and all Losses incurred by any of them and shall defend the Customer Indemnitees against:
(a)	all Claims that the Services or resources used by the Service Provider or any work performed by the Service Provider, or the resources used or work performed by the Service Provider’s Affiliates or subcontractors infringe, violate or misappropriate any patent, trade secret, trademark, copyright or other proprietary or intellectual property right of any third party, but excluding any such infringement, violation or misappropriation caused by (i) resources provided by the Customer Group for use by the Service Provider, its Affiliates or its or their subcontractors, (ii) modifications by the Customer Group or other third parties to resources provided by the Service Provider, its Affiliates or its or their subcontractors (excluding modifications made pursuant to the Service Provider’s written direction or with its written consent or approval), or (iii) any combination or use of resources provided by the Service Provider, its Affiliates or its or their subcontractors with resources not provided by the Service Provider or its subcontractors unless such combination or use was authorized by the Service Provider or its subcontractors; (iv) business processes that the Customer requires Service Provider to use or follow, or (v) a breach by the Customer of the terms of Section 4.18 hereof;

(b)	all Claims by employees of the Service Provider, its Affiliates or its or their subcontractors or vendors arising out of or relating to this Agreement, except (i) to the extent caused by the negligence or intentional misconduct of any member of the Customer Group or any of their contractors (but excluding the Service Provider and its Affiliates and subcontractors from such exception) or (ii) a Claim for which any Service Provider Indemnitee is entitled to indemnification by the Customer under Section 14.2;

(c)	all Claims for bodily injuries, death or damage to tangible personal or real property to the extent caused by the negligence or intentional misconduct of the Service Provider, its Affiliates or its or their subcontractors, except to the extent caused by the negligence or intentional misconduct of a member of the Customer Group or any of their contractors (but excluding the Service Provider and its Affiliates and subcontractors from such exception);

(d)	subject to a limit equal to one-third of the Cap, all Claims arising out of a violation of any Service Provider Laws, by the Service Provider, its Affiliates or its or their subcontractors, excluding any such violation to the extent caused by a breach of this Agreement by a member of the Customer Group;

(e)	all Claims arising out of the Service Provider’s provision of any services to any third party (other than the Customer Group or Authorized Users) from the same facilities from which the Services are provided to the Customer, except to the extent caused by the negligence or intentional misconduct of any member of the Customer Group or any of their contractors (but excluding the Service Provider and its Affiliates and subcontractors from such exception);

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(f)	all Claims by the applicable Third Party Providers arising out of the Service Provider’s use in performing or providing the Services to the Customer Group after the Effective Date of products, services or license rights under the Third Party Contracts (including any Customer Software licensed by the Customer or any other member of the Customer Group or their Affiliates from a third party), assigned to the Service Provider or for which the Service Provider has assumed financial, administrative or operational responsibility to the extent due to the Service Provider’s or any of its subcontractors’ breach of the Third Party Contract for such products, services or license rights (including a third party’s license agreement for the Customer Software), excluding, however, any Claim arising from the failure of the Customer to obtain, or cause to be obtained, the appropriate consents or approvals for such use;

(g)	all Claims for increases in the fees payable to the Third Party Providers under the Third Party Contracts caused by or arising out of any breach of any term of the applicable Third Party Contract by the Service Provider, its Affiliates or its or their subcontractors, or any failure to properly and timely perform any duty or responsibility that the Service Provider, its Affiliates or any of its subcontractors has under this Agreement that causes a breach of such Third Party Contract, except to the extent caused by any breach of this Agreement by the Customer Group or its contractors (but excluding the Service Provider and its Affiliates and subcontractors from such exception);

(h)	subject to the Fines Cap and except as otherwise provided in Section 3.19(a), all Claims for fees, fines, penalties, sanctions, late charges or other monetary remedies imposed by any governmental agency or authority to the extent arising out of or resulting from the Service Provider’s failure to comply with the provisions of Section 3.19(a)(iii) or (iv) (subject to the Floor) or Section 11.6, excluding any such Claim to the extent caused by a breach of this Agreement by the Customer or any member of the Customer Group;

(i)	subject to the Cap, all Claims arising out of the tort of fraud or theft committed by the Service Provider, its Affiliates or its or their subcontractors or the employees of the foregoing to the extent such employees are acting within the scope of their employment;

(j)	all Claims relating to the Service Provider’s tax liabilities arising from the Service Provider’s provision of Services, as set forth in Section 9.3;

(k)	all Claims by Affiliates of the Service Provider and vendors to any of the foregoing and to the Service Provider, arising out of or relating to this Agreement or the Services and all Claims by subcontractors of the Service Provider or its Affiliates asserting rights under this Agreement;

(l)	all Claims resulting from the failure of the Service Provider to obtain, or cause to be obtained, any consent or approval required to be obtained by the Service Provider and necessary for the Customer Group and the other Authorized Users to receive and use the Services, or any component thereof, to the full extent provided in this Agreement;

(m)	all Claims arising out of the Service Provider’s breach of its obligations under Sections 11.1 through 11.5 and 11.7of this Agreement;

(n)	all Claims by any Affected Employees arising out of or resulting from their employment, or the termination of their employment, with the Service Provider, its Affiliates and its or their subcontractors, including Claims arising out of the Service Provider’s interview, hiring or personnel transfer processes related to the Affected Employees, except to the extent any such Claim arises from (i) a wrongful act of the Customer Group or (ii) any errors or inaccuracies in information provided by the Customer Group and communicated in good faith by the Service Provider to Affected Employees in connection with their employment by the Service Provider, its Affiliates or subcontractors;

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(o)	all Claims to the extent that such Claims would have been covered by insurance required to be maintained by the Service Provider, its Affiliates or its or their subcontractors had the Service Provider, its Affiliates or its or their subcontractors obtained, maintained in effect and, where applicable, provided to the Customer Indemnitees the insurance coverages and other rights and benefits required to be provided by the Service Provider or its subcontractors under Article 15 of this Agreement (subject, in all cases, to the limitations and other terms, conditions and qualifications of such insurance policies);

(p)	all Claims resulting from the Service Provider’s breach of the representations and warranties set forth in Section 4.4 (Authorization and Enforceability), 4.8 (Inducements) and 4.13 (Absence of Litigation); and

(q)	subject to the Cap, all Special Category Claims.
In the event and to the extent that a Claim is made against a Customer Indemnitee by an employee of the Service Provider or its subcontractors providing services, products or software hereunder, the Parties agree that the Service Provider shall indemnify and hold harmless the Customer Indemnitee to the same extent as if the Claim was made by a non-employee of the Service Provider or its subcontractors. The Service Provider’s indemnification obligations hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render the Parties’ intent and this indemnification agreement fully enforceable, the Service Provider, in an indemnification claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers’ compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.
14.2	Indemnity by the Customer
The Customer will indemnify and hold harmless the Service Provider and its Affiliates, (and solely with respect to the IP Rights, the Key Approved Subcontractors of the Service Provider and the subcontracting entity identified in Part 4 of Exhibit 28), and the respective current, future and former officers, directors, employees, successors and assigns of each of the foregoing, and each of the foregoing persons or entities (the “Service Provider Indemnitees”) on demand, from and against any and all Losses incurred by any of them and shall defend the Service Provider Indemnitees against all Claims arising from or in connection with:
(a)	all Claims that the Customer Owned Software, Customer Provided Hardware, IP Rights or other resources provided to the Service Provider or its Affiliates by the Customer Group in connection with the performance of the Services infringe, violate or misappropriate any patent, trade secret, trademark, copyright or other proprietary or intellectual property right of any third party, but excluding any such infringement, violation or misappropriation caused by (i) resources provided by the Service Provider, its Affiliates or subcontractors for use by the Customer Group or the Authorized Users, (ii) modifications by a Service Provider Indemnitee of the resources provided by the Customer Group (excluding modifications made pursuant to the Customer’s written direction or with its consent or approval), (iii) a Service Provider Indemnitee’s combination, operation or use of the resources provided by the Customer Group with devices, data, programs or other resources furnished by the Customer Group, unless such combination or use was authorized by the Customer Group, (iv) the use by a Service Provider Indemnitee of resources provided by the Customer Group to such Service Provider Indemnitee in a country other than the United States or (v) any use by the Service Provider, its Affiliates, the Key Approved Subcontractor (and the subcontracting entity identified in Part 4 of Exhibit 28) of the IP Rights other than Permitted Uses;

(b)	all Claims for bodily injuries, death or damage to tangible personal or real property to the extent caused by the negligence or intentional misconduct of the Customer or any

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member of the Customer Group, except to the extent caused by the negligence or intentional misconduct of the Service Provider, its Affiliates or their subcontractors;

(c)	subject to the Cap, all Claims arising from a violation of any Customer Laws, excluding (i) any violation of Customer Laws as a result of the Service Provider’s failure to comply with its obligations under Section 3.19 or (ii) any such violation to the extent caused by a breach of this Agreement by the Service Provider, its Affiliates or any of their contractors);

(d)	subject to the Cap, all Claims arising from the tort of fraud or theft committed by the Customer or any member of the Customer Group or the employees of the foregoing to the extent such employees are acting within the scope of their employment;

(e)	all Claims for Customer’s tax liabilities specified in this Agreement;

(f)	all Claims arising out of Customer’s breach of its obligations under Sections 11.1 through 11.5 and 11.7 of this Agreement;

(g)	all Claims arising out of the failure of Customer to obtain, or cause to be obtained, any consent or approval required for the Service Provider to provide the Services, or any component thereof, to the full extent provided in this Agreement;

(h)	all Claims by any Affected Employees arising out of or resulting from their employment, or the termination of their employment, with the members of the Customer Group, except to the extent any such Claim arises from (i) a wrongful act of the Service Provider, its Affiliates or their subcontractors or (ii) any errors or inaccuracies in information provided by the Service Provider and communicated in good faith by the Customer to Affected Employees in connection with the hiring of such Affected Employees by the Service Provider;

(i)	all Claims by employees of the Customer Group or their subcontractors or vendors (excluding Claims made by Affected Employees relating to their employment with the Service Provider, its Affiliates or their contractors) arising out of or relating to this Agreement, except (i) to the extent caused by the negligence or intentional misconduct of the Service Provider or its Affiliates or any of their contractors or (ii) a Claim for which any Customer Indemnitee is entitled to indemnification by the Service Provider under Section 14.1; and

(j)	all Claims by Affiliates of the Customer arising out of or relating to this Agreement or the Services (except to the extent any Claims of the members of the Customer Group are specifically authorized by the first sentence of Section 17.10(b) hereof) and all Claims by subcontractors of the Customer (but excluding the Service Provider and its Affiliates) or any Customer Affiliates asserting rights under this Agreement (except to the extent any Claims of Customer’s Affiliates are specifically authorized by the first sentence of Section 17.10(b) hereof).
In the event and to the extent that a Claim is made against a Service Provider Indemnitee by an employee of the Customer Group or its subcontractors providing services, products or software hereunder, the Parties agree that the Customer shall indemnify and hold harmless the Service Provider Indemnitee to the same extent as if the Claim was made by a non-employee of the Customer Group or its subcontractors. The Customer’s indemnification obligations hereunder shall be primary and immediate. Accordingly, in addition to other provisions herein, and in order to render the Parties’ intent and this indemnification agreement fully enforceable, the Customer, in an indemnification claim hereunder, expressly and without reservation waives any defense or immunity it may have under any applicable workers’ compensation law(s) or any other statute or judicial decision disallowing or limiting such indemnification and consents to

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a cause of action for indemnity. This waiver and consent to indemnification is made irrespective of and specifically waiving any defense or immunity under any statute or judicial decision.
14.3	Employment Actions
Personnel supplied by the Service Provider (including, after the initial Commencement Date, Affected Employees who have become employees of the Service Provider), and its Approved Subcontractors under this Agreement shall be deemed employees of the Service Provider or such Approved Subcontractor and shall not for any purposes be considered employees, Affiliates or agents of the Customer. Personnel of the Customer Group who perform any obligations of the Customer hereunder shall be deemed employees of the Customer Group and shall not for any purposes be considered employees, Affiliates or agents of the Service Provider or its Approved Subcontractors (excluding, from and after their date of employment by the Service Provider or its Approved Subcontractor, any Affected Employees who became employees of the Service Provider or any Approved Subcontractor. Each Party assumes full responsibility for the actions and supervision of its personnel while performing services under this Agreement. Neither Party assumes liability for the personnel of the other Party (excluding, in the case of the Service Provider, any Affected Employees who become employees of the Service Provider or any Approved Subcontractor for periods allocable to their employment by Service Provider or its Approved Subcontractor). The Service Provider shall be solely and exclusively responsible for personnel decisions affecting the Service Provider’s employees and employees of its subcontractors and agents (including, without limitation, hiring, promotions, training, compensation, evaluation, discipline, and discharge). The Customer shall be solely and exclusively responsible for personnel decisions affecting employees, contractors and agents of the members of the Customer Group (including, without limitation, hiring, promotion, training, compensation, evaluation, discipline and discharge).
14.4	Exclusive Remedy
The indemnification rights of each Customer Indemnitee or Service Provider Indemnitee for Claims pursuant to Sections 14.1 and 14.2 and any attendant rights to injunctive relief, shall be the sole and exclusive remedies of such Customer Indemnitee or Service Provider Indemnitee with respect to each such Claim to which such indemnification relates.
14.5	Indemnification Procedures
An Indemnitee under this Article 14 shall promptly notify the indemnifying Party of any Claim with respect to which it seeks indemnity under this Article 14. An indemnifying Party may participate, at its own expense, in the defense of such Claim. If it so elects within a reasonable time after receipt of such notice, an indemnifying Party may, except as provided in the immediately following sentence and the last sentence of this paragraph, assume the defense of such Claim, with counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee and any others the indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnitee shall have the right to retain its own counsel, but the fees and expense of such counsel shall be at the expense of such Indemnitee unless (i) the indemnifying Party and the Indemnitee shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is agreed that the indemnifying Party shall not, in respect of the legal expense of any Indemnitee in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnitees and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying Party agrees to indemnify the Indemnitee from and against any Loss by reason of such settlement or judgment. No indemnifying Party shall, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which any Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee (i) if such

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settlement involves any form of relief other than the payment of money or any finding or admission of any violation of any law, regulation or order or any of the rights of any person or has any adverse effect on any other Claims that have been or may be made against the Indemnitee, or (ii) if such settlement involves only the payment of money, unless it includes an unconditional release of such Indemnitee of all liability on claims that are the subject of such proceeding. An Indemnitee may assume control of the defense of any Claim if (i) it irrevocably waives its right to indemnity under this Article 14, or (ii) without prejudice to its full right to indemnity under this Article 14: (A) the indemnifying Party fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend or provide indemnification with respect to such Claim, (B) the indemnifying Party refuses or fails to timely assume the defense of such Claim or (C) under the circumstances described in Section 14.6 below.
An indemnifying Party required to provide an indemnity to an Indemnitee under this Article 14 shall have no obligation for any Claim under this Article if:
(i)	the Indemnitee fails to notify the indemnifying Party of such Claim as provided above, but only to the extent that the defense of such Claim is prejudiced by such failure;

(ii)	the Indemnitee fails to tender control of the defense of such Claim to the indemnifying Party as provided in this Section 14.5; or

(iii)	the Indemnitee fails to provide the indemnifying Party with all reasonable cooperation in the defense of such Claim (the cost thereof to be borne by the indemnifying Party).
14.6	Governmental Claims
With respect to Claims covered by Sections 14.1(h) the following procedures shall apply:
(a)	Notice. Promptly after receipt by the Customer of notice of the commencement or threatened commencement of any action or proceeding involving a Claim in respect of which it will seek indemnification pursuant to Section 14.1(h), the Customer shall notify the Service Provider of such Claim. No delay or failure to so notify the Service Provider shall relieve the Service Provider of its obligations under this Agreement except to the extent that the Service Provider has suffered actual prejudice by such delay or failure.

(b)	Procedure for Defense. In the case of a Claim that is subject to Section 14.1(d), the Customer shall be entitled, at its option, to have the Claim handled pursuant to Section 14.5 or to retain sole control over the defense and settlement of such Claim; provided that, in the latter case, the Customer shall (i) consult with the Service Provider on a regular basis regarding Claim processing (including actual and anticipated costs and expenses) and litigation strategy, (ii) reasonably consider any settlement proposals or suggestions by the Service Provider, (iii) use commercially reasonable efforts to minimize any amounts payable or reimbursable by the Service Provider, and (iv) obtain the reasonable prior written approval of the Service Provider before entering into any settlement of such Claim (x) involving the payment of money for which the indemnitor will ultimately be financially responsible under Section 14.1(h) or (y) that imposes any obligations or restrictions binding upon the indemnitor other than with respect to this Agreement or the Services.

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15.	INSURANCE AND RISK OF LOSS
15.1	Service Provider Insurance
During the Term, the Service Provider and each Service Provider contractor and subcontractor shall maintain and keep in force, at its own expense, the following minimum insurance coverages and minimum limits::
(a)	workers’ compensation insurance, with statutory limits as required by the various laws and regulations applicable to the employees of the Service Provider;

(b)	employer’s liability insurance, for employee bodily injuries and deaths, with a limit of $5,000,000 per employee by accident and $5,000,000 per employee by disease. If coverage is obtained from a state fund (such as Ohio or West Virginia), the Service Provider will purchase “Stop Gap” coverage, with minimum limits of $5,000,000 per occurrence.

(c)	comprehensive or commercial general liability insurance, covering claims for bodily injury, death and property damage, including premises and operations, independent contractors, products, services and completed operations (as applicable to the Services), personal injury, contractual, and broad-form property damage liability coverages, with limits as follows: (1) occurrence/aggregate limit of $2,000,000 bodily injury, death and property damage per occurrence of $2,000,000 combined aggregate;

(d)	comprehensive automobile liability insurance, covering owned, non-owned and hired vehicles, with combined single limits for bodily injury and property damage of $5,000,000 per occurrence;

(e)	excess or umbrella liability insurance with a combined single limit of not less than $25,000,000 per occurrence and in the aggregate.

(f)	all-risk property insurance, on a replacement cost basis, covering the real and personal property of the Service Provider which the Service Provider is obligated to insure by this Agreement. Such real and personal property may include buildings, equipment, furniture, fixtures and supply inventory;

(g)	professional liability/errors and omissions insurance, with a limit of $20,000,000 per occurrence; and

(h)	comprehensive crime insurance, covering dishonest acts of employees, such insurance shall also include third party liability coverage and be written for limits not less than $25,000,000 per occurrence.
The Customer shall be named as an additional insured on the policies described in (c) and (d) above and shall be named as loss payee on the policy described in (h) above. All liability insurance policies shall be written on an “occurrence” policy form except for the policies described in (h) above which shall be on a “claims made” basis. The members of the Customer Group shall be named as loss payee as its interest may appear on the property insurance policies of the Service Provider. The Service Provider shall be responsible for payment of any and all deductibles from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by the Service Provider pursuant to this Agreement shall be primary coverage without contribution from any other member of the Customer Group insurance regardless of whether or not the Customer Group has similar coverage except that such coverage will not be primary for premises liability on premises of the Customer Group that are not under the Service Provider’s control. Insurance maintained by the Customer Group is for the exclusive benefit of the Customer Group and will not inure to the benefit of the Service Provider or its subcontractors. The Service Provider and its

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subcontractors shall not perform under this Agreement without the prerequisite insurance. Within ten (10) days after the Effective Date and thereafter annually and upon the Customer’s request, the Service Provider shall provide the Customer with certificates of such insurance including renewals thereof. If any of the insurance is provided by an insurance company that is an Affiliate of the Service Provider, the Service Provider shall, on an annual basis and in lieu of providing the Customer with certificates of insurance provide the Customer with a copy of the insurance policy accompanied by the audited financial statement of the Affiliate insurer. The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies. If the Service Provider or its subcontractors fail to comply with any of the insurance requirements herein, upon written notice to the Service Provider by the Customer and a ten (10) day cure period, the Customer may, without any obligation to do so, procure such insurance and the Service Provider shall pay the Customer the cost thereof plus a reasonable administrative fee as designated by the Customer. The maintenance of the insurance coverages required under this Agreement shall in no way operate to limit the liability of the Service Provider to the Customer under the provisions of this Agreement. The policies that Service Provider is required to maintain pursuant to this Article 15 will be with insurance companies having a rating at least “A-” as defined in Best’s Key Rating Guide.
Notwithstanding the other provisions of this Article 15, the Service Provider will not be in breach of this Agreement for failure by any Service Provider subcontractor or contractor to comply with the insurance requirements above as long as the Service Provider provides indemnification relating to such failure in accordance with Section 14.1(o) of this Agreement.
The Parties do not intend to shift all risk of loss to insurance. The naming of the members of the Customer Group as additional insureds is not intended to be a limitation of the Service Provider’s liability and shall in no event be deemed to, or serve to, limit the Service Provider’s liability to the members of the Customer Group to available insurance coverage or to the policy limits specified in this Section nor to limit the rights of members of the Customer Group to exercise any and all remedies available to them under contract, at law or in equity.
15.2	Risk of Property Loss
The Service Provider and the Customer each shall be responsible for damages to their respective tangible personal or real property (whether owned or leased) while in such Party’s own possession or control, and each Party agrees to look only to their own insuring arrangements (if any) with respect to such damages.
15.3	Mutual Waiver of Subrogation
The Service Provider and the Customer waive all rights to recover against each other for any loss or damage to their respective tangible personal property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. The Service Provider and the Customer shall cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each Party; provided, however, the Customer shall give the Service Provider written notice (in a writing by e-mail and by U.S. mail) if a waiver of subrogation is unobtainable, or obtainable only at additional expense. If the Service Provider upon receipt of such notice agrees to reimburse the Customer for such additional expense, the Customer shall obtain such waiver of subrogation. If a waiver is unobtainable or the Service Provider elects not to pay the additional expense of a waiver, then neither the Customer nor its insurers shall waive such subrogation rights.
16.	DISPUTE RESOLUTION
16.1	Dispute Resolution Procedures
(a)	Subject to the provisions set forth in Exhibit 8, the “Governance” Exhibit, any dispute between the Parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance hereunder by the Service Provider or by

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the Customer or their respective Affiliates shall be resolved as specified in this Section 16.1.
(i)	Initially, the Customer PM and the Service Provider AE shall attempt to resolve all disputes. If they are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution in accordance with the procedures set forth in Exhibit 8, “Governance” to the governance.

(ii)	Upon the written request of either Party after the Customer PM and Service Provider AE have sought to resolve a problem pursuant to Section 16.1(a)(i) above, a dispute shall be submitted to governance for resolution.

(iii)	A meeting shall be convened in accordance with the procedures set forth in Exhibit 8, “Governance”, within ten (10) business days of submission of such matter to governance and thereafter as often as necessary to gather and furnish to each Party all non-privileged information with respect to the matter in issue which is appropriate and germane in connection with its resolution.

(iv)	In accordance with the procedures set forth in Exhibit 8 “Governance”, the Parties shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

(v)	During the course of such negotiation or additional negotiations pursuant to Section 16.1(c) below, all reasonable requests made by one Party to the other for non-privileged information reasonably related to this Agreement, will be honored in order that each Party may be fully advised of the other Party’s position.

(vi)	The representatives of the Parties meeting pursuant to the procedures set forth in the Governance Exhibit will determine the format for such negotiations, which may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other Party.
(b)	If the dispute is not resolved within ten (10) business days after it was first referred for resolution in accordance with procedures set forth in the Exhibit 8, “Governance”, then the dispute shall be escalated to the Customer’s Senior Vice President, Administrative Services and the Service Provider’s General Manager, BTO Americas for their review and attempted resolution. Notwithstanding anything to the contrary in Section 16.1(e), the time periods set forth in this Section 16.1 may be stayed upon unanimous vote of its members to take such action.

(c)	The representatives of each Party designated pursuant to Section 16.1(b) will confer as often as they deem reasonably necessary to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The designated representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the designated senior corporate executives, but may include the preparation of agreed-upon statements of fact or written statements of position..

(d)	Any written or oral statement or offers of settlement made in the course of the dispute resolution process set forth in this Article will (i) be Confidential Information, (ii) not be offered into evidence, disclosed, or used for any purpose other than the dispute resolution process, and (iii) not constitute an admission or waiver of rights. Each Party shall

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promptly return to the other, upon request, any written statements or offers of settlement, including all copies thereof.

(e)	Formal proceedings for the resolution of a dispute may not be commenced until the earlier of: (i) one of the two representatives designated pursuant to Section 16.1(b) concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) forty (40) business days after the initial referral under Section 16.1(b) above referring the dispute to the designated senior corporate executives. Notwithstanding any other provision of this Section 16.1, either Party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this Section may permit or cause irreparable injury to such Party or any third party claiming against such Party, due to delay arising out of the dispute resolution process.
16.2	Continued Performance
The Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until (i) authority to do so is granted by the Customer or conferred by a court of competent jurisdiction; (ii) the Term has properly and permissibly terminated or has expired and all Termination/Expiration Assistance required to be provided has been performed and completed by the Service Provider in accordance with this Agreement; provided that the Customer withholding payment of disputed Fees and other charges as permitted under Section 9.8 (Disputed Fees/Credits) will not considered to be preventing the Service Provider from performing its obligations; or (iii) the Service Provider has terminated this Agreement pursuant to Section 12.2 and the Customer fails to pay for the Termination/Expiration Assistance pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, the Service Provider agrees that it shall not, for any reason, interrupt the provision of Services (including Termination/Expiration Assistance) to Customer or disable any hardware or software used to provide the Services or perform any other action that prevents, impedes or reduces in any way the provision of the Services or the Customer’s ability to conduct its activities, unless authorized to do so by the terms of this Section 16.2.
16.3	Expedited Dispute Resolution
The Parties agree that the following expedited timeframes shall apply to the dispute resolution process set forth in this Article 16 with respect to disputes arising under Section 3.2, Section 9.5, payment disputes or disputes arising under Section 9.8 hereof: (i) five (5) business days instead of ten (10) business days for resolution of matters pursuant to Section 16.1(a)(iii), and (ii) fifteen (15) business days instead of forty (40) business days for resolution of matters pursuant to Section 16.1(e).
17.	GENERAL
17.1	Relationship of Parties; Publicity
This Agreement shall not be construed as constituting either Party or its Affiliates as partner, joint venturer or fiduciary of the other Party and its Affiliates or to create any other form of legal association that would impose liability upon one Party or its Affiliates for the act or failure to act of the other Party and its Affiliates or as providing either Party or its Affiliates with the right, power or authority (express or implied) to create any duty or obligation of the other Party and its Affiliates, except as provided in Section 8.3.
No public disclosures by either Party relating to this Agreement, except for (i) internal announcements, or (ii) disclosures required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be made without the prior written approval of authorized representatives of the other Party, except that either Party may include the other Party’s or its Affiliates’ name and a factual summary of the work performed under this Agreement on employee bulletin boards, in internal business planning documents and in its annual report to stockholders, and unless and until the Customer notifies the Service Provider in writing to the contrary, the Service Provider may include the Customer’s name and a factual

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description of the work performed under this Agreement in a list of references and in the experience Section of proposals to third parties.
17.2	Entire Agreement, Updates, Amendments and Modifications
This Agreement (including the Exhibits and the Schedules to the Exhibits) constitutes the entire Agreement of the Parties with regard to the Services and matters addressed herein. All letters, proposals, discussions and other documents regarding the Services and the matters addressed in this Agreement are superseded by and merged into this Agreement and therefore are of no further force or effect. Updates, amendments and modifications to this Agreement may not be made orally, but shall only be made by a written document signed in the case of this Agreement by duly authorized representatives of both Parties. In the case of the Customer, only the Senior Vice President, Administrative Services or that person’s designee shall have contract signature authority with respect to this Agreement. Any terms and conditions varying from this Agreement on any order or written notification from either Party or its Affiliates shall not be effective or binding on the other Party or its Affiliates except as specifically permitted by Section 17.10 hereof.
17.3	Force Majeure
(a)	Except as set forth in Section 17.3(d), neither Party shall be liable for any default or delay in the performance of its obligations hereunder if and to the extent and while such default or delay is caused, directly or indirectly, by a Force Majeure Event. The failures of independent third party providers of services used by the Service Provider shall not be considered Force Majeure Events to the extent the Service Provider has committed that its delivery of the Services is designed to accommodate such failures.

(b)	If a Force Majeure Event occurs, the non-performing Party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone and describe at a reasonable level of detail the circumstances causing such delay (to be confirmed in writing within twenty-four (24) hours after the inception of such delay).

(c)	If any Force Majeure Event substantially prevents, hinders, or delays performance of the Services necessary for the performance of the critical functions of the Customer users, as identified by the Customer, of such Services for more than twenty-four (24) hours, then at the Customer’s option:
(i)	the Customer may, at is sole discretion, procure such Services from an alternate source. If (i) Customer has not terminated this Agreement or the affected Services pursuant to Section 17.3(c)(iii), (ii) the Customer continues to make payment to the Service Provider under this Agreement and (iii) the Customer exerts reasonable efforts to mitigate amounts payable to the alternate source, the Service Provider will directly and timely pay the alternate source the full amount charged by such alternate source for the provision of such Services to the Customer for a period not to exceed six (6) months; or

(ii)	If after the six (6) month period, the Service Provider has not fully restored the Services (including satisfying the Service Levels), the Customer may terminate any portion of this Agreement so affected including, without limitation, any Service Tower or Service Category and the Fees payable hereunder shall be equitably adjusted to reflect those terminated Services; provided, the Customer shall pay all Fees due and payable through the termination date and the Applicable Termination Fees; or

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(iii)	At any time after the six (6) month period described in item (ii) above and until such time as the Service Provider has fully restored the Services (including satisfying the Service Levels), the Customer may terminate this Agreement or the affected Service Tower or Service Category as of a date specified by the Customer in a written notice of termination to the Service Provider, and in such event the Customer will pay all Fees due and payable through the termination date and the Applicable Termination Fees. If the Customer elects such termination, the Customer shall not be obligated to pay any other termination fees, however described.
(d)	Notwithstanding the foregoing, the Service Provider shall be obligated to perform the Business Continuity Planning Services and Disaster Recovery Services in accordance with Section 3.3 upon the occurrence of a Force Majeure Event; provided, however, that the Service Provider will be relieved of its obligation to provide such services to the extent that the Force Majeure Event substantially impairs or damages (i) the facilities (including equipment, software and other resources) the Service Provider uses to perform and provide the ongoing operational aspects of the Services and (ii) the facilities (including equipment, software and other resources) that the Service Provider uses to perform and provide the Disaster Recovery Services and the use by the Service Provider of reasonable precautions would not have avoided the simultaneous impairment of its operational and back-up facilities by the Force Majeure Event(s). In the event of a Force Majeure Event affecting the Customer, this Section 17.3 will not limit or otherwise relieve the Customer’s obligation to pay any monies due the Service Provider under the terms of this Agreement, except as provided in Section 17.3(c)(iii) and Section 3.3.
17.4	Waiver
No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.
17.5	Severability
If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the Parties’ original intentions as nearly as possible in accordance with applicable law(s).
17.6	Counterparts
This Agreement shall be executed in counterparts. Each such counterpart shall be an original and together shall constitute one and the same document.
17.7	Governing Law
This Agreement and any and all claims and disputes arising out of or in connection with or related to the relationships and arrangements between the Customer Group and the Service Provider and its Affiliates described in this Agreement will be governed by and construed in accordance with the laws of the State of Ohio and the United States of America except where local mandatory law applies. The Parties hereby (a) agree that the U.S. District Court in Columbus, Ohio, or if such court does not have subject matter jurisdiction, the appropriate state or superior court sitting in Columbus, Ohio, shall have non-exclusive jurisdiction over the actions arising out of or related to or in connection with this Agreement and the subject matter of this Agreement, whether in contract, tort, or any other form of action (“Action”); (b) agree to initiate any such Action against the other Party only in such courts; (c) agree that they shall not raise any defense to the lawful jurisdiction of such courts; and (d) agree that they shall not attempt the removal of any Action to any other court, whether local, state or federal courts of the United States or the courts of any other country.

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17.8	Binding Nature and Assignment
This Agreement will be binding on the Parties and their respective successors and permitted assigns. Except as provided in this Section 17.8, neither Party may, or will have the power to, assign this Agreement or any rights hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld, except that (a) the Customer may assign its rights and obligations under this Agreement, without the approval of the Service Provider (i) to an entity that acquires all or substantially all of the assets of Customer or which is the successors in a merger or acquisition involving Customer or (ii) in whole or in part, and in the cases of items (i) and (ii) of this Section to an Affiliate which expressly assumes the obligations and responsibilities of the Customer hereunder and (b) the Service Provider may assign its rights to payment under this Agreement. The assigning Party shall remain fully liable for and shall not be relieved from the full performance of all obligations under this Agreement. Any attempted assignment that does not comply with the terms of this Section 17.8 shall be null and void.
17.9	Notices
(a)	Whenever one Party is required or permitted to give legal notice to the other Party under this Agreement, such legal notice will be in writing unless otherwise specifically provided herein and will be deemed given when delivered in hand, one (1) day after being given to an express courier with a reliable system for tracking delivery, or five (5) days after the day of mailing, when mailed by U.S. mail, registered or certified mail, return receipt requested, postage prepaid. Operational notices may be sent via e-mail.

(b)	Legal notifications will be addressed as follows:

In the case of the Service Provider:	In the case of the Customer:
International Business Machines	NiSource Corporate Services Company
Corporation	801 East 86th Avenue
Account Executive Office	Merrillville, IN 46410
NiSource Corporate Services Company	Attn: Chief Financial Officer
801 East 86th Avenue
Merrillville, IN 46410
Attn: IBM Account Executive

with a copy to:	with a copy to:

IBM Business Consulting Services	NiSource Inc.
Building 2	801 East 86th Avenue
Route 100	Merrillville, IN 46410
Somers, NY 10589	Attn: General Counsel
Attn: Vice President and Assistant
General Counsel
(914) 766-9217 (Fax)
(c)	Operational notifications will be addressed to the Service Provider AE and the Customer PM.
Either Party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

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17.10	No Third Party Beneficiaries
(a)	The Parties do not intend to create for any third party beneficiary rights for any Person other than (i) each member of the Customer Group and, to the extent the Service Provider is required to provide Services to them under this Agreement, the divested entities and operations as permitted in this Agreement in accordance with Section 17.10(b) below, each of which shall be a third party beneficiary under this Agreement for all purposes including enforcement, and subject to the provisions of Section 17.10(b) below, and (ii) the third parties identified in Section 14 (Indemnities) who shall have the rights and benefits described in that Section.

(b)	Customer will ensure that the members of the Customer Group and the divested entities and operations as permitted in this Agreement shall communicate and operate with the Service Provider, and bring all actions, claims, demands and other disputes with respect to the Service Provider, this Agreement and the Services, through the Customer acting in its individual capacity or as agent of the aggrieved members of the Customer Group or such divested entities and operations; provided, however, any such third party beneficiary may take any action to enforce its rights under this Agreement in any instance in which the action, claim or demand may only be brought, filed or otherwise made under applicable law by such third party beneficiary. For avoidance of doubt, any action, claim, or dispute of or by a member of the Customer Group or a divested entity or operation or any indemnified party under Article 14 shall be subject to any and all limitations and defenses available to the Service Provider under this Agreement or otherwise, as well as the dispute resolution process set forth in Article 16. All rights of the Customer Group members and each divested entity or operation, or any beneficiary under Article 14, are, and shall remain throughout the Term and thereafter, subject to any waiver, amendment, change, or other modification to this Agreement agreed between the Service Provider and Customer, irrespective of any reliance or change in position of the Customer Group members or any approval of any such Customer Group member, divested entity or operation, or indemnified party pursuant to Article 14, and no consent, agreement or approval of such Customer Group member, divested entity or operation, or indemnified party pursuant to Article 14 shall be required for such waiver, amendment, change or other modification.
17.11	Other Documents
Upon request of the other Party on or after the Effective Date or any amendments or modifications thereto, each Party shall furnish to the other such certificate of its Secretary, certified copy of resolutions of its Board of Directors, or other documentation, as shall evidence that this Agreement or any amendment or modification thereto has been duly executed and delivered on behalf of such Party or its Affiliates.
17.12	Liens
The Service Provider will not file and will not by action or inaction file or permit any Affiliate or subcontractor to file, any materialmen’s or mechanic’s liens or similar liens against the real and personal property of the members of the Customer Group, and the Services. Should any such lien or lien claim be asserted for any reason, the Service Provider will satisfy the lien or otherwise remove it or cause it to be removed at its sole cost.
17.13	Headings
All headings herein and the table of contents are not to be considered in the construction or interpretation of any provision of this Agreement. This Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof.

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17.14	Remarketing
The Customer may not remarket all or any portion of the Services provided under this Agreement.
17.15	Commencement of Actions
Neither Party may bring an action, regardless of form, arising out of this Agreement more than four (4) years after the later to occur of the date on which the cause of action has arisen or the date such cause of action was or should have been discovered.
17.16	Currency
All references to payments or credits in this Agreement shall refer to payments or credits in United States dollars and all payments and credits between the Parties pursuant to this Agreement shall be transacted in United States dollars unless a different currency is expressly agreed upon by the Parties with respect to a specific matter.
17.17	Consents and Approvals
The Parties agree that, except as otherwise specified herein, in any instance where a consent, approval or agreement is required of a Party in order for the other Party to perform under or comply with the terms and conditions of this Agreement, then such Party will not unreasonably withhold or delay such consent, approval or agreement and where consent, approval or agreement cannot be provided, the Party shall notify the other Party in a timely manner.
17.18	Professional Advice
Notwithstanding anything to the contrary in this Agreement, the Service Provider will not be required to provide, and nothing in this Agreement will be construed as provision by the Service Provider of, any legal, audit, attest, tax or other similar professional advice.
17.19	Duty to Mitigate
Neither Party will have an obligation to pay damages or to provide indemnification for Losses for which the other Party (or in the case of indemnification, the Indemnitee) had an opportunity but failed to take reasonable measures to mitigate, to the extent that failure to so mitigate would result in a reduction of damages or Losses recoverable under applicable principles of contract law.
17.20	Remedies
Except for any remedy that is expressly indicated as the sole and exclusive remedy for the event or circumstance to which it applies, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise, subject to the provisions of this Agreement.

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     IN WITNESS WHEREOF, each of the Parties hereto, by duly authorized representatives, has hereby executed this Agreement.

NISOURCE CORPORATE SERVICES COMPANY	INTERNATIONAL BUSINESS MACHINES CORPORATION

By: /s/ Robert C. Skaggs, Jr.	By: /s/ Maureen A. Sweeny

Name: Robert C. Skaggs, Jr.	Name: Maureen A. Sweeny

Title: President	Title: Vice President

Date: 6/20/05	Date: 6/20/05